 As filed with the Securities and Exchange Commission on November 23, 1999
                                                      Registration No. 333-77021
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                                AMENDMENT NO. 5
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                      eOn Communications Corporation

                     (Formerly Cortelco Systems, Inc.)
                (Name of Registrant as specified in its charter)
                                ---------------
         Delaware                    3661                    62-1482176
     (State or other          (Primary Standard           (I.R.S. Employer
    jurisdiction of in    Industrial Classification     Identification No.)
      corporation or                Code)
      organization)         4119 Willow Lake Blvd.
                              Memphis, TN 38118
                                (901) 365-7774
   (Address and telephone number of principal executive offices and principal place of business)

                               J. Michael O'Dell
                     President and Chief Executive Officer
                         eOn Communications Corporation
                             4119 Willow Lake Blvd.
                               Memphis, TN 38118
                                 (901) 365-7774
           (Name, address and telephone number of agent for service)

                                   Copies to:

James C. Kitch, Esq. COOLEY GODWARD LLP   Victor A. Hebert, Esq. HELLER EHRMAN
  Five Palo Alto Square 3000 El Camino     WHITE & MCAULIFFE 601 S. Figueroa
 Real Palo Alto, California 94036 (650)   Street Los Angeles, California 90017
             843-5000                             (213) 689-0200
                                ---------------

  Approximate date of proposed sale to the public: As soon as practicable after the registration statement becomes effective.
                                ---------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                             Proposed Maximum
                                                                 Aggregate         Amount of
      Title of Securities to be Registered                   Offering Price(1) Registration Fee(2)
--------------------------------------------------------------------------------------------------
Common Stock, $.001 par value...............................    $44,160,000         $12,276

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(2) The fee has been previously paid.

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  Subject to completion, dated     , 1999

PROSPECTUS

                            [         ] Shares

                                   [eOn LOGO]
[eOn Logo]

                               Common Stock

                                  -----------

  We are offering        shares of our common stock. The selling stockholders
are offering an additional       shares. We will not receive any of the
proceeds from the sale of shares by the selling stockholders. This is our initial public offering and no public market currently exists for our common stock. We estimate that the initial public offering price will be between $
and $    per share. We have filed an application to qualify our common stock for quotation on the Nasdaq National Market under the symbol "EONC."

                                  -----------

  Investing in the common stock involves risks. See "Risk Factors" beginning on page 6.

                                  -----------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                 Per Share Total
--------------------------------------------------------------------------------
Public Price...................................................     $      $
Underwriting Discounts.........................................     $      $
Proceeds, before expenses, to eOn..............................     $      $
Proceeds to Selling Stockholders...............................     $      $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  The underwriters may also purchase up to an additional      shares of common
stock to cover over-allotments and the selling stockholders have granted the
underwriters the right to purchase up to an additional      shares of common
stock to cover over-allotments.

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

                                  -----------

Needham & Company, Inc.

                  A.G. Edwards & Sons, Inc.

                                                          WR Hambrecht + Co

                The date of this prospectus is      , 1999

                               Table of Contents

                                        Page
Prospectus Summary....................     1
Risk Factors..........................     6
Forward-Looking Statements............    13
Company Background....................    13
Use of Proceeds.......................    14
Dividend Policy.......................    14
Capitalization........................    15
Dilution..............................    16
Selected Pro Forma Consolidated
 Financial Data.......................    17
Selected Consolidated Financial Data..    18
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations........................    20

                                      Page
Business............................    29
Management..........................    50
Principal and Selling Stockholders..    59
Certain Transactions................    61
Description of Capital Stock........    63
Shares Eligible for Future Sale.....    65
Underwriting........................    67
Legal Matters.......................    69
Experts.............................    69
Additional Information..............    69
Index to Financial Statements.......   F-1

                                ---------------

  In deciding whether to buy our common stock, you should rely only on the information contained in this prospectus. To understand this offering fully, you should read this entire prospectus carefully, including the financial statements and notes. Individual sections of this prospectus, such as the Prospectus Summary, are not complete and do not contain all of the information that you should consider before investing in our common stock. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

  Until    , 1999, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

  "eOn," "eQueue," "eNterprise," and "Millennium" are our trademarks. This prospectus also contains registered trademarks of other entities.

                                ---------------

                            PROSPECTUS SUMMARY

  You should read the following summary together with the more detailed information and financial statements appearing elsewhere in this prospectus.

                      eOn Communications Corporation

  We design, develop and market next-generation Linux communications servers and software which integrate and manage voice, e-mail and Internet communications for customer contact centers and other applications. We also offer a traditional voice switching platform for small and medium-sized installations. Our products help enterprises communicate more effectively with customers, convert inquiries into sales, and increase customer satisfaction and loyalty.

  Our next-generation Linux communications servers are easy and cost-effective to customize, configure and integrate, because they use the open source code Linux operating system and Pentium-based computers. We believe we are the first to adopt the Linux operating system for communications servers and that our early use of Linux provides us with a competitive advantage. In addition to extensive voice communications and call center capabilities, our Linux communications servers integrate Internet communications such as e-mail, chat sessions and voice-over-Internet Protocol calls. Our communications servers also integrate with PC applications and databases to deliver immediate, personalized customer information to customer service agents. These communications servers incorporate a comprehensive set of real-time tools for monitoring and managing the performance of a customer contact center and its agents and include numerous automated features that increase the productivity of agents so that they can handle each customer contact quickly and intelligently.

  Our products and products under development include a broad line of Linux communications servers and software:

  . the mission-critical high-capacity eQueue 4000, scalable up to 4,000 communications ports, introduced in its initial form in April 1997;

  . the eNterprise 2000, scalable up to 2,000 communications ports, which we plan to introduce in early 2000;

  . the eNterprise 200, scalable up to 200 communications ports, which we plan to introduce in early 2001; and

  . the eOn Web Center, a Linux software application suite for e-mail routing, tracking and response and for Web chat and collaboration, which we plan to introduce in the first half of 2000.

  We also offer the Millennium voice switching platform, a fully-featured private branch exchange which is based on a proprietary operating system.

  Each of our Linux communications server hardware platforms is modular, runs on Pentium processors and provides its features primarily as Linux software applications. We also offer optional software features across our Linux communications server product line which are based on other industry-standard interfaces and operating systems. These products integrate easily with applications, databases and Web servers, due to our open, standards-based architecture.

  Most of our Linux communications server customers to date have been operators of customer contact centers that require mission-critical reliability. They include outsourced customer service providers, catalog retailers, virtual customer contact centers (which allow customer service agents to operate from multiple remote locations as if in a single location) and emergency-911 contact centers. Customers for our Millennium voice switching platform include a wide range of small and medium-sized installations and number 5,400 end-users.

  Our customer base is evolving as we broaden our Linux communications server product line. Customer contact centers are demanding tightly integrated e-mail and other Web-based communications features. We expect that our eOn Web Center software application suite and our eNterprise communications servers will significantly expand our customer base.

  Our next-generation communications solutions provide our customers with key benefits, including:

  . integration of voice and Internet communications on one platform;

  . mission-critical reliability;

  . conversion of Web site visitors into customers;

  . lower total cost of ownership;

  . rapid, low-cost customization; and

  . scalability and easy upgrade paths.

  Our objective is to be a leading provider of next-generation communications servers and related software. Key elements of our strategy are the following:

  . offer a broad line of hardware and software products;

  . capitalize upon our first mover advantage of using the Linux operating system for communications servers;

  . target e-commerce installations and customer contact centers; and

  . expand marketing, sales and distribution channels.

  In April 1999, we acquired BCS Technologies, Inc., the source of our Linux communications server product line. We have a wholly-owned subsidiary, Cortelco Systems Puerto Rico, through which we sell and service communications systems and cellular telephones and resell cellular airtime primarily in Puerto Rico.

  Our principal executive offices are at 4119 Willow Lake Boulevard, Memphis, Tennessee 38118, and our telephone number is (901) 365-7774. In November 1999, we changed our name to "eOnCommunications Corporation" from "Cortelco Systems, Inc."

                                  The Offering

  Unless otherwise indicated, the references to numbers and percentages of shares of common stock in this prospectus assume that 1,463,206 shares of Series A convertible preferred stock will convert into 1,434,894 shares of common stock upon the closing of this offering, and no exercise of the underwriters' over-allotment option.

 Common stock offered by eOn.......................      shares
 Common stock offered by the selling stockholders..      shares
 Common stock outstanding after the offering.......      shares
 Use of proceeds................................... To repay debt and for working capital and general
                                                    corporate purposes. See"Use
                                                    of Proceeds."
 Proposed Nasdaq National Market symbol............ EONC

  The information above excludes (a) outstanding options to purchase up to 1,506,993 shares of common stock as of October 31, 1999, and (b) 1,171,693 shares of common stock reserved for future issuance under our 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan.

                             Summary Financial Data

  The following table contains summary pro forma and historical financial data of eOn. The pro forma financial data reflects eOn's acquisition of BCS under the purchase method of accounting as if the acquisition had occurred as of August 1, 1998 and certain other non-recurring adjustments as described in the notes to the pro forma financial data. The pro forma financial data summarizes our Unaudited Pro Forma Consolidated Financial Information, eOn's consolidated financial statements and BCS' financial statements. The historical financial data summarizes eOn's consolidated financial statements. The table below and the foregoing financial data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The as adjusted balance sheet data reflects the sale of    shares of common
stock in this offering, estimated net proceeds of approximately $   million
after deducting underwriting discounts and estimated offering expenses and reflects the intended repayment of $5.5 million of debt from the net proceeds of the offering.

                                                                   Year Ended
                                                                  July 31, 1999
                                                                 ---------------
                                                                 (In thousands,
                                                                     except
                                                                 per share data)
Consolidated Statement of Operations Data:
Pro Forma (unaudited)
Net revenues....................................................     $53,650
Gross profit....................................................      27,104
Operating expenses..............................................      20,564
Income from operations..........................................       6,540
Net income......................................................     $ 4,315
                                                                     =======
Basic pro forma net income per share............................     $  0.55
Diluted pro forma net income per share..........................     $  0.46
Weighted average shares outstanding:
  Basic.........................................................       7,809
  Diluted.......................................................       9,459
Historical
Net revenues....................................................     $42,374
Gross profit....................................................      18,484
Operating expenses..............................................      15,567
Income from operations..........................................       2,917
Net income......................................................     $ 2,155
                                                                     =======
Basic net income per share......................................     $  0.43
Diluted net income per share....................................     $  0.33
Weighted average shares outstanding:
  Basic.........................................................       5,036
  Diluted.......................................................       6,686

                                                              At July 31, 1999
                                                             -------------------
                                                             Actual  As Adjusted
                                                             ------- -----------
Consolidated Balance Sheet Data:
Cash and cash equivalents................................... $ 1,874    $
Working capital.............................................   4,475
Goodwill, net...............................................  11,547
Total assets................................................  39,025
Long-term debt..............................................   2,314
Total stockholders' equity..................................  17,152

                                  RISK FACTORS

  This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock.

Fluctuations in our quarterly operating results could cause our stock price to decline.

  Future operating results are likely to fluctuate significantly from quarter to quarter. Factors that could affect our quarterly operating results include:

  . delays or difficulties in introducing new products;

  . increasing expenses without commensurate revenue increases;

  . variations in the mix of products sold;

  . variations in the timing or size of orders from our customers;

  . delayed deliveries from suppliers; and

  . price decreases and other actions by our competitors.

  Our quarterly operating results are also likely to fluctuate due to seasonal factors. Some of our vertical markets, such as the U.S. government and educational and retail buyers, follow seasonal buying patterns and do not make substantial purchases during the quarter ending January 31. Thus, revenues in the quarter ending January 31 are often lower than in the previous quarter.


  Because of these and other factors, our operating results may not meet expectations in some future quarters, which could cause our stock price to decline.

We may not successfully introduce new products that are planned for the near future.

  We plan to introduce new products in the near future to serve the evolving contact center and e-commerce markets. These new products must achieve market acceptance, maintain technological competitiveness and meet increasing customer requirements. New products may require long development and testing periods. Significant delays in the development, release, installation or implementation of new products could harm our business and financial condition.

Planned increases in operating expenses to develop and sell new products may result in operating losses.

  We intend to increase our operating expenses substantially, particularly expenses related to research and development, sales and marketing, and development of new distribution channels. We will need to generate significant additional revenue to remain profitable. If we incur losses, our stock price could decline.

Our next-generation Linux communications servers and software face intense competition from many companies that have targeted our markets.

  The competitive arena for our products is changing very rapidly and we face intense competition in our markets. Well-established companies and many emerging companies are scrambling to develop products to improve customer service in e-commerce. While the industry remains fragmented, it is rapidly moving toward consolidation, driven by both emerging companies' desires to expand product offerings and resources and established companies' attempts to acquire new technology and reach new market segments. A number of emerging companies have completed initial public offerings in recent months, while many more remain private. Most established competitors, as well as those emerging companies that have completed initial public offerings, currently have greater resources and market presence than we do. In addition, a number of our current and potential competitors have recently been acquired by larger companies who seek to enter our markets.

  We expect competition to intensify as competitors develop new products, competitors gain additional financial resources from public offerings, new competitors enter the market, and companies with complementary products enter into strategic alliances.

  Our current and potential competitors can be grouped into the following five categories:

  . data communications equipment suppliers, such as Cisco Systems, 3Com and Sun Microsystems;

  . web center software and services suppliers, such as eGain, Kana
    Communications, Mustang.com and WebLine Communications (announced acquisition by Cisco);

  . contact center software and services suppliers, such as Clarify
    (announced acquisition by Nortel), Genesys Telecommunications
    Laboratories (announced acquisition by Alcatel), Interactive
    Intelligence, Silknet Software and Vantive (announced acquisition by PeopleSoft);

  . emerging private communications exchange (PCX) suppliers, such as AltiGen
    Communications, Artisoft, Picazo Communications, NBX Corporation (acquired by 3Com), Selsius Systems (acquired by Cisco), and Calista (announced acquisition by Cisco); and

  . voice communications equipment suppliers, such as Alcatel, Aspect
    Communications, Lucent Technologies, Mitel, NEC, Nortel Networks, Rockwell Electronic Commerce and Siemens.

  Many of our current and potential competitors have significantly greater financial, technical, marketing, customer service and other resources, greater name and brand recognition and a larger installed customer base than we do. Therefore, our competitors may be able to respond to new or emerging technologies and changes faster than we can. They may also be able to devote greater resources to the development, promotion and sale of their products. Actions by our competitors could result in price reductions, reduced margins and loss of market share, any of which would damage our business. We cannot assure you that we will be able to compete successfully against these competitors. Our principal competitors and the competitive nature of our market are discussed in greater detail in "Business--Competition."

If we are unable to increase our sales capability, we may not be able to grow or sustain our business.

  We must expand our sales force in order to increase our revenues. If we fail to do so, our business, operating results and financial condition could be harmed. We must recruit, train and retain additional direct sales personnel. It may take a new sales person months to become a productive member of our direct sales force, if ever. New sales personnel, dealers and value added resellers might not be effective in increasing sales.

We must develop a new indirect sales channel to sell our eNterprise communications servers.

  We sell our eQueue 4000 communications servers directly. We intend to sell our eNterprise 2000 and eNterprise 200 communications servers both directly and indirectly through dealers and value added resellers that have experience in data communications as well as voice. We may not be able to develop this new indirect sales channel. In addition, these new distribution partners may devote fewer resources to marketing and supporting our products than to our competitors' products and could discontinue selling our products at any time in favor of our competitors' products or for any other reason.

Some of our products have lengthy sales cycles, and the timing of our sales is difficult to predict.

  The uncertainty of our sales cycle makes the timing of sales difficult to predict and may cause fluctuations in our quarterly operating results. Our sales cycles generally vary from four to twelve months for our large capacity Linux communications servers, from one to six months for our Millennium switching platform and are expected to be from one to six months for our small to mid-range Linux communications servers. The purchase of our products may involve a significant commitment of our customers' time, personnel, financial and other resources. We generally recognize revenues on the date of shipment for Millennium and eNterprise systems and upon acceptance for our eQueue 4000 due to the customized nature of these installations. Also, it is difficult to predict the timing of indirect sales because we have little control over the selling activities of our dealers and value added resellers.

  We incur substantial sales and marketing expenses and spend significant management time before customers place orders with us, if at all. Revenues from a specific customer may not be recognized in the quarter in which we incur related sales and marketing expense, which may cause us to miss our revenues or earnings expectations.

We depend on the continued acceptance of the Linux operating system.

  Our next-generation communications servers run on the Linux operating system. Our products also incorporate application software developed specifically for the Linux operating system. Our ability to market our products could be adversely affected and we may incur significant development costs if:

  . the Linux operating system does not evolve to meet changing market needs;

  . new applications are not developed for the Linux operating system; or

  . other operating systems, such as Microsoft Windows NT, reduce the recent growing acceptance of Linux.

  In addition, any other factor that reduces acceptance of the Linux operating system could also reduce acceptance of our products and harm our business, results of operations and financial condition.

Our products must respond to rapidly changing market needs and integrate with changing protocols to remain competitive.

  The markets for our products are characterized by rapid technological change, frequent new product introductions, uncertain product life cycles and changing customer requirements. If we are not able to rapidly and efficiently develop new products and improve existing products to meet the changing needs of our customers and to adopt changing communications standards our business, operating results and financial condition would be harmed.

  Key features of our products include integration with standard protocols, computer telephony integration and automatic call distribution applications and protocols, operating systems and databases. If our products cannot be integrated with third-party technologies or if they do not respond to changing market needs, we could be required to redesign our products. Redesigning any of our products may require significant resources and could harm our business, operating results and financial condition.

We may not be able to grow or sustain our Millennium voice switching platform revenues.

  We derived approximately 40% of our total pro forma revenues for fiscal year 1999 from the sale of our Millennium products. We may not be able to grow or sustain our Millennium revenues because growth of the traditional private branch exchange (PBX) market, which accounts for a substantial portion of our Millennium revenues, is expected to slow. One reason for the slowing growth rate of the traditional PBX market is the emergence of voice switching platforms based on standard PCs. If we are not able to grow or sustain our Millennium voice switching platform revenues, our business, operating results and financial condition could be harmed. The emergence of these products is discussed under "Business--Competition--Emerging PCX Suppliers."

  In addition, approximately half of Millennium revenues are derived from dealers and value added resellers who have no obligation to sell our products. Therefore, dealers and value added resellers could discontinue selling our products at any time in favor of our competitors' products or for any other reason. A reduction or loss of orders from our dealers and value added resellers could harm our business, operating results and financial condition.

We face risks in integrating our recent acquisition of BCS.

  We have a limited combined operating history because we only recently acquired BCS. Unanticipated difficulties or delays may arise as we integrate sales, marketing and product development. Failure to integrate BCS could harm our business, operating results and financial condition.

Delayed deliveries of components from our single source suppliers or third-party manufacturers could reduce our revenues or increase our costs.

  We depend on sole source suppliers for certain components, digital signal processors and chip sets, voice processor boards, wireless handsets and base stations. Interruptions in the availability of components from our key suppliers could result in delays or reductions in product shipments, which could damage our customer relationships and harm our operating results. Finding alternate suppliers or modifying product designs to use alternative components may cause delays and expenses. Further, a significant increase in the price of one or more third-party components or subassemblies could reduce our gross profit.

  We depend upon our primary contract manufacturers, CMC Industries, Inc., a wholly-owned subsidiary of ACT Manufacturing, Inc., and Pensar Corporation. We may not be able to deliver our products on a timely basis if CMC or Pensar fails to manufacture our products and deliver them to us on time. In addition, it could be difficult to engage other manufacturers to build our products. Our business, results of operations and financial condition could be harmed by any delivery delays.

We may be unable to hire and retain engineering and sales and marketing personnel necessary to execute our business strategy.

  We intend to substantially increase our engineering and sales and marketing personnel over the next twelve months. Competition for highly qualified personnel is intense due to the limited number of people available with the necessary technical skills, and we may not be able to attract, assimilate or retain such personnel. If we cannot attract, hire and retain sufficient qualified personnel, we may not be able to successfully develop, market and sell new products.

Our business could be harmed if we lose principal members of our management team.

  We are highly dependent on the continued service of our management team. The loss of any key managers may substantially disrupt our business and could harm our business, results of operations and financial condition. In addition, replacing management personnel could be costly and time consuming.

We are effectively controlled by our principal stockholders and management, which may limit your ability to influence stockholder matters.

  Upon completion of this offering, our executive officers, directors and
principal stockholders and their affiliates will own         shares, or
       , of the outstanding shares of common stock, or           shares, or
       , if the underwriters' over-allotment option is exercised in full. Thus, they will effectively control us and direct our affairs, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company and some transactions may be more difficult or impossible without the support of these stockholders. The interests of these stockholders may conflict with those of other stockholders. We also conduct transactions with businesses in which our principal stockholders maintain interests, such as CMC. We believe that these transactions have been conducted on an arm's length basis, but we cannot assure you that these transactions would have the same terms if conducted with unrelated third parties.

Our management may use the offering proceeds in ways that our stockholders may not deem desirable.

  A significant portion of the net proceeds of the offering are not allocated for specific uses. Our management has broad discretion over the use of the net proceeds from this offering and may use them in ways that our stockholders may not deem desirable. In addition, we cannot predict that the proceeds will be invested to yield a significant return, if any. See "Use of Proceeds."

We may not be able to protect our intellectual property, and any intellectual property litigation could be expensive and time consuming.

  Our business and competitive position could be harmed if we fail to adequately protect our intellectual property. Although we have filed patent applications, we are not certain that our patent applications will result in the issuance of patents, or that any patents issued will provide commercially significant protection to our technology. In addition, as we grow and gain brand recognition, our products are more likely to be subjected to infringement litigation. We could incur substantial costs and may have to divert management and technical resources in order to respond to, defend against, or bring claims related to our intellectual property rights. In addition, we rely on a combination of patent, trademark, copyright and trade secret laws and contractual restrictions to establish and protect our proprietary rights. These statutory and contractual arrangements may not provide sufficient protection to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. Any litigation could result in our expenditure of funds, management time and resources.

Our products may have undetected faults leading to liability claims, which could harm our business.

  Our products may contain undetected faults or failures. Any failures of our products could result in significant losses to our customers, particularly in mission-critical applications. A failure could also result in product returns and the loss of, or delay in, market acceptance of our products. In addition, any failure of our products could result in claims against us. Our purchase agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. However, the limitation of liability provisions contained in our purchase agreements may not be effective as a result of federal, state or local laws or ordinances or unfavorable judicial decisions in the United States or other countries. We maintain insurance to protect against certain claims associated with the use of our products, but our insurance coverage may not adequately cover all possible claims asserted against us. In addition, even claims that ultimately are unsuccessful could be expensive to defend and consume management time and resources.

This is our initial public offering and our stock price may be volatile.

  Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations among the underwriters, the selling stockholders and us and may not be indicative of the market price for the common stock after this offering. We do not know the extent to which investor interest will lead to the development of a public market. You may not be able to resell the common stock at or above the initial public offering price. Many factors could cause the market price of the common stock after this offering to fluctuate substantially, including future announcements concerning us or our competitors, variations in operating results, loss of key customers, changes in pricing policies, or changes in earnings estimates by analysts. General economic, political and market conditions may also decrease the price of our common stock.

Our charter contains certain anti-takeover provisions that may discourage take-over attempts and may reduce our stock price.

  Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the preferences, rights and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of common stock may be harmed by the rights of the holders of any preferred stock that may be issued in the future. Certain provisions of our certificate of incorporation and bylaws may make it more difficult for a third party to acquire control of us without the consent of our board of directors, even if such changes were favored by a majority of the stockholders. These include provisions that provide for a staggered board of directors, prohibit stockholders from taking action by written consent and restrict the ability of stockholders to call special meetings.

Our business may be disrupted if we have year 2000 problems in our systems or the systems of our key suppliers, manufacturers or customers.

  We depend heavily upon the ability of our own computer or data-dependent systems to correctly interpret century data. This includes, but is not limited to, our systems in information, business, finance, operations and service. Any failure or malfunctioning on the part of these or other systems could harm us in ways that are not currently known, discernible, quantifiable or otherwise anticipated by us. We currently have only limited information on the year 2000 compliance of our key suppliers, manufacturers and customers. Our business and operating results could be harmed if our key suppliers or manufacturers were to experience year 2000 issues that cause them to delay production or shipment of key components or systems. In addition, our operating results could be damaged if any of our key customers encounter year 2000 issues that cause them to delay or cancel substantial purchase orders or delivery of our product. For a discussion of our year 2000 plans, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

The issuance of shares eligible for future sale may decrease our stock price.

  Sales of substantial amounts of our common stock in the public market after this offering, including shares issued upon the exercise of outstanding options, or the perception that such sales could occur, could reduce the market price of our common stock. These sales also might make it more difficult for us to raise funds through future offerings of common stock.

  Upon completion of this offering, we will have outstanding           shares
of common stock. All of the shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, except for shares purchased by our "affiliates," as defined in
Rule 144 under the Securities Act. The remaining          shares of common
stock that will be outstanding upon completion of this offering are "restricted securities" as defined in Rule 144. These restricted securities may be sold in the future without registration under the Securities Act to the extent permitted under Rule 144, Rule 701, or another exemption under the Securities Act. eOn, our officers, directors and stockholders holding approximately shares of common stock will agree not to, without the prior written consent of Needham & Company, Inc., directly or indirectly sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of common stock or any securities convertible into, or exchangeable, or exercisable for, or any other rights to purchase or acquire shares of common stock owned by them during the 180-day period commencing on the date of this prospectus.

                           FORWARD-LOOKING STATEMENTS

  Statements contained in this prospectus may be forward-looking statements concerning our business, operations, financial performance and financial condition. Forward-looking statements are included, for example, in the discussions about: the timing and availability of products under development; variations in operating results; our strategy; year 2000 issues; and the market for voice and data communications equipment. Those forward-looking statements involve risks and uncertainties and actual results may differ materially from those expressed or implied in those statements. Factors that could cause differences include, but are not limited to, those discussed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                               COMPANY BACKGROUND

  We were incorporated on July 23, 1991 as one of several corporations related through common ownership that were formed to hold various telecommunications equipment and other businesses that had been acquired primarily from Alcatel, N.V. in 1990. In August 1993, we became a subsidiary of Cortelco Systems Holding Corporation, a corporation formed to act as the holding company for the telecommunications equipment businesses, while CMC Industries, Inc., a contract manufacturer, became a separate company. See "Business--Manufacturing." In March 1997, our subsidiary in the automatic call distribution products business was spun off to the Cortelco Systems Holding Corporation stockholders, merged with Business Communications Systems, Inc., and renamed "BCS Technologies, Inc."

  In April 1999:

  . Cortelco Systems Holding Corporation distributed its shares of eOn common stock in a spin-off transaction;

  . we merged with Cortelco Systems Puerto Rico, Inc., another subsidiary of Cortelco Systems Holding Corporation, in exchange for 553,880 shares of our common stock; and

  . we acquired BCS in exchange for 3,969,680 shares of our common stock.

  BCS and Cortelco Systems Puerto Rico have been wholly-owned subsidiaries of eOn since April 1999. In November 1999, we changed our name to "eOn Communications Corporation" from "Cortelco Systems, Inc."

                              USE OF PROCEEDS

  Our net proceeds from the sale of the      shares of common stock offered by
us are estimated to be approximately $   million, or approximately $   million
if the underwriters exercise the over-allotment option in full, after deducting underwriting discounts and estimated offering expenses. We will not receive any proceeds from the sale of common stock by the selling stockholders.

  We currently intend to use our net proceeds from this offering:

  . to repay a $2.3 million long-term subordinated note that accrues interest at an 8.0% annual rate and matures in July 2002;

  . to repay $3.2 million of senior debt under two credit facilities, one of which accrues interest at a rate equal to the prime rate plus 0.375% and matures in July 2001, and the other of which accrues interest at a rate equal to the prime rate plus 1.25% and matures in August 2001; and

  . for working capital and general corporate purposes.

  We may also use some of the proceeds to acquire other companies, technologies or products that complement our business, although we have not yet developed any plans regarding these transactions. Pending use of the net proceeds as described above, we intend to invest the net proceeds from this offering in short-term, investment-grade securities.

                              DIVIDEND POLICY

  eOn currently plans to retain its earnings to finance the growth and development of its business and does not plan to pay cash dividends for the foreseeable future. Future dividends, if any, will be at the discretion of the board of directors, which will base its decision on a number of factors, including our operating results and financial requirements. We have declared cash dividends in the past in connection with intercompany financing transactions with our former parent company. See "Certain Transactions."

                                 CAPITALIZATION

  The following table sets forth our capitalization as of July 31, 1999 on an actual basis and on an as-adjusted basis after giving effect to our sale of shares of common stock in this offering at an assumed public offering price of $ per share, after deducting underwriting discounts, and estimated offering expenses and repayment of outstanding debt. This table should be read in conjunction with our consolidated financial statements appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The capitalization on an actual basis excludes 1,408,093 shares of common stock issuable upon exercise of options outstanding as of July 31, 1999 and 1,230,380 shares reserved as of July 31, 1999 for future issuance under our 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan.

                                                           As of July 31, 1999
                                                           --------------------
                                                           Actual   As Adjusted
                                                           -------  -----------
                                                             (in thousands)
Long-term debt (excluding current portion)................ $ 2,314      $--
Stockholders' equity (1):
  Series A convertible preferred stock, $.001 par value,
   10,000,000 shares authorized; 1,463,206 shares issued
   and outstanding, actual; no shares issued and
   outstanding, as adjusted...............................     660       --
  Common stock, $.001 par value, 50,000,000 shares
   authorized; 7,639,932 shares issued and outstanding,
   actual;    shares issued and outstanding, as adjusted..       8
  Additional paid-in capital..............................  24,148
  Accumulated deficit.....................................  (4,380)
  Note receivable from affiliate (former parent)..........  (3,284)
                                                           -------      ---
    Total stockholders' equity............................  17,152
                                                           -------      ---
    Total capitalization.................................. $19,466      $
                                                           =======      ===

--------

(1) 1,463,206 shares of Series A convertible preferred stock will automatically convert into 1,434,894 shares of common stock upon the closing of this offering.

                                    DILUTION

  Our net tangible book value at July 31, 1999 was approximately $4.6 million, or $0.60 per common share. Net tangible book value represents the amount of total assets, less goodwill and identifiable intangible assets, total liabilities, and preferred stock.

  After giving effect to the sale of shares of common stock offered to new investors by eOn at an assumed initial public offering price of $ per share, and after deducting underwriting discounts and estimated offering expenses, our pro forma net tangible book value at July 31, 1999 would have been
approximately $   million, or $   per share. This represents an immediate
increase in pro forma net tangible book value of $   per share to existing
stockholders and an immediate dilution in net tangible book value of $   per
share to new investors. The following table illustrates the per share dilution:

   Assumed initial public offering price per share.................        $
     Net tangible book value per share as of July 31, 1999......... $0.60
     Pro forma increase in net tangible book value per share
      attributable to new investors................................
                                                                    -----
     Pro forma net tangible book value per share after this
      offering.....................................................       $
                                                                    ----- ----
   Dilution per share to new investors.............................       $
                                                                          ====

  The following table summarizes, on a pro forma basis as of July 31, 1999, the differences between the existing stockholders and the new investors with respect to the number of shares of common stock purchased, the total consideration paid and the average price per share paid:

                                            As of July 31, 1999
                             --------------------------------------------------
                                                     Total
                             Shares Purchased    Consideration
                             ----------------- ------------------ Average Price
                              Number   Percent   Amount   Percent   Per Share
                             --------- ------- ---------- ------- -------------
Existing stockholders (1)... 9,074,826         $6,025,000             $0.66
New investors...............
                             ---------   ---   ----------   ---       -----
Total.......................
                             =========   ===   ==========   ===

--------

(1) Excludes 1,408,093 shares of common stock issuable upon exercise of options outstanding as of July 31, 1999 and 1,230,380 shares reserved as of July 31, 1999 for future issuance under our 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan.

                 SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

  The following pro forma consolidated statement of operations data for the year ended July 31, 1999 represent the unaudited pro forma operating results as if the acquisition of BCS had occurred as of August 1, 1998. The pro forma financial data reflects adjustments to our consolidated financial statements to account for eOn's acquisition of BCS under the purchase method of accounting and certain other non-recurring adjustments as described in the notes to the pro forma financial data.

  The pro forma financial data does not purport to represent what our results of operations actually would have been had the transactions occurred on the dates indicated, or to project our results of operations for any future period. The following pro forma financial data should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Information, eOn's consolidated financial statements and BCS' financial statements, which are included elsewhere in this prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                    Year Ended
                                                                  July 31, 1999
                                                                  --------------
                                                                  (in thousands,
                                                                    except per
                                                                   share data)
Consolidated Statement of Operations Data:
Net revenues.....................................................    $53,650
Cost of revenues.................................................     26,546
                                                                     -------
  Gross profit...................................................     27,104
Operating expenses:
  Selling, general and administrative............................     16,821
  Research and development.......................................      3,157
  Amortization of goodwill.......................................        586
                                                                     -------
    Total operating expenses.....................................     20,564
                                                                     -------
Income from operations...........................................      6,540
Interest expense.................................................        411
Other expense, net...............................................        301
                                                                     -------
  Income before income taxes.....................................      5,828
Income tax expense...............................................      1,513
                                                                     -------
  Net income.....................................................    $ 4,315
                                                                     =======
Basic pro forma net income per share.............................    $  0.55
Diluted pro forma net income per share...........................    $  0.46
Weighted average shares outstanding:
  Basic..........................................................      7,809
  Diluted........................................................      9,459

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data represent the results of eOn and subsidiaries which include the operating results of BCS beginning April 12, 1999, the date on which BCS was acquired. The statement of operations data set forth below for each of the fiscal years ended July 31, 1997, 1998 and 1999, and the selected balance sheet data at July 31, 1998 and 1999, are derived from consolidated financial statements audited by Deloitte & Touche LLP, independent auditors, whose report appears elsewhere in this prospectus. The consolidated statement of operations data for the year ended July 31, 1996 and the consolidated balance sheet data at July 31, 1996 are derived from audited financial statements not included in this prospectus. The statement of operations data for the year ended July 31, 1995 and the balance sheet data as of July 31, 1995 are derived from unaudited financial statements. However, in the opinion of management, the selected financial data for such periods include all adjustments, which include only normal recurring adjustments, necessary for a fair presentation of the data. This data should be read in conjunction with our consolidated financial statements appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                               Year Ended July 31,
                                     ------------------------------------------
                                      1995     1996     1997     1998    1999
                                     -------  -------  -------  ------- -------
                                      (in thousands, except per share data)
Consolidated Statement of
 Operations Data:
Net revenues.......................  $33,774  $38,518  $35,635  $30,172 $42,374
Cost of revenues...................   24,228   26,501   24,312   17,530  23,890
                                     -------  -------  -------  ------- -------
    Gross profit...................    9,546   12,017   11,323   12,642  18,484
Operating expenses:
  Selling, general and
   administrative..................    7,235    7,853   10,103    9,931  13,056
  Research and development.........    1,403    1,256    1,310    1,407   2,334
  Amortization of goodwill.........       --       --       --       --     177
                                     -------  -------  -------  ------- -------
    Total operating expenses.......    8,638    9,109   11,413   11,338  15,567
                                     -------  -------  -------  ------- -------
Income (loss) from operations......      908    2,908      (90)   1,304   2,917
Interest expense...................    1,186    1,004      915      826     687
Other (income) expense, net........      217      124      678      162      (8)
                                     -------  -------  -------  ------- -------
    Income (loss) before income
     taxes.........................     (495)   1,780   (1,683)     316   2,238
Income tax expense.................       --      702       --       --      83
                                     -------  -------  -------  ------- -------
    Income (loss) from continuing
     operations....................     (495)   1,078   (1,683)     316   2,155
Discontinued operations............     (958)  (1,112)    (515)      --      --
                                     -------  -------  -------  ------- -------
    Net income (loss)..............  $(1,453) $   (34) $(2,198) $   316 $ 2,155
                                     =======  =======  =======  ======= =======
Basic net income (loss) per share..  $ (0.38) $ (0.01) $ (0.57) $  0.08 $  0.43
Diluted net income (loss) per
 share.............................  $ (0.38) $ (0.01) $ (0.57) $  0.07 $  0.33
Weighted average shares
 outstanding:
  Basic............................    3,825    3,825    3,825    3,918   5,036
  Diluted..........................    3,825    3,825    3,825    5,353   6,686

                                                     July 31,
                                      ----------------------------------------
                                       1995    1996    1997    1998     1999
                                      ------- ------- ------- -------  -------
                                       (in thousands, except per share data)
Consolidated Balance Sheet Data:
Cash and cash equivalents............ $    76 $   183 $   320 $   103  $ 1,874
Working capital......................   4,159   5,824   3,964   1,820    4,475
Goodwill, net........................      --      --      --      --   11,547
Total assets.........................  19,369  21,104  17,699  16,430   39,025
Long-term debt.......................   2,903   2,751   5,621   6,400    2,314
Total stockholders' equity
 (deficit)...........................   4,375   4,341     893  (1,391)  17,152

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of our results of operations and financial condition should be read in conjunction with the consolidated financial statements and other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may be materially different from those anticipated in these forward-looking statements resulting from certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

  We design, develop and market next-generation Linux communications servers and software which integrate and manage voice, e-mail and Internet communications for customer contact centers and other applications. We also offer a traditional voice switching platform for small and medium-sized installations. Through our Caribbean/Latin American operations, we sell and service voice communications systems and cellular telephones and resell cellular airtime.

  Our Linux communications server product line was originally developed by BCS, and was introduced initially in April 1997. We acquired BCS on April 12, 1999 and have since combined the eQueue 4000 Linux communications server and our Millennium voice switching platform, which we introduced in fiscal 1994, into our Communications Systems operations. We have recently concentrated our product development efforts on extending and enhancing our Linux communications server product line.

  Our operating results for fiscal 1999 include Linux communications server revenues subsequent to the April 12, 1999 acquisition of BCS. Our pro forma operating results for the year ended July 31, 1999 assume that the acquisition of BCS had occurred as of August 1, 1998. The acquisition of BCS has been accounted for using the purchase method of accounting, and goodwill in the amount of $11.7 million was recorded in the BCS acquisition and is being amortized over 20 years.

  We recognize revenues from our eQueue 4000 communications server products upon acceptance when they are sold directly to end users, due to the customized nature of each installation. We recognize revenues upon shipment for products shipped to dealers and for our Millennium products sold to end users. We recognize revenues from the resale of cellular airtime and cellular telephones when these revenues are earned. Typical selling prices range from $75,000 to $230,000 for our Linux communications server products currently being sold and from $22,000 to $36,000 for our Millennium products, depending on the system configuration.

  Net revenues in quarters ending January 31 usually decline from the previous quarter, reflecting seasonal factors that affect some of our customers. U.S. government customers typically make substantial purchases during the quarters ending October 31, the last quarter of the government's fiscal year, and these purchases decline significantly in the following quarter. Customers in such markets as contact centers, education, and retail also have seasonal buying patterns and do not purchase substantial amounts of equipment during the quarters ending January 31.

  The uncertainty of our sales cycle makes the timing of sales difficult to predict and may cause fluctuations in our quarterly net revenues and cost of revenues. The purchase of our products may involve a significant commitment of our customers' personnel, financial and other resources to conduct technical evaluations, to support installation and training and to fund purchases. Therefore, our sales cycles generally vary from four to twelve months for our large capacity Linux communications servers and from one to six months for our Millennium voice switching platform and are expected to be from one to six months for our small to mid-range Linux communications servers.

Pro Forma Net Revenues and Gross Profit

  The following table presents the net revenues and gross profit for the seven quarters ended April 30, 1999 on a pro forma basis as if the acquisition of BCS had occurred as of August 1, 1997 and the quarter ended July 31, 1999 on an actual basis.

  We believe that all necessary adjustments, consisting of only normal recurring adjustments, have been included in the pro forma amounts stated below. The pro forma net revenues and gross profit are presented for illustrative purposes only and do not purport to represent what our net revenues and cost of revenues actually would have been had the transactions occurred on the dates indicated, or to project our net revenues and cost of revenues for any future period. This data should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Information, our consolidated financial statements and BCS' financial statements, all of which are included elsewhere in this prospectus.

                                                                                                          Actual
                                                                                                       ------------
                                                 Pro Forma Three Months Ended                             Three
                         ----------------------------------------------------------------------------- Months Ended
                         October 31, January 31, April 30, July 31,  October 31, January 31, April 30,   July 31,
                            1997        1998       1998      1998       1998        1999       1999        1999
                         ----------- ----------- --------- --------  ----------- ----------- --------- ------------
                                                    (in thousands, except percentages)
Consolidated Net
 Revenues:
FAA.....................       --          --         --   $ 1,583     $ 2,556     $ 2,618    $ 4,760    $ 1,166
Communications Systems
 excluding FAA..........   $6,022      $5,036     $5,698     6,410       6,970       5,443      5,460      9,491
Caribbean/Latin
 America................    2,983       3,069      2,768     3,049       2,787       3,497      4,358      4,544
                           ------      ------     ------   -------     -------     -------    -------    -------
Total...................   $9,005      $8,105     $8,466   $11,042     $12,313     $11,558    $14,578    $15,201
Consolidated Gross
 Profit:
FAA.....................       --          --         --   $ 1,108     $ 1,789     $ 1,833    $ 3,332    $   816
Communications Systems
 excluding FAA..........   $2,957      $2,497     $2,872     2,872       3,744       2,853      3,495      4,238
Caribbean/Latin
 America................    1,068       1,295      1,148     1,350       1,011       1,197      1,259      1,537
                           ------      ------     ------   -------     -------     -------    -------    -------
Total...................   $4,025      $3,792     $4,020   $ 5,330     $ 6,544     $ 5,883    $ 8,086    $ 6,591
Consolidated Gross
 Margin:
FAA.....................       --          --         --      70.0%       70.0%       70.0%      70.0%      70.0%
Communications Systems
 excluding FAA..........     49.1%       49.6%      50.4%     44.8%       53.7%       52.4%      64.0%      44.7%
Caribbean/Latin
 America................     35.8%       42.2%      41.5%     44.3%       36.3%       34.2%      28.9%      33.8%
Total...................     44.7%       46.8%      47.5%     48.3%       53.1%       50.9%      55.5%      43.4%

                                                                Pro Forma
                                                           --------------------
                                                           Year Ended July 31,
                                                           --------------------
                                                             1998       1999
                                                           ---------  ---------
                                                             (In thousands,
                                                           except percentages)
Consolidated Net Revenues:
FAA....................................................... $   1,583  $  11,100
Communications Systems excluding FAA......................    23,166     27,364
Caribbean/Latin America...................................    11,869     15,186
                                                           ---------  ---------
Total..................................................... $  36,618  $  53,650
Consolidated Gross Profit:
FAA....................................................... $   1,108  $   7,770
Communications Systems excluding FAA......................    11,198     14,330
Caribbean/Latin America...................................     4,861      5,004
                                                           ---------  ---------
Total..................................................... $  17,167  $  27,104
Consolidated Gross Margin:
FAA.......................................................      70.0%      70.0%
Communications Systems excluding FAA......................      48.3%      52.4%
Caribbean/Latin America...................................      41.0%      33.0%
Total.....................................................      46.9%      50.5%

  Net Revenues. Our pro forma and actual revenues in the five quarters from May 1, 1998 to July 31, 1999 have been heavily affected by our large contract to equip the FAA's nationwide network of 61 Automated Flight Service Stations with our mission-critical next-generation Linux communications servers. These installations were completed in June 1999. The FAA contract accounted for $11.1 million or 21% of our total pro forma revenues in the fiscal year ended July 31, 1999.

  Communications Systems revenues, excluding the FAA, increased 48.9% to $9.5 million in the quarter ended July 31, 1999 on an actual basis from $6.4 million in the quarter ended July 31, 1998 on a pro forma basis. Communications Systems revenues, excluding the FAA, increased 18.1% to $27.4 million in fiscal 1999 from $23.2 million in fiscal 1998. Within Communications Systems revenues, excluding FAA, the Linux communication servers and related products accounted for 30% of the $9.5 million of actual revenues for the quarter ended July 31, 1999, compared to 17% of the $5.5 million of pro forma revenues for the quarter ended April 30, 1999. Our Millennium product line and related products accounted for the balance of such revenues in these periods. For the fiscal year ended July 31, 1999, our Linux communications servers accounted for 32% of our pro forma revenues and our Millennium products accounted for 40% of our pro forma revenues.

  Caribbean/Latin American operations revenues increased 49.0% to $4.5 million in the quarter ended July 31, 1999 from $3.0 million in the quarter ended July 31, 1998 primarily because we became a distributor for another manufacturer in November 1998. Caribbean/Latin American operations accounted for 28% of our pro forma revenues for the fiscal year ended July 31, 1999.

  Gross Profit. The FAA contract carried a relatively high gross margin primarily because the systems being supplied included extensive computer telephony integration and other high margin software features. Gross margins of our other Communications Systems revenues are influenced by the mix between our Linux communications servers and our Millennium voice switching platform. Our Linux communications servers carry our highest gross margins due to their extensive software features and because they were sold directly.

Historical Results

  The consolidated financial data represent the results of eOn and subsidiaries which includes the operating results of BCS beginning April 12, 1999, the date on which BCS was acquired.

  The following table presents the operating ratios for fiscal years 1997, 1998 and 1999:

                                                            Year Ended July
                                                                  31,
                                                           --------------------
                                                           1997    1998   1999
                                                           -----   -----  -----
Net revenues.............................................. 100.0%  100.0% 100.0%
Cost of revenues..........................................  68.2    58.1   56.4
                                                           -----   -----  -----
Gross margin..............................................  31.8    41.9   43.6
Operating expenses:
  Selling, general and administrative.....................  28.4    32.9   30.8
  Research and development................................   3.7     4.7    5.5
  Amortization of goodwill................................    --      --    0.4
                                                           -----   -----  -----
Total operating expenses..................................  32.1    37.6   36.7
                                                           -----   -----  -----
Income (loss) from operations ............................  (0.3)    4.3    6.9
Interest expense..........................................   2.6     2.7    1.6
Other (income) expense, net...............................   1.9     0.6    0.0
                                                           -----   -----  -----
Income (loss) before income taxes.........................  (4.8)    1.0    5.3
Income tax expense........................................   0.0     0.0    0.2
                                                           -----   -----  -----
Net income (loss).........................................  (4.8)%   1.0%   5.1%
                                                           =====   =====  =====

Years Ended July 31, 1999 and July 31, 1998

  Net Revenues. Total revenues increased 40.4% to $42.4 million in fiscal 1999 from $30.2 million in fiscal 1998. The increase resulted primarily from Linux communications server revenues of $5.1 million subsequent to the April 12, 1999 merger with BCS, an increase in Millennium revenues of $3.0 million, and an increase in revenues in Caribbean/Latin American operations of $3.3 million.

  Cost of Revenues and Gross Profit. Cost of revenues consists primarily of purchases from our contract manufacturers and other suppliers and costs incurred for final assembly, quality assurance and installation of our systems. Gross profit increased 46.2% to $18.5 million in fiscal 1999 from $12.6 million in fiscal 1998. The increase resulted primarily from Linux communications server gross profit of $3.7 million subsequent to the April 12, 1999 merger with BCS, an increase an Millennium gross profit of $1.7 million, and an increase in gross profit in Caribbean/Latin American operations of $0.6 million. Our gross margin was 43.6% in fiscal 1999 and 41.9% in fiscal 1998.


  Operating Expenses. Operating expenses increased 37.3% to $15.6 million in fiscal 1999 from $11.3 million in fiscal 1998. The increase was primarily due to the hiring of additional engineering and sales personnel during the period. Results for fiscal 1999 include $2.0 million in operating expenses related to Linux communications servers incurred subsequent to the April 12, 1999 merger with BCS. Operating expenses decreased as a percentage of revenues to 36.7% in fiscal 1999 from 37.6% in fiscal 1998.

  Selling, General and Administrative. Selling, general and administrative expenses consist primarily of salaries and benefit costs, advertising and trade show related costs, and facilities and other overhead expenses incurred to support the growth of our business. Selling, general and administrative expenses increased 31.5% to $13.1 million in fiscal 1999 from $9.9 million in fiscal 1998. The increased expense was primarily due to $1.8 million of selling, general and administrative expenses related to Linux communications server revenues subsequent to the April 12, 1999 merger with BCS, and the growth of the business including the hiring of additional sales personnel. These expenses as a percentage of revenues decreased to 30.8% in fiscal 1999 from 32.9% in fiscal 1998. We expect selling, general and administrative expenses to increase in dollars and as a percentage of revenues as we invest in sales and marketing.

  Research and Development. Research and development expenses consist primarily of personnel and related expenses for our engineering staff and depreciation of related equipment. Research and development expenses increased 65.9% to $2.3 million in fiscal 1999 from $1.4 million in fiscal 1998. The increased expenses were primarily due to the hiring of additional engineering personnel, additional equipment purchases, and research and development expenses related to Linux communications server development subsequent to the April 12, 1999 merger with BCS. These expenses as a percentage of revenues increased from 4.7% for fiscal 1998 to 5.5% for fiscal 1999. We expect research and development expenses to continue to increase in dollars in future periods as we hire additional engineers to support our new product initiatives.

  Amortization of Goodwill. We recorded $11.7 million of goodwill related to the acquisition of BCS in April 1999 and began amortizing the amount over a 20-year period on April 12, 1999. The amortization will be $0.6 million annually in future years.

  Income from Operations. Income from operations increased 123.7% to $2.9 million in fiscal 1999 from $1.3 million in fiscal 1998. This was primarily due to the inclusion of Linux communications server revenues subsequent to the merger with BCS and an increase in revenues in Caribbean/Latin American operations. While operating expenses on an absolute basis for fiscal 1999 increased primarily because of additions to sales and engineering staff, operating expenses grew more slowly than revenues and gross profit for the period.

Years Ended July 31, 1998 and July 31, 1997

  Net Revenues. Revenues were $30.2 million in fiscal 1998 and $35.6 million in fiscal 1997. The decrease from fiscal 1997 to fiscal 1998 was primarily due to a $2.6 million decrease in Caribbean/Latin American operations revenues and a $3.0 million decrease in Millennium revenues from an OEM customer.

  Cost of Revenues and Gross Profit. Gross profit was $12.6 million in fiscal 1998 and $11.3 million in fiscal 1997. The increase in gross profit in fiscal 1998 from fiscal 1997 was primarily due to the increased sale of higher margin Millennium switching platform products. Gross margin was 41.9% in fiscal 1998 and 31.8% in fiscal 1997.

  Operating Expenses. Operating expenses were $11.3 million in fiscal 1998 and $11.4 million in fiscal 1997. Research and development expenses increased in fiscal 1998 mainly due to hiring of additional engineering personnel, while selling, general and administrative expenses decreased during fiscal 1998 primarily due to increased administrative efficiencies.

  Income (loss) from Operations. Income (loss) from operations increased to $1.3 million for fiscal 1998 from $(0.1) million for fiscal 1997 primarily due to the $1.3 million increase in gross profit that resulted from the increased sales of higher margin products.

  Discontinued Operations. Discontinued operations represent the results of operations of a former subsidiary of eOn that was spun off in March 1997 to the stockholders of our former parent, merged with Business Communications Systems, Inc. and renamed "BCS Technologies, Inc." At the time of spin-off, the subsidiary had experienced substantial net losses and our former parent decided to concentrate on developing and marketing the Millennium product line.

Quarterly Results

  The following tables present our quarterly results of operations for fiscal 1999 and quarterly operating ratios.

                                                Three Months Ended
                                      ---------------------------------------
                                                               April   July
                                      October 31, January 31,   30,     31,
                                         1998        1999      1999    1999
                                      ----------- ----------- ------- -------
                                                  (in thousands)
Consolidated Statement of Operations
 Data:
Net revenues.........................   $8,478      $8,678    $10,017 $15,201
Cost of revenues.....................    4,893       5,048      5,339   8,610
                                        ------      ------    ------- -------
Gross profit.........................    3,585       3,630      4,678   6,591
Operating expenses:
  Selling, general and
   administrative....................    2,583       2,588      3,524   4,361
  Research and development...........      443         474        572     845
  Amortization of goodwill...........       --          --         28     149
                                        ------      ------    ------- -------
Total operating expenses.............    3,026       3,062      4,124   5,355
                                        ------      ------    ------- -------
Income from operations...............      559         568        554   1,236
Interest expense.....................      192         220        172     103
Other (income) expense, net..........       (8)         27         98    (125)
                                        ------      ------    ------- -------
Income before income taxes...........      375         321        284   1,258
Income tax expense...................       35          27         20       1
                                        ------      ------    ------- -------
Net income...........................   $  340      $  294    $   264 $ 1,257
                                        ======      ======    ======= =======

                                                 Three Months Ended
                                     ------------------------------------------
                                     October 31, January 31, April 30, July 31,
                                        1998        1999       1999      1999
                                     ----------- ----------- --------- --------
Percentage of Net Revenues:
Net revenues........................    100.0%      100.0%     100.0%   100.0 %
  Cost of revenues..................     57.7        58.2       53.3     56.6
                                        -----       -----      -----    -----
Gross margin........................     42.3        41.8       46.7     43.4
Operating expenses:
  Selling, general and
   administrative...................     30.5        29.8       35.2     28.7
  Research and development..........      5.2         5.5        5.7      5.6
  Amortization of goodwill..........       --          --        0.3      1.0
                                        -----       -----      -----    -----
Total operating expenses............     35.7        35.3       41.2     35.2
                                        -----       -----      -----    -----
Income from operations..............      6.6         6.5        5.5      8.1
Interest expense....................      2.3         2.5        1.7      0.7
Other (income) expense, net.........     (0.1)        0.3        1.0     (0.9)
                                        -----       -----      -----    -----
Income before income taxes..........      4.4         3.7        2.8      8.3
Income tax expense..................      0.4         0.3        0.2      0.0
                                        -----       -----      -----    -----
Net income..........................      4.0%        3.4%       2.6%     8.3 %
                                        =====       =====      =====    =====

Liquidity and Capital Resources

  We have funded our operations primarily through cash generated from operations, periodic borrowings under our existing credit facilities, a $3.0 million subordinated convertible note financing and acquisition financing provided by Alcatel in connection with the purchase of our business from Alcatel in 1990.

  Net cash provided by operating activities was $1.1 million in fiscal 1997, $0.9 million in fiscal 1998, and $3.1 million in fiscal 1999. Cash provided by operating activities in fiscal 1997 and fiscal 1998 primarily resulted from improved collection procedures implemented during these years while the increase during fiscal 1999 was mainly due to an increase in net income during the year.

  Net cash provided by (used in) investing activities was ($0.9) million in fiscal 1997, ($0.2) million in fiscal 1998, and $2.2 million for fiscal 1999. In fiscal years 1997 and 1998, cash used in investing activities was primarily attributable to purchases of equipment and, in fiscal 1997, to the purchase of $0.3 million of software applications for the Millennium. The $2.2 million provided by investing activities in fiscal 1999 was primarily due to the $3.1 million cash balance of BCS on the date of the acquisition. To the extent that we continue to grow our research and development activities and invest in new technologies in the future, we expect net cash used in investing activities will increase.

  Net cash used in financing activities was $0.2 million in fiscal 1997, $0.9 million in fiscal 1998, and $3.6 million in fiscal 1999. The primary source of cash from financing activities in fiscal 1997 was a $3.0 million subordinated convertible note financing. Cash used in financing activities in the year ended July 31, 1998 consisted primarily of a decrease in outstanding checks, repayments under the revolving credit line and partial repayment of a note to our former parent company, Cortelco Systems Holding Corporation. The net cash used in financing transactions in fiscal 1999 was primarily due to the $2.6 million loan made to Cortelco Systems Holding Corporation to retire the acquisition financing provided by Alcatel and the $1.1 million of capitalized offering costs.

  In July and August 1997, we entered into two credit facilities which allow us to borrow up to an aggregate of $9.0 million based on accounts receivable and inventory levels. As of July 31, 1999, there was $3.2 million outstanding under these credit facilities which will be repaid using the net proceeds from this offering. See Note 9 to our consolidated financial statements.

  We believe that the proceeds from this offering, together with available funds, anticipated cash flows from operations and our line of credit, will satisfy our projected working capital and capital expenditure requirements at least through calendar 2000. To the extent that we grow more rapidly than expected in the future, we may need additional cash to finance our operating and investing activities.

Year 2000 Compliance

  The year 2000 issue is the result of computer programs written using two digits rather than four to define the applicable year. Computer programs that have such date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

  We are heavily dependent upon the proper functioning of our own computer or data-dependent systems. This includes, but is not limited to, our systems in information, business, finance, operations and service. Any failure or malfunctioning on the part of these or other systems could damage us in ways that are not currently known, discernible, quantifiable or otherwise anticipated by us.

  Our operations are also dependent on the year 2000 readiness of third parties that do business with us. We are dependent on third-party suppliers of infrastructure elements such as electric power and banking facilities. We do not depend to any significant degree upon electronic transaction processing with individual vendors for merchandise purchases, however, many of our customers pay their invoices via electronic payment.

  We have begun to evaluate those areas of our business that may be affected by the year 2000 issue and have devised a plan to become year 2000 compliant in a timely manner which includes:

  . assessment of our own computer systems and the products we sell;

  . communications with all our key suppliers, manufacturers and customers to determine the extent to which we are vulnerable to their failure to remedy their own year 2000 issues;

  . correction, upgrade, replacement or retirement of our computer systems which are affected by the year 2000 issue;

  . testing for and validation of our year 2000 compliance; and

  . development of contingency plans to address situations that may result if we are unable to achieve year 2000 compliance of our critical operations.

  Based on our assessment to date, we have determined that we will be required to upgrade a portion of our software so that our computer systems will function properly with respect to dates in the year 2000 and thereafter. We estimate that our information systems will be year 2000 compliant by November 1999. We estimate that costs associated with the upgrade of existing computer software will be less than $75,000. Costs incurred and expensed in fiscal 1999 were less than $50,000. These costs related entirely to modifications of existing software and represented approximately 10% of our information systems budget for information technology in the period. Of the remaining portion of our estimated year 2000 costs, approximately $20,000 of the costs were incurred in the fiscal quarter ended October 31, 1999. We may address non-critical year 2000 issues beyond the year 2000. There is no assurance that total costs will not exceed our estimates.

  We are in communication with key suppliers, manufacturers and customers to determine the extent to which we will be vulnerable to such parties' failure to remedy their own year 2000 issues. We currently have only limited information on the year 2000 compliance of our key suppliers, manufacturers and customers. Our business and results of operations could be harmed if our key suppliers or manufacturers were to experience year 2000 issues that caused them to delay production or shipment of key components or systems. In addition, our operations could be harmed if any of our key customers encounter year 2000 issues that cause them to delay or cancel substantial purchase orders or delivery of our product.

  There can be no assurance that we will be able to upgrade any or all of our major systems in accordance with our plan to address the year 2000 issue. In addition, there can be no assurance that any such upgrades will effectively address the year 2000 issue. If required upgrades are not completed or are unsuccessful, our operations would be harmed. Furthermore, if we or another company cannot convert the systems of other companies on which our own systems rely, or if the conversion is incompatible with our systems, our business might be harmed. We intend to, but have not yet established, a contingency plan detailing actions that will be taken in the event that the assessment of the year 2000 issue is not successfully completed on a timely basis. We believe that the worst case year 2000 scenario would involve disruption in utilities, transportation and banking facilities.

                                 BUSINESS

   We design, develop and market next-generation Linux communications servers and software which integrate and manage voice, e-mail and Internet communications for customer contact centers and other applications. We also offer a traditional voice switching platform for small and medium-sized installations. Our products help enterprises communicate more effectively with customers, convert inquiries into sales, and increase customer satisfaction and loyalty.

   Our next-generation Linux communications servers are easy and cost-effective to customize, configure and integrate, because they use the open source code Linux operating system and Pentium-based computers. We believe we are the first to adopt the Linux operating system for communications servers and that our early use of Linux provides us with a competitive advantage. In addition to extensive voice communications and call center capabilities, our Linux communications servers integrate Internet communications such as e-mail, chat sessions and voice-over-Internet Protocol calls. Our communications servers also integrate with PC applications and databases to deliver immediate, personalized customer information to customer service agents. These communications servers incorporate a comprehensive set of real-time tools for monitoring and managing the performance of a customer contact center and its agents and include numerous automated features that increase the productivity of agents so that they can handle each customer contact quickly and intelligently.

   Our Linux Communications server products and products under development include the eQueue 4000, the eNterprise 2000 and the eNterprise 200. The eQueue 4000 is primarily intended for customers who require open, standards-based advanced contact center capabilities with integrated Web center features. The eNterprise 2000 is primarily intended for customers who require an open, standards-based voice communications system with advanced features to integrate PC applications and database information. We are currently developing several new products, including the eNterprise 200, an all-in-one PC platform, to cost-effectively address the evolving communications requirements of smaller installations. Our use of the Linux operating system enables us to leverage the rapid application development cycles of the open source community to reduce the time to market for our new and innovative products. Our Millennium voice switching platform, a fully-featured private branch exchange which is based on a proprietary operating system, is intended for use in a wide range of small and medium-sized installations.

Industry Overview

   Enterprises of all sizes are increasingly demanding advanced communications systems utilizing both voice and data networks to attract and service customers and otherwise efficiently support their operations. Factors affecting their communications systems decisions include the following:

Demand for Unified Voice and Internet Communications

   Enterprises can achieve efficiencies and improve their customer service by integrating voice and Internet communications. Enterprises usually support two separate, incompatible networks to handle their communications needs: a circuit-switched network primarily used for voice communications and a packet-switched network primarily used for Internet and data communications. Circuit-switched networks maintain a dedicated line between parties for the duration of a connection providing high reliability without signal delays. Packet-switched networks divide data, voice, video or images into small digital packets that are simultaneously routed over different paths to a common final destination where they are recombined. Packet switched networks are less reliable and have inherent and unpredictable signal delays depending on traffic volume. Therefore, to date, the Internet has been unusable for high quality voice communications. Consequently, there is a need for a unified communication system that can integrate communications over both the packet-switched Internet and circuit-switched voice networks.

Integration of PC Applications and Data with Communications

   To quickly and intelligently interact with customers, customer service agents need immediate access to relevant data, such as customer profile information, transaction history information and status of inventory and prices. Integration of PC applications and database information with voice communications is already well developed, and integration with Internet communications has recently been developed. However, there is now a need for systems that can seamlessly integrate PC applications and database information with either voice or Internet communications interchangeably as customers increasingly use a combination of these media.

Need for Fully-Featured Voice Quality PC Server Private Communication Exchanges
(PCXs)

   PC-based PCXs are beginning to penetrate the markets served by traditional private branch exchange (PBX) voice switching platforms. Frost and Sullivan estimates the market for PCXs will grow from approximately $73 million in 1998 to $999 million in 2002.

   Traditional PBXs typically rely on proprietary hardware and software and have switching architectures that are not easily integrated with Internet communications and database information. In contrast, PCXs based on PC servers benefit from the relatively low cost of standards-based PC hardware and software, the large number of applications that are available inexpensively for PCs and the ease of integrating Internet communications and database functions. The PCX typically provides greater ease of use and levels of programmability than proprietary systems. Existing PCX products typically use the Microsoft Windows NT operating system. Some PCXs are being designed to offer voice-over-Internet Protocol packet-switched networks.

   Despite their advantages relative to most traditional PBXs, PCXs suffer from important limitations that are retarding their mainstream market acceptance. Currently available PCXs generally do not offer the reliability of traditional PBXs, and they usually cannot be scaled beyond several hundred ports. Furthermore, many of the sophisticated voice communication features available on PBXs, such as integrated automatic call distributor capabilities and advanced digital telephones, have yet to be implemented on PCXs, primarily because PCX vendors do not have sufficient experience with the requirements of high quality voice communications. Consequently, there is a need for a next-generation, feature-rich and scalable PCX that meets rigorous voice quality standards.

Need for Standards-Based Integrated Contact Center Systems

   Call centers, which are used to manage customer relationships over the telephone, provide services to a broad range of industries such as catalog sales, financial services and travel. Today's call centers utilize sophisticated call routing, advanced voice communications and integrated access to database information. Traditional communication systems used by call centers have been based on proprietary hardware and software. With the rapid growth of e-mail and the Internet, call centers now must interact with customers not only by voice, but also by e-mail and other Web-based communications. Therefore, a new generation of communications systems, known as contact centers, is needed to integrate voice call center functions with Web-based customer interactions.

   Many vendors now offer software to manage e-mail and other Web communications in customer contact centers. These applications, however, have been difficult and time-consuming to integrate with voice communications systems and often lack sophisticated contact center management tools. Consequently, there is a need for a unified all-in-one, standards-based contact center communications system that avoids costly systems integration and implements a full range of productivity and management tools for both voice and Internet communications.

Need for Better Customer Service in E-Commerce

   IDC estimates that the number of customers buying goods and services over the Internet worldwide will grow from approximately 30 million in 1998 to 182 million in 2003 and that the value of goods and services purchased over the Internet will increase from approximately $50 billion in 1998 to $1.3 trillion in 2003. The Gartner Group estimates that companies will receive 25% of all customer inquiries via e-mail and Web communications by 2001.

   In general, the means to deliver quality customer service for e-commerce are still being developed, which often results in missed opportunities for transactions. A survey conducted by Jupiter Communications in late 1998 found that 42% of the surveyed companies' Web sites took longer than five days to reply to e-mail inquiries, never replied or were not accessible by e-mail. According to a recent survey by Net Effect Systems, two-thirds of all online commercial transactions are abandoned by the consumer before completion. By improving responsiveness to e-mail, by providing supplemental voice communications and by facilitating seamless customer interactions over multiple communications channels, companies may convert more of these Web site visitors into actual customers.

   The need for better customer service in e-commerce is creating a rapidly growing market for solutions to customer service problems. IDC estimates that worldwide license revenues for e-commerce customer service and support applications will grow from $42 million in 1998 to $1.6 billion in 2002.

Need for Customization and Flexibility

   Communications servers must be flexible and easy to customize, because requirements vary greatly from customer to customer and most installations are constantly changing to respond to organizational growth. Traditional proprietary communications systems, such as PBXs or automatic call distributors, are not readily customizable and usually require integration with third-party products to provide a complete solution. In addition, even communications systems that are based on standard hardware and software typically have customization limitations because they have used closed source code operating systems such as Microsoft Windows NT and Solaris. As the complexity of customer requirements increases, systems with fixed sets of capabilities and proprietary interfaces are less likely to be able to satisfy each customer's specific, changing and often unique needs.

Emergence of Linux as a Leading Operating System for Servers

   Companies are increasingly adopting the open source code Linux operating system for servers, particularly Web site servers. The rapid growth of Linux reflects its robust, reliable and flexible features, ease of application development and low cost of installation, customization and maintenance. Linux-based servers currently account for one-third of all Internet host servers in use, according to an April 1999 study by Internet Operating System Count, and an estimated 57% of new Web servers being shipped, according to InfoWorld. According to IDC, Linux accounted for 16% of server shipments of all types in 1998, a 129% increase compared to 1997, nearly surpassing the combined shipments of servers using all other versions of Unix.

   Because Linux is an open source code operating system, information technology professionals can access and modify the code on which the operating system itself is built. This allows them to more quickly develop and implement new applications that are tightly integrated with the operating system's kernel. In recent years, demands on communications servers have increased dramatically. Today's communications servers must integrate many more complex functions than ever before. They also must have increased flexibility so that enterprises can add, combine and customize important features and functions to suit each of their unique and changing needs. For these reasons, Linux's advantages over closed source code operating systems are particularly important for communications servers.

   We believe that these trends are leading towards a unified communications server solution. The following diagram depicts this evolution from earlier classes of products.


            [DIAGRAM OF EVOLUTION FROM EARLIER CLASSES OF PRODUCTS.]

The eOn Solution

  Our product line includes next-generation Linux communications servers and software that integrate voice, e-mail and Internet communications. The solutions we provide through these products help enterprises efficiently manage their customer relationships, thereby increasing customer loyalty and satisfaction.

  eOn solutions provide customers with key benefits, including:

  . Integration of Voice and Internet Communications on One Platform. Our integrated servers intelligently route inquiries arriving over the telephone network or the Internet. Enterprises can interact with their customers more effectively and lower communications costs by using both voice and Internet networks. Our servers can seamlessly integrate PC applications and database information for use with voice and Internet communications as enterprises and their customers increasingly use a combination of these media.

  . Mission-Critical Reliability. We offer highly reliable, integrated communications servers for enterprises that have mission-critical requirements. For example, our eQueue 4000 includes redundant Pentium PCs, redundant power supplies and fast-reaction hardware-based fault detection.

  . Conversion of Web Site Visitors into Customers. Using our communications servers, enterprises can efficiently and seamlessly interact with visitors on their Web sites through voice, e-mail, Web chat and other communications media. We believe that this improved interaction will convert more Web site visitors into actual customers, which is essential for enterprises that seek to realize the profit potential of their investments in e-commerce and brand building.

  . Lower Total Cost of Ownership. Our use of open industry-standard hardware and software reduces costs to enterprises to implement their communications strategies. Our next-generation communications servers run on the open source code Linux operating system, which improves interoperability with our customers' existing applications and systems. This preserves our customers' previous investments and reduces systems integration costs, thereby lowering the total cost of ownership.

  . Rapid, Low-cost Customization. Each enterprise must configure and customize its communications system to meet its unique and changing organizational needs. The open source code Linux operating system provides access to program source code and development tools, which facilitates the rapid and efficient addition of new features and systems customization for unique enterprise needs.

  . Scalability and Easy Upgrade Paths. Our open architecture, software-based features and expandable hardware platforms provide enterprises with flexibility to add e-commerce and other applications and to scale and upgrade their systems to handle higher volumes of customer interactions.

Strategy

  Our objective is to be a leading provider of next-generation communications servers and related software. Key elements of our strategy are the following:

Offer a Broad Line of Hardware and Software Products

  We are broadening our line of Linux communications servers to address the varying needs of different market segments. Our eQueue 4000 is designed to meet the needs of customers with high volume contact centers or mission-critical operations. Our eNterprise 2000 will include many of the features and functionality of the eQueue 4000 for customers with advanced integrated voice and data communications needs and less mission-critical operations requirements. In first half of 2000, we plan to introduce our eOn Web Center software application suite for small to medium-sized businesses engaged in e-commerce. In early 2001, we plan to introduce the eNterprise 200 for smaller customers who need a cost-effective comprehensive communications system.

  We also intend to continue to develop new features and applications common to each of our Linux communications server hardware platforms.

Capitalize Upon Our First-Mover Advantage of Using the Linux Operating System for Communications Servers

  We believe that we are the first company to use the Linux operating system for communications servers. We believe the Linux operating system provides us with important competitive advantages in the integrated communications server arena. We also believe that we have a unique opportunity to gain new customers among companies that wish to exploit the advantages of the Linux operating system. In addition, potential partners may be interested in establishing relationships with us to gain access to our Linux-based software for communications server applications.

Target E-Commerce Installations and Customer Contact Centers

  We intend to become a leader in the market for systems that manage blended voice and Web-based customer interactions. We believe our extensive experience in voice communications and call center systems provides us with a strategic advantage for offering an integrated voice and Internet communications product line. We will target enterprises that require integrated customer relationship management systems to implement e-commerce strategies.

Expand Marketing and Sales and Distribution Channels

  We are expanding our marketing in order to sell more of our next-generation communications server products. We seek to increase brand awareness among customers, dealers, value added resellers and original equipment manufacturers through increased participation in trade shows, print and Web advertising, direct mail and other marketing activities.

  We are expanding our direct sales force. We also plan to increase our existing network of 140 dealers and value added resellers, emphasizing value added resellers with experience in both voice and data communications equipment and services. We believe we can further expand the market for our Linux contact server software applications by establishing relationships with companies that have developed strategies to use the Linux operating system.

Products and Products under Development

  Our products and products under development include a broad line of next-generation Linux communications servers and software:

  . the mission-critical high-capacity eQueue 4000, scalable up to 4,000 communications ports, introduced in its initial form in April 1997;

  . the midrange eNterprise 2000, scalable up to 2,000 communications ports, which we plan to introduce in early 2000;

  . the eNterprise 200, scalable up to 200 communications ports, which we plan to introduce in early 2001; and

  . the eOn Web Center, a Linux software application suite for e-mail routing, tracking and response and for Web chat and collaboration, which we plan to introduce in the first half of 2000.

  The eQueue and eNterprise hardware platforms are modular, run on Pentium processors under the Linux operating system and provide their features primarily as Linux software applications. We also offer optional software features across our product line which are based on other industry-standard interfaces and operating systems.

  In addition to our next-generation Linux communications servers, we offer the proprietary Millennium voice switching platform, which we introduced in 1994. This platform incorporates a wide range of sophisticated voice features, many of which are or will be offered on our Linux communications servers.

Linux Communications Servers

  Our Web-enabled next-generation communications servers are based on the Linux operating system, use Pentium processors and are scaled and designed for different sized installations. We also intend to offer the eOn Web Center as a software-only application suite. Separately priced software features available on our eQueue and eNterprise platforms serve a broad range of customer needs spanning from typical voice communications systems to advanced, Web-centric contact center applications. Our eQueue products won "Best of Show" awards at the 1997 and 1998 CT Expo, "Product of the Year" awards in 1997 and 1998 from Call Center magazine and in 1999 from Call Center Solutions magazine, and "Gold Best-in-Class Users Choice Award" in 1999 from Customer Support Management magazine.

  Our Linux communications server products and products under development consist of the following:

  . eQueue 4000. The eQueue 4000 is designed for mission-critical contact center applications. It has redundant fault tolerance with dual power supplies and dual industrial-grade, Pentium processor-based computers with hot standby. In addition, the eQueue 4000 has hardware-based fault monitoring intended to provide continuous operation with no detectable interruption. The eQueue 4000 bus and cage structure supports configurations of up to 4,000 communications ports through custom telephony and voice-over-Internet Protocol boards. The eQueue 4000 is primarily intended for customers who require open, standards-based advanced contact center capabilities with integrated Web center features.

  . eNterprise 2000. The eNterprise 2000 is designed for less mission-critical applications than the eQueue 4000. In its base configuration, the eNterprise 2000 is not redundant and utilizes a Pentium-based computer. A dual computer configuration is available as an option to meet redundancy requirements. In addition, the eNterprise 2000 has a software-based fault monitoring system. The eNterprise 2000 bus and cage structure supports configurations of up to 2,000 communications ports through custom high-density telephony and voice-over-Internet Protocol boards. The eNterprise 2000 is primarily intended for customers who require an open, standards-based voice communications system with advanced features to integrate PC applications and database information. The eNterprise 2000 is scheduled for introduction in early 2000.

  . eNterprise 200. The eNterprise 200, which is under development as our entry-level communications server for installations requiring up to 200 ports, will integrate Web center functionality with extensive voice capabilities. The eNterprise 200 will offer many of the features of the 4000 and eNterprise 2000 on an all-in-one PC platform, to cost-effectively address the evolving communications requirements of smaller installations. We intend to introduce the eNterprise 200 in early 2001.

  . eOn Web Center. The eOn Web Center is a Linux-based software application suite for routing, tracking and responding to customer e-mail and Web-based communications in real-time. The eOn Web Center is primarily intended for smaller customers engaged in e-commerce who require advanced, Web-based customer interaction capabilities. We intend to introduce the initial version of our eOn Web Center product in the first half of 2000.

Communications Server Software Features

  Our Linux communications servers have numerous software features, most of which will be offered on each of our eQueue and eNterprise platforms. These software features can be broadly categorized into four different functional groups:

  . integration of voice communications with Web-based communications to provide enhanced responsiveness to customers or within an organization;

  . comprehensive real-time tools for managing contact centers and agents;

  . a broad suite of contact center productivity features that improve agent efficiency; and

  . a large number of interfaces with third-party systems and communications protocols to provide versatility and customization.

Integration of Communications Responses to Customers

  Our Linux communications servers provide comprehensive customer relationship management features that improve the level of responsiveness to customers. These features save customers time, facilitate transactions and build customer loyalty. They support direct customer interactions for personalized service through the customer's choice of communications media, including voice, e-mail and the Internet. Our systems are designed to manage high volume and complex customer communications using voice, e-mail and live interaction on the Web.

  The following table summarizes the features of our products that enhance responsiveness to customers.

            Feature                    Description                    Benefit
---------------------------------------------------------------------------------------
  E-mail Queuing               Manages flow of e-mail       . Enhances quality of
                               messages and routes e-mail     customer service
                               to agents based on specified
                               routing algorithms
---------------------------------------------------------------------------------------
  Web Callback                 Immediately notifies an      . Increases probability that
                               agent to call customer when    Web visitors become
                               customers click Web button     customers
                                                            . Personalized customer
                                                              service
---------------------------------------------------------------------------------------
  Agent Callback               Automatic routing of         . Personalized customer
                               customers to the same agent    service
                               he or she spoke with         . Saves time
                               previously
---------------------------------------------------------------------------------------
  Tailored Greeting            Automatic customer           . Personalized customer
                               identification with            service
                               automated answers to
                               frequent questions
---------------------------------------------------------------------------------------

 Products Under Development

------------------------------------------------------------------------------------
Text Chat               Provides real-time text-based   . Rapid interaction with
(first half 2000)       interaction between customers     agents in text chat
                        and agents when customers         environment reduces
                        click Web button                  mistakes and provides
                                                          written record
------------------------------------------------------------------------------------
Instant Messaging       Provides immediate alert on     . Saves time
(first half 2000)       screen to initiate interaction  . Facilitates rapid response between customer and agents
------------------------------------------------------------------------------------
Collaboration           Enables agents to walk          . Personalized customer
(first half 2000)       customers through problems on-    service
                        line                            . Saves time
                                                        . Increases probability
                                                          of a completed transaction
------------------------------------------------------------------------------------
H.323 Standard Voice-   Provides Web-based voice        . Necessary for universal
Over-Internet Protocol  communications independent of     voice communication over
(second half 2000)      specific vendor equipment         the Internet
                                                        . Reduces communications
                                                          costs

            Feature                    Description                    Benefit
----------------------------------------------------------------------------------------
  Enhanced Collaboration with  Enables customers and agents . Helps customers complete a
  H.323 Standard and Web       to carry on voice              transaction that might
  Displays                     communications while sharing   otherwise be abandoned
  (second half 2000)           documents over a single link . Supports interactive
                               using voice-over-Internet      transmission of Web screens
                               Protocol and applications    . Speeds collaboration
                               such as Microsoft NetMeeting
----------------------------------------------------------------------------------------
  Enhanced E-mail              Adds the capability to       . Allows customers and
  (second half 2000)           create templates so that       agents to communicate via
                               agents can provide quicker     medium of choice in a
                               responses. Also leverages      seamless way
                               unified messaging for
                               response to voice and fax
                               via a single e-mail
                               interface
----------------------------------------------------------------------------------------
  Integrated Voice Processing  Provides voice mail, fax     . Saves time
  System                       support and unified          . Reduces calls required to
  (second half 2000)           messaging which ties           retrieve messages
                               together voice, fax and e-   . Reduces separate equipment
                               mail in a single interface     requirements by running
                                                              directly on the server
----------------------------------------------------------------------------------------
  Unified Messaging            Presents voice mail, fax and . Saves time
  (second half 2000)           e-mail together on a single  . Easy access to all message
                               user interface                 forms without multiple
                                                              calls

Contact Center Management Tools

  We supply a comprehensive set of real-time tools for monitoring and managing the performance of a contact center and its agents. These tools integrate the management of both voice and Web communications. Supervisors use our monitoring tools to set performance levels. Managers use our reporting features to monitor workload, analyze trends in customer communications and forecast resource needs.

  The following table summarizes the features of our products which support enhanced contact center management.

            Feature                    Description                    Benefit
---------------------------------------------------------------------------------------
  Real-Time Agent Reporting    Real-time reporting that     . Identifies under-utilized
                               describes agent activity       agents for timely
                                                              reallocation of workloads
---------------------------------------------------------------------------------------
  Custom Display               Tools for customizing        . Contact center can
                               information displayed to       emphasize information to
                               agents                         agent that is deemed most
                                                              important
---------------------------------------------------------------------------------------
  Agent Service Observation    Real-time monitoring of      . Improves quality control
                               agents                       . Timely customer service
                                                              and training improvement
---------------------------------------------------------------------------------------
  Enterprise Management        Reports for analysis and     . Facilitates managing and
  Reports                      forecasting                    analyzing customer trends

Contact Center Productivity Features

  Customer contact centers must operate efficiently in order to maximize productivity of agents and provide improved customer service. Customer sales and service agents use these features to handle each customer contact, whether via telephone or the Internet, quickly and intelligently. We also provide the tools and features required for virtual contact centers so that agents and supervisors can operate from any location as if they were in one centralized location supported by common management systems, communications links and databases. Our contact center systems have numerous automated features that increase the productivity of agents and centers.

  The following table summarizes the features of our products which support enhanced contact center productivity.


          Feature                      Description                                         Benefit
--------------------------------------------------------------------------------------------------
CTI Features
--------------------------------------------------------------------------------------------------
Caller ID Support &  Provides selected             . Real-time access to
Screen Pops          information about the caller    customer information
                                                   . Delivers database
                                                     information onto agent
                                                     display
                                                   . Shorter and more efficient
                                                     customer communications
-------------------------------------------------------------------------------
PC Phone Control     Provides a Windows-based PC   . Easy to use interface
                     application for controlling     improves agent
                     an agent's telephone and        productivity
                     status
-------------------------------------------------------------------------------

Virtual Contact Centers

------------------------------------------------------------------------------------
Home Agent                Integrates agents into a      . Employee flexibility
                          contact center from a remote  . Increases pool of
                          location                        potential  agents
                                                        . Decreases need for large
                                                          call centers
                                                        . Reduces costs
------------------------------------------------------------------------------------
Multi-site Networking     Permits groups of agents in   . Provides efficient routing
                          multiple locations to           to available agents (load
                          operate as an integrated        balancing)
                          customer contact center
------------------------------------------------------------------------------------

Automated Features

------------------------------------------------------------------------------------
Skills-based Routing      Utilizes multiple algorithms  . Ensures calls and Web
                          to route calls to               contacts are routed
                          appropriate agent               promptly and properly
------------------------------------------------------------------------------------
Voice Mail and Automated  Handles and directs calls     . Reduces the need for agent
Attendant                 that do not require             interaction
                          sophisticated call routing
------------------------------------------------------------------------------------
Intelligent Announcement  Presents customers with       . Provides callers with
System                    interactive, prerecorded        useful automated
                          information, estimated wait     information
                          times, number of agents
                          available and other
                          statistics
------------------------------------------------------------------------------------
Automatic Agent Greeting  Prerecorded agent greetings   . Improves customer
                          and notification to agents      interaction

Versatility and Ease of Customization

  Enterprises demand customization, versatility and flexibility in their communications systems. We have designed our products to be highly configurable to adapt to our customers' diverse and constantly changing needs. Because we offer flexible and configurable features and because Linux is an open source code operating system, we are able to customize our products readily to suit individual customers' needs.

  The Linux operating system, our Ethernet connectivity and our integrated Internet Protocol communications capabilities facilitate integration of e-mail and Web-based communications and a wide variety of computer telephony functions. These open standards support a wide range of interfaces and protocols. Therefore, we can readily integrate functions based on third-party applications, databases and Web servers.

  The following table summarizes the features of our products that support versatility and ease of customization.


          Feature             Description                     Benefit
-------------------------------------------------------------------------------
Embedded SQL/ODBC    Database interface            . Accesses call center data
Server                                               in a data base
                                                   . Leverages existing
                                                     customer information
-------------------------------------------------------------------------------
Configuration        Network-based remote system   . Reduces system management
Manager              configuration tool              time and costs
-------------------------------------------------------------------------------
CTI Links (CSTA,     Combination of voice          . Data and commands flow
TSAPI, IBM           communications and computing    between the communications
CallPath, TAPI, and  capabilities which link         server and multiple host
Dialogic CT          telephony equipment to voice    computers, permitting a
Connect)             mail services, telephone        network implementation of
                     directories, customer           a variety of enhanced
                     information databases and PC    applications such as
                     applications                    screen synchronization,
                                                     automated outbound
                                                     dialing, automatic number
                                                     identification, screening
                                                     and call routing
-------------------------------------------------------------------------------
Active X Component   Provides tools for            . Develop customer
                     developers of call center       applications without the
                     applications to use a           need to understand complex
                     variety of programming          computer telephony
                     languages including C, C++,     integration protocols
                     Borland Delphi, Visual Basic
                     and Java
-------------------------------------------------------------------------------
Voice-over-Internet  Permits transmission of       . Reduces communications
Protocol             voice communications over       cost
(first half of       Internet Protocol networks
2000)

Millennium Voice Switching Platform

  The Millennium voice switching platform is a fully-featured private branch exchange with basic customer contact center and computer telephony integration features, primarily for enterprises with small to medium-sized installations. It can be expanded in a modular manner from 32 to 1,024 communications ports and provides enterprises with the ability to increase the number of ports and add new features through the simple installation of add-in cards and software.

  The Millennium supports the voice switching needs of enterprises with small to medium-sized installations and includes such features as voice mail, interactive voice response and caller identification. The Millennium also offers an advanced voice processing system with unified messaging, available in the first quarter of 2000, that integrates e-mail, voice mail and fax on a personal computer connected to a Millennium port; Auto Attendant, which is an automated answering and routing service; and PC Attendant Console, which provides customized computer telephony integration features that support the needs of various vertical markets.

  The Millennium can be used for multi-site networking by connecting Millennium platforms in multiple locations, thereby creating a private communications network that operates as if all sites were on a single system. The Millennium may also be networked with our Linux communications servers for a range of virtual private network applications. In addition, we offer our customers the ability to add ISDN, circuit-switched data, CTI host links and fiber remote virtual bus extenders to the Millennium platform. The Millennium can also be used to perform a variety of system integration functions, such as: a protocol converter between E1 trunks and T1 trunks; a channel bank that merges multiple voice and data circuits into a single digital communications system; and a hub serving as the enterprise entry port for fiber optic and T1 links.

  We also offer in-building wireless communications on our Millennium voice switching platform. This feature provides private digital micro-cellular voice and data communications within a building or campus to wireless handsets.

  We believe the Millennium product line addresses small and medium-sized installations that commonly do not have a need to implement e-commerce solutions and that such installations will continue to represent a significant market opportunity for the foreseeable future. We believe that we can continue to be successful in this market segment due to the flexibility, ease of configuration and customization, scalability and range of features and functionality, provided by the Millennium as compared to other PBXs.

Caribbean/Latin American Operations

  Our Caribbean/Latin American operations sell and service voice communications systems and cellular telephones and resell cellular airtime primarily in Puerto Rico. Voice communications systems sales and service consist primarily of equipment from third-party manufacturers. In addition, our Caribbean/Latin American operations serve as a dealer for our Millennium voice switching platform and our Linux communications servers.


Customers

Linux Communications Servers

   Our Linux communications server product line is designed for customers in most major segments of the voice communications and the integrated voice and Web communications markets.

Our current eQueue 4000 customer base reflects our position in the high-capacity and mission-critical segments of the market. Our newly introduced eNterprise 2000 and our eNterprise 200 under development are designed to address the voice and Internet communications needs of small and medium-sized installations, which are large market segments.

   To date, most of our Linux communications server customers are operators of large customer contact centers that require mission-critical reliability. They include outsourced customer service providers, catalog retailers, virtual customer contact centers (where customer service agents operate from any location as if they were in a centralized location), emergency-911 contact centers and other government agencies. Examples of our Linux communications server customers include: CallTech and The Product Line among outsourced customer contact service providers; Alpine Access, an outsourced virtual customer contact center; Fairfax County 911 and the FAA's Automated Flight Service Centers among mission-critical government services; and Appleseed's and Current among catalog retailers.

   The following are examples of our Linux communications server customers.

   CallTech. CallTech Communications, Inc. is a leading outsourced customer contact service provider to such clients as Priceline.com, CompuServe and Bell South. CallTech has improved agent productivity and quality of service for several customer relationship applications, including technical, on-line and Internet applications, as well as customer retention and new membership generation programs. CallTech has approximately 1,000 agents in two contact centers that use the eQueue 4000 and has ordered two more eQueue 4000 communications servers with e-mail routing and Web callback features to offer e-commerce support for their clients. CallTech plans to use these features to implement a fully integrated contact center, displacing other vendors' e-mail and Web callback management software, which CallTech has found difficult to integrate. With our eQueue 4000, CallTech can integrate Internet and telephone communications within a single system.

   Alpine Access. Alpine Access is a customer relations outsourcing provider that has a nationwide home agent network that function as a large virtual call center. By enabling agents to work at home, Alpine Access offers them flexible schedules and comfortable working environments. Therefore, Alpine Access is able to tap into a large, capable workforce that prefers this environment. Our eQueue 4000 system gives Alpine Access agents full multi-button agent phone functionality from home and provides immediate access to database information on their personal computers to service customers effectively.

   FAA. The FAA has a nationwide network of 61 Automated Flight Service Stations (AFSS) that provides services to pilots, including processing flight plans, pre-flight weather briefings, broadcasts of aviation weather and national airspace information, search and rescue communications and lost aircraft orientation. The FAA decided to upgrade its pilot contact management systems with new mission-critical, year 2000 compliant systems that also improved performance and added computer telephony capabilities. We believe the FAA selected us because of our high-capacity, mission-critical capabilities and our ability to respond rapidly and cost-effectively to provide the customized features needed. Calls to the FAA nationwide pilot weather briefing number are routed by our Linux communications servers to an AFSS. The FAA has a service goal of answering a minimum of 80% of all calls within 30 seconds. To help achieve this goal, our custom display software provides management of the Automatic Flight Service Stations with real-time three-dimensional graphs and tables on contact center performance so that management can react quickly to changing contact center conditions.

   Our pro forma and actual revenues in the five quarters ended July 31, 1999 have been heavily affected by our FAA contract. These installations were completed in June 1999. The FAA contract accounted for $11.1 million or 21% of our total pro forma revenues in the fiscal year ended July 31, 1999.

Millennium Voice Switching Platform

   Customers for our Millennium voice switching platform number over 5,400 end-users and include a broad cross-section of small and medium-sized installations. Examples of our Millennium customers are Budget Rent-A-Car, Circuit City, Florida Power, Hartz Mountain, Los Angeles Dodgers, Pennsylvania State School Systems, PETsMART, St. Cloud Minnesota School District, U-Haul, United States Coast Guard and United States Customs Service. An example of a major Millennium customer is described below.

   Circuit City. Circuit City is one of the largest retailers of brand name consumer electronics equipment in the United States. Circuit City has implemented our Millennium switching platform and our voice processing system in approximately 450 stores nationwide. Circuit City's regional customer service centers use the Millennium switching platform and the Millennium Real-Time Automatic Call Distributor package to intelligently route calls within the center and to provide management reports. Circuit City selected the Millennium because of its flexible call routing and automatic call distributor capabilities and easy installation and configuration.

   As e-mail and Web-based communications gain broad acceptance, we believe that some of our Millennium customers will decide to integrate these forms of communications into their communications systems and that they will then become potential customers for our Linux communications servers.

Sales and Marketing

   We target our marketing to increase brand awareness among customers, dealers, value added resellers and original equipment manufacturers through increased participation in trade shows, radio, print and Web advertisement, direct mail and other marketing activities. We are increasing our direct sales force and expanding our network of 140 dealers and value added resellers, targeting value added resellers with experience in both voice and data communications equipment and services.

   We directly sell, install, maintain and support our eQueue 4000 communications servers in the United States and through value added resellers internationally. We plan to sell our eNterprise communications servers directly and through our network of dealers and value added resellers. We use a direct sales force for sales of our Millennium voice switching platforms to national accounts and the federal government. We also sell the Millennium domestically and internationally through our network of dealers and value added resellers. All sales by our Caribbean/Latin American operations are direct. For fiscal 1999, our direct sales force accounted for approximately 79% of our pro forma revenues and our indirect distribution channels accounted for approximately 21% of our pro forma revenues.

   As of October 31, 1999, we had approximately 38 sales and marketing personnel in our Communications Systems operations and 35 in our Caribbean/Latin American operations. We have increased our Communication Systems sales and marketing personnel approximately 36% over the last twelve months, and we anticipate further increases in the future.

Research and Development

  The market for our products is characterized by rapidly changing technology, evolving industry standards and frequent product introductions. We believe that our future success depends in large part upon our ability to continue to enhance the functionality and capabilities of our products. We plan to extend the functionality of our hardware and software technology by continuing to invest in research and development.

  We substantially increased the number of employees engaged in research and development since 1998 and, as of October 31, 1999, we had 33 research and development employees, representing a 43% increase over the last twelve months. We expect to continue to increase the number of our research and development employees and to apply these additional resources to our new product development initiatives. In particular, we will add more software engineers and programmers to facilitate rapid development of our Linux communications servers and software. We intend to use independent contractors from time to time to assist with certain product development and testing activities.

  We are enhancing and extending our communications platforms and providing e-commerce enabling software. We routinely conduct market research and solicit input from our customers and a select set of partners as an integral part of our product planning.

  Current research and development initiatives include:

  . Product Line Enhancements. We are currently developing a number of enhancements for our eQueue 4000 and eNterprise 2000 communications servers to provide for better integration of voice and data capabilities and e-commerce capabilities, such as a voice-over-Internet Protocol and Web-based configuration and management. We also will continue to add support for industry-standard application interfaces and protocols for enhanced interoperability with other vendors' equipment and software.

  . E-Commerce Enabling Software. The eOn Web Center, a Web-based contact center, is a Linux software applications suite for routing, tracking and responding to customer e-mail and Web-based communications in real-time. Other features of this product under development include instant messaging, Web-based collaboration, and Web-based chat.

  . Product Family Expansion. The eNterprise 200 communications server will integrate Web functionality with extensive voice capabilities on a PC platform. This product will integrate PBX, automatic call distribution, voice mail, unified messaging, and data communications and database applications on a single PC-based platform. We plan to offer next-generation Internet Protocol-based telephones with this product.

  Our success depends, in part, on our ability to enhance our existing products and to develop functionality, technology and new products that address the increasingly sophisticated and varied needs of our current and prospective customers.

Manufacturing

  We use various contract manufacturers for line cards, trunk cards, components and subassemblies for our Linux communications servers. We receive, inspect and test components and subassemblies and then assemble and test each system. Each eQueue 4000 communications server is custom-configured at our facility prior to shipment.

  We currently use two contract manufacturers to produce the Millennium, CMC Industries, Inc. and Pensar Corporation. Both contract manufacturers perform printed circuit board assembly and soldering, in-circuit and functional testing and packaging. We believe that CMC and Pensar have sufficient capacity and technical capabilities to respond to foreseeable increases in customer demand and advances in technology. After final assembly by either manufacturer, we inspect and perform quality assurance testing prior to shipment to our dealers or customers. Under our contract with CMC we negotiate pricing annually for the next fiscal year. We make purchases from Pensar through purchase orders.

  We depend on sole source suppliers for certain components, digital signal processors and chip sets, voice processor boards, wireless handsets and base stations. Interruptions in the availability of components from our key suppliers could result in delays or reductions in product shipments, which could damage our customer relationships and harm our operating results. Finding alternate suppliers or modifying product designs to use alternative components could cause delays and expenses.

Competition

  The competitive arena for our products is changing very rapidly. Well-established companies and many emerging companies are scrambling to develop products to improve customer service in e-commerce. While the industry remains fragmented, it is rapidly moving toward consolidation, driven by both emerging companies' desires to expand product offerings and resources and established companies' attempts to acquire new technology and reach new market segments. A number of emerging companies have completed initial public offerings in recent months, while many more remain private. Most established competitors, as well as those emerging companies that have completed initial public offerings, currently have greater resources and market presence than we do. In addition, a number of our current and potential competitors have recently been acquired by larger companies who seek to enter our markets.

  We compete on the basis of providing a reliable integrated voice and data communications system that can be customized and configured rapidly and at low cost. Although we believe that we compete favorably with respect to these factors, we may not be successful in this rapidly changing and highly competitive market.

  Many of our current and potential competitors have significantly greater financial, technical, marketing, customer service and other resources, greater name recognition and a larger installed customer base than we do. Therefore, our competitors may be able to respond to new or emerging technologies and changes faster than we can. They may also be able to devote greater resources to the development, promotion and sale of their products. Actions by our competitors could result in price reductions, reduced margins and loss of market share, any of which would damage our business.

  Our current and potential competitors can be grouped into the following five categories:

Data Communications Equipment Suppliers

  Many data communications equipment suppliers have a strategic objective of penetrating the voice communications market, thereby substantially expanding their total served market. Among data-centric companies pursuing this strategy are Cisco Systems, 3Com and Sun Microsystems. Although data communications companies generally do not have substantial experience with voice communications systems, they could develop these capabilities internally or through acquisitions. For example, Cisco has recently completed or announced a number of acquisitions, which are intended to provide it with the capabilities to address market opportunities for integrated voice and data communications systems.

  We believe these companies face a substantial challenge in integrating their acquisitions and product development plans due to their limited experience in voice communications. Nevertheless, these companies can be expected to compete intensely in this market.

Web Center Software and Services Suppliers

  There are many competitors that supply software for managing the rapidly increasing volumes of Web communications for e-commerce. These competitors' products and services manage inbound and outbound e-mail and Web-based communications, while facilitating the delivery of specific and personalized information to each customer. They strive to enable e-businesses to enhance customer relationships, generate additional revenue opportunities and reduce the cost of online communications. Web center software competitors include eGain, Kana Communications, Mustang.com and WebLine Communications (announced acquisition by Cisco).

  We intend to compete in the Web center software and services market by providing integrated voice and data communications in a contact center environment or providing a direct upgrade path from a Web center to an integrated contact center.

Contact Center Software and Services Suppliers

  Some of our competitors, although not limited solely to contact center applications, offer comprehensive customer relationship management and communications software and services that include fully-integrated contact center functions. These companies' product offerings help organizations to reduce costs, increase revenues and transform the way they manage interactions in the contact center and across their organizations. These competitors include Clarify (announced acquisition by Nortel Networks), Genesys Telecommunications Laboratories (announced acquisition by Alcatel), Interactive Intelligence, Silknet Software and Vantive (announced acquisition by PeopleSoft). In addition, Aspect Communications, historically a supplier of traditional call center products, is repositioning its product line as a comprehensive contact center software and services offering.

Emerging PCX Suppliers

  A number of companies seek to provide all-in-one communications platforms that reduce costs by using PC-based standards and data networks for voice communications. A defining characteristic of PCX products is their open system architecture, which, compared to the closed architecture of proprietary systems, provides greater ease of use, more applications and expanded programmability. Companies in this category include AltiGen Communications, Artisoft, Picazo Communications, NBX Corporation (acquired by 3Com), Selsius Systems (acquired by Cisco), and Calista (announced acquisition by Cisco). Our eNterprise products compete with PCX products by providing integrated contact center features, high reliability and scalability.

Voice Communications Equipment Suppliers

  A number of companies provide products for the traditional voice communications market. These products include PBXs, automatic call distributors and related products that have generally been based on proprietary hardware and software. These companies are expanding beyond voice communications into the data communications market and migrating to standards-based software product offerings to address customer contact centers and other applications. These companies include Alcatel, Aspect Communications, Lucent Technologies, Mitel, NEC, Nortel Networks, Rockwell Electronic Commerce and Siemens.

Intellectual Property

  We rely on patent, trademark, copyright, trade secret protection and confidentiality and license agreements with our employees, clients, partners and others to protect our proprietary rights. We currently have 23 patents issued in the United States and additional patents pending. There can be no assurance that any of our patent applications pending will result in patents being issued.

  Our patent position and that of technology companies in general, involves complex legal and factual questions and, therefore, the validity and enforceability of our patents cannot be predicted with certainty. The steps we have taken to protect our proprietary rights might not be adequate. Third parties might infringe or misappropriate our patents, trade secrets, trademarks and similar proprietary rights. Furthermore, others might independently develop or duplicate technologies similar to ours.

  If we fail to protect our intellectual property, our business, financial condition and results of operations could be harmed. In addition, we may have to litigate to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of management and technical resources, which could harm our business, financial condition and results of operations.

  "eOn," "eQueue," "eNterprise" and "Millennium" are trademarks of eOn.

Facilities

  Our corporate offices occupy approximately 25,000 square feet in Memphis, Tennessee, under a lease expiring May 31, 2000. We expect to relocate our headquarters to a larger facility in Memphis in 2000. We also lease office, manufacturing and related space in the following cities: Kennesaw, Georgia; San Juan, Puerto Rico; Corinth, Mississippi; Engelwood, Colorado; and Guelph, Ontario, Canada.

Employees

  As of October 31, 1999, we employed 249 people, of whom 149 were in our Communication Systems operations and 100 were in our Caribbean/Latin American operations. Our Communication Systems operations had 38 employees in sales and marketing, 33 in research and development, 32 in service, technical support and training, 25 in manufacturing operations and quality assurance and 21 in finance and administration. We also employ independent contractors and temporary employees. None of our employees is represented by a labor union, and we consider our employee relations to be good.

Legal Proceedings

  In the ordinary course of our business, we may from time to time be involved in litigation with employees, customers and others.

  In 1997, Cellu-Tel, Inc. filed an action against us essentially alleging that we breached the terms of our contract by ceasing to supply services to the plaintiffs. The complaint seeks damages of approximately $854,430. We believe that this litigation is without merit and will not have a material adverse effect on our business.

  In July 1998, CBC Distribution & Marketing, Inc. filed an action against us essentially alleging that a communications system purchased by CBC failed to function as represented. The complaint, which also names Sprint International Communications and our dealer, Technicom Communications, Inc., seeks actual damages of approximately $1.5 million due to disruption of its fantasy football pool operations plus punitive damages and attorneys' fees. A trial date has been set for March 6, 2000. We believe that this litigation is without merit and will not have a material adverse effect on our business.

  In November 1998, WSI, Inc., a distributor of telecommunications systems filed an action against Cortelco Puerto Rico, Cortelco Systems Holding Corporation and David S. Lee, one of our directors. The complaint essentially alleges that the defendants misused confidential information and otherwise engaged in unfair competition with WSI by attempting to hire WSI employees and to discredit WSI with a supplier and with customers. The complaint seeks damages in excess of $15 million plus costs and attorneys' fees. We believe that this litigation is without merit and will not have a material adverse effect on our business.

                                   MANAGEMENT

Executive Officers and Directors

  The executive officers and directors of eOn, and their ages as of October 31, 1999, are as follows:

             Name             Age                  Position
             ----             ---                  --------
 J. Michael O'Dell...........  51 President, Chief Executive Officer and
                                  Director
 Stephen N. Samp.............  35 Chief Financial Officer, Vice President of
                                  Finance and Administration and Secretary
 Robert R. Cash..............  44 Vice President of Sales and Marketing
 Troy E. Lynch...............  35 Vice President of Engineering
 David M. Fredrick...........  46 Vice President/General Manager
 Sergio R. Moren.............  54 Vice President/General Manager of
                                  Caribbean/Latin American Operations
 David S. Lee (1)............  62 Chairman of the Board
 Stephen R. Bowling (1) (2)..  57 Director
 Robert P. Dilworth (2)......  58 Director
 W. Frank King (1)...........  59 Director
 Jenny Hsui Theleen (1) (2)..  46 Director

--------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

  J. Michael O'Dell became Chief Executive Officer and a director of eOn in April 1998 and became President in October 1997. He was Chief Operating Officer of eOn from October 1997 to April 1998. From May 1993 to October 1997, Mr. O'Dell held management positions at VTEL Corporation, a visual communications company, most recently as Vice President and General Manager for the Enterprise Systems Division. Prior to VTEL, Mr. O'Dell was Vice President, PC Products at Dell Computer Corporation, and held management positions at IBM. Mr. O'Dell received an M.S. from the United States Naval Postgraduate School and a B.S. from the United States Naval Academy.

  Stephen N. Samp became Chief Financial Officer, Vice President of Finance and Administration and Secretary of eOn in March 1998. From June 1995 to February 1998, Mr. Samp was Vice President, Controller and Chief Accounting Officer at Guardsmark, Inc., a private security services firm. Mr. Samp was previously with Deloitte, Haskins & Sells, an accounting firm. Mr. Samp received an M.B.A. from the Wharton Graduate School of Business and a B.S. from the Ohio State University.

  Robert R. Cash became Vice President of Sales and Marketing for eOn in March 1998. From June 1996 to March 1998, he was Senior Vice President at Coherent Communications Systems Corporation, a telephone apparatus company. Prior to 1994, Mr. Cash held various management positions with AT&T, including Vice President of Consumer Products, Vice President and General Manager of the Wireless Terminal Strategic Business Unit and Vice President of New Business Development. Mr. Cash received an M.B.A. from Rutgers University and a B.A. from Lipscomb University.

  Troy E. Lynch became Vice President of Engineering for eOn in February 1999. From December 1997 to January 1999, he was Vice President of Research and Development at Hayes Corporation, a manufacturer of cable, DSL, analog modems and remote access equipment. Mr. Lynch joined Hayes Corporation via a merger with Access Beyond Inc., where he served as Vice President of Engineering from September 1996 to December 1997. Prior to 1996, Mr. Lynch served as Director of Engineering for Penril Communications Inc., a telecommunications company. Mr. Lynch received a M.S. from Johns Hopkins University and a B.S. from the University of Maryland.

  David M. Fredrick became Vice President/General Manager in April 1999 upon eOn's acquisition of BCS Technologies. From 1988 until April 1999, Mr. Fredrick was President and director of BCS Technologies. Prior to 1988, Mr. Fredrick was Vice President and Chief Operating Officer of Big O Tire Dealers, a retail tire and auto service company. Mr. Fredrick received an M.B.A. and a B.A. from the University of Denver.

  Sergio R. Moren became Vice President/General Manager of Caribbean/Latin American operations in April 1999. From February 1998 until April 1999, Mr. Moren was President of Cortelco Puerto Rico. From January 1996 to February 1998, he was Vice President of Integrated Technologies, a contract manufacturer. Prior to 1996, Mr. Moren held executive positions in manufacturing, sales and marketing at ITT Industries, Inc., an engineering and manufacturing company, including President and General Manager of ITT Qume Caribe, a division of ITT Industries. Mr. Moren received a masters degree from Harvard University and a B.S. from Santa Maria University.

  David S. Lee became the Chairman of eOn in 1991. Mr. Lee is also a director of ACT Manufacturing, Inc., a contract manufacturer; Centigram Communications Corporation, a communications management system company; and Linear Technology Corporation, a semiconductor company. Mr. Lee is also a Regent of the University of California. From 1985 to 1988, Mr. Lee was President and Chairman of Data Technology Corporation, a computer peripheral company. Prior to 1985, he was Group Executive and Chairman of the Business Information Systems Group of ITT Corporation, a diversified company, and President of ITT Qume, formerly Qume Corporation, a computer systems peripherals company. In 1973, Mr. Lee co-founded Qume Corporation and was its Executive Vice President until the company was acquired by ITT Corporation in 1978. Mr. Lee received an M.S. from North Dakota State University and a B.S. and an honorary doctorate from Montana State University.

  Stephen R. Bowling became a director of eOn in September 1993. From 1994 to October 1997, he was the President of eOn and, from 1994 to April 1998, he was the Chief Executive Officer of eOn. In September 1993, Mr. Bowling became President, Chief Executive Officer and a director of Cortelco Systems Holding Corporation. Mr. Bowling is the President and Chief Executive Officer of eManage.com, an Internet Web site service company. From 1978 to 1984, Mr. Bowling held executive positions with Qume Corporation, including Executive Vice President and General Manager. Mr. Bowling received an M.B.A. from Stanford University and a B.A. from Williams College.

  Robert P. Dilworth became a director of eOn in July 1998. He is the Chairman of Metricom, Inc., a wireless data communications company, and was its President from 1987 to 1997 and its Chief Executive Officer from 1987 to 1998. Mr. Dilworth is also a director of Araphon Corporation, a computer software company. Mr. Dilworth received a B.S. from Los Angeles State University.

  W. Frank King became a director of eOn in September 1998. Mr. King is a director of PSW Technologies, Inc., a software integration consulting firm, and was its President and Chief Executive Officer from 1992 to 1998. He is also a director of Excalibur Technologies Corporation, a software company; Auspex Systems Inc., a computer server manufacturer; Best Software, Inc., an application software company; and Natural Microsystems Corporation, a telecommunications company. Dr. King earned a Ph.D. from Princeton University, an M.S. from Stanford University and a B.S. from the University of Florida.

  Jenny Hsui Theleen became a director of eOn in July 1997. She is the Chairman of CV Transportation Services, an integrated transportation and distribution company. In 1984, Ms. Theleen co-founded ChinaVest, a private equity investment firm, and is a managing director of ChinaVest. Ms. Theleen earned her post-graduate degree from L'Institut d'Etudes Politiques and a bachelor's degree from the University of Singapore.

Committees of the Board of Directors

  Our board of directors consists of six members, including our Chief Executive Officer. In accordance with our certificate of incorporation, our board of directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2000, Class II, whose term will expire at the annual meeting of stockholders to be held in 2001, and Class III, whose term will expire at the annual meeting of stockholders to be held in 2002. Currently, the Class I directors are Stephen R. Bowling and Jenny Hsui Theleen, the Class II directors are Robert P. Dilworth and David S. Lee, and the Class III directors are W. Frank King and J. Michael O'Dell. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

  Our board of directors has established an audit committee and a compensation committee. The audit committee consists of independent directors Stephen R. Bowling, Robert P. Dilworth and Jenny Hsui Theleen. The audit committee makes recommendations to the board regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by eOn's independent auditors, and reviews and evaluates eOn's internal control functions. The compensation committee consists of Stephen R. Bowling, W. Frank King, David S. Lee and Jenny Hsui Theleen.

Director Compensation

  Directors currently do not receive any cash compensation for services provided as a board member but are reimbursed for out-of-pocket expenses they incur in connection with attendance at board meetings. Pursuant to our 1997 Equity Incentive Plan, Robert P. Dilworth and W. Frank King were each granted an option to purchase 18,000 shares of common stock at an exercise price of $0.70 per share in July 1998 and September 1998, respectively, and an option to purchase 17,027 shares of common stock at an exercise price of $6.50 per share in December 1998. Directors are eligible to receive discretionary option grants pursuant to the 1999 Equity Incentive Plan and employee directors will also be eligible to participate in the 1999 Employee Stock Purchase Plan. See "Stock Incentive Plans."

Compensation Committee Interlocks and Insider Participation

  In April 1998, our board of directors established a compensation committee. The compensation committee is responsible for approving all compensation arrangements for our officers and for administering our employee stock option and stock purchase plans. In the last fiscal year, the compensation committee was composed of Stephen R. Bowling, David S. Lee and Jenny Hsui Theleen. W. Frank King joined the compensation committee in February 1999. Other than Stephen R. Bowling, who served as eOn's President from 1994 to October 1997 and as eOn's Chief Executive Officer from 1994 to April 1998, none of the members of the compensation committee are, or have ever been, officers or employees of eOn. Prior to the formation of the compensation committee, our board of directors made all decisions regarding our officers' compensation arrangements. See "Certain Transactions."

Executive Compensation

  The following table sets forth certain information concerning the compensation earned for the fiscal year ended July 31, 1999 for (a) eOn's Chief Executive Officer and (b) each other executive officer of eOn whose total salary and bonus exceeded $100,000 for services rendered to eOn and its subsidiaries during the fiscal year 1999. For information regarding terms of the stock options, see "Stock Incentive Plans."

  The annual compensation of Messrs. Fredrick and Lynch each exceed $100,000. However, because they were hired during fiscal year 1999 and their total compensation earned as of the end of fiscal year 1999 did not exceed $100,000, they are not included in the following table as named executive officers.

Summary Compensation Table

                                                                     Long-Term
                                          Annual Compensation       Compensation
                                     -----------------------------  ------------
                                                                     Securities
                                                      Other Annual   Underlying
Name and Principal Position           Salary   Bonus  Compensation    Options
---------------------------          -------- ------- ------------  ------------
J. Michael O'Dell................... $208,106 $    --   $    --       217,000
Robert R. Cash......................  143,077  34,925    38,979(1)     58,750
Sergio R. Moren.....................  107,500   1,506    12,225(2)     49,000

--------

(1) Represents reimbursement of relocation expenses.

(2)Represents an automobile allowance.

Option Grants in Last Fiscal Year

  The following table sets forth each grant of stock options made during fiscal year 1999 to each of the named executive officers. Options generally vest at either a rate of 12.5% (beginning six months after the vesting commencement date and vesting in equal monthly installments over a three and one-half year period thereafter) or at a rate of 25% (beginning one year after the vesting commencement date and vesting in equal monthly installments over a three year period thereafter). These options have a term of 10 years.

  The potential realizable value is calculated based on the term of the option at the time of grant, which is 10 years. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our stock price performance. The potential realizable value at 5% and 10% appreciation is calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

                                Individual Grants
                    -----------------------------------------
                                                                  Potential
                                                               Realizable Value
                               Percentage                     at Assumed Annual
                    Number of   of Total                        Rates of Stock
                    Securities  Options   Exercise            Price Appreciation
                    Underlying Granted in  Price               for Option Term
                     Options     Fiscal     Per    Expiration ------------------
       Name          Granted    1999 (1)   Share      Date       5%       10%
       ----         ---------- ---------- -------- ---------- -------- ---------
J. Michael
 O'Dell...........    67,000       5.2%    $6.50    12/21/08  $273,884 $ 694,075
                     150,000      11.7     10.38    04/07/09   979,189 2,481,457
Robert R. Cash....     8,750       0.7      6.50    12/21/08    35,768    90,644
                      50,000       3.9     10.38    04/07/09   326,396   827,152
Sergio R. Moren...    19,000       1.5      6.50    12/21/08    77,668   196,827
                      30,000       2.3     10.38    04/07/09   195,838   496,291

--------

(1) Based on an aggregate of 1,277,716 shares subject to options granted to employees of eOn under the 1997 Equity Incentive Plan and 1999 Equity Incentive Plan in fiscal 1999, including the named executive officers.

Aggregated Options Exercised in Fiscal 1999 and Year-End Option Values

  The following table sets forth, for the named executive officers, the shares acquired and the value realized on each exercise of stock options during the year ended July 31, 1999, and the number and value of securities underlying unexercised options held by the named executive officers at July 31, 1999. Options generally vest at either a rate of 12.5% (beginning six months after the vesting commencement date and vesting in equal monthly installments over a three and one-half year period thereafter) or at a rate of 25% (beginning one year after the vesting commencement date and vesting in equal monthly installments over a three year period thereafter). These options have a term of 10 years. There was no public trading market for the common stock as of July 31, 1999. Accordingly, the value of unexercised in-the-money options have been
calculated assuming the shares of common stock have a value of $      per
share.

                                             Number of Securities
                          Shares            Underlying Unexercised   Value of Unexercised In-
                         Acquired                   Options              The-Money Options
                            On             ------------------------- -------------------------
Name                     Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
----                     -------- -------- ----------- ------------- ----------- -------------
J. Michael O'Dell.......    --       --      56,458       245,542        $            $
Robert R. Cash..........    --       --       7,760        65,990
Sergio R. Moren.........    --       --       3,958        45,042

Stock Incentive Plans

1999 Equity Incentive Plan

  In April 1999, our board of directors adopted, and the stockholders approved, the 1999 Equity Incentive Plan. There is currently an aggregate of 2,000,000 shares of common stock authorized for issuance under the plan. The plan provides for the grant of incentive stock options, as defined under the Internal Revenue Code of 1986, as amended, to employees and nonstatutory stock options, restricted stock purchase awards, stock bonuses and stock appreciation rights to employees, directors and consultants of eOn and its affiliates. The plan is administered by a committee appointed by the board of directors which determines recipients and types of awards to be granted, including the exercise price, the number of shares subject to the award, the vesting rate and the exercisability of awards.

  The terms of options granted under the plan may not exceed 10 years. The exercise price is determined by the board of directors, provided that the exercise price for an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of the option grant, and the exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of the option grant. Generally, the optionee may not transfer a stock option other than by will or the laws of descent or distribution unless the optionee holds a nonstatutory stock option that provides for transfer in the stock option agreement. However, an optionee may designate a beneficiary who may exercise the option following the optionee's death. An optionee whose service relationship with eOn or any affiliate ceases for any reason may exercise vested options for the term provided in the option agreement.

  No incentive stock option may be granted to any person who, at the time of the grant, owns, or is deemed to own, stock possessing more than 10% of the total combined voting power of eOn or any affiliate of eOn, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year, under all eOn stock plans and its affiliates, may not exceed $100,000.

  When eOn becomes subject to Section 162(m) of the Internal Revenue Code, which denies a deduction to publicly held corporations for certain compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000, no person may be granted options under the plan covering more than 500,000 shares of common stock in any calendar year.

  Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for the grant of awards under the plan. Restricted stock purchase awards granted under the plan may be granted pursuant to a repurchase option in favor of eOn in accordance with a vesting schedule and at a price determined by the board of directors. Stock bonuses may be awarded in consideration of past services without a purchase payment. Unless otherwise specified, rights under a stock bonus or restricted stock bonus agreement generally may not be transferred other than by will or the laws of descent and distribution during such period as the stock awarded pursuant to such an agreement remains subject to the agreement.

  If there is any sale of substantially all of eOn's assets, any merger, reverse merger or any consolidation in which eOn is not the surviving corporation, or any acquisition by certain persons, entities or groups of 50% or more of eOn's stock, all outstanding awards under the plan either will be assumed or substituted by any surviving entity. If the surviving entity determines not to assume or substitute such awards, the vesting provisions of such stock awards will be accelerated and the awards terminated if not exercised prior to such transaction.

  As of October 31, 1999, no stock bonuses or restricted stock awards had been granted, options to purchase 1,078,307 shares of common stock were outstanding, no options had been exercised and 921,693 shares remained available for future grants pursuant to the plan. The plan will terminate in April 2009.

1997 Equity Incentive Plan

  In April 1998, our board of directors and stockholders approved the 1997 Stock Incentive Plan, which provides for the grant of incentive stock options, nonqualified stock options and restricted stock awards to employees and consultants. A maximum of 450,000 shares of common stock have been reserved for issuance under the plan. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year, under all stock plans of eOn and its affiliates, may not exceed $100,000.

  The plan is administered by the board of directors, which has the authority to determine which eligible individuals are to receive options or restricted stock awards, the terms of such options or awards, the status of such options as incentive or nonqualified stock options under the federal income tax laws, including the number of shares, exercise or purchase prices and exercisability, vesting schedule and the time, manner and form of payment upon exercise of an option. The exercise price of options granted under the plan is determined by the compensation committee. The options expire after a specified period that may not exceed ten years or in the case of a stockholder holding greater than 10% of the voting power, five years. As of October 31, 1999, options to purchase 334,407 shares were outstanding, no options had been exercised, and 115,593 shares remained available for future grants pursuant to the plan. The plan will terminate in April 2008. Our board of directors has determined that no further options will be granted under the plan after the completion of this offering.

1997 Equity Incentive Plan of BCS Technologies, Inc.

  In April 1999, in connection with the acquisition of BCS, we assumed the 1997 Stock Incentive Plan of BCS, which provides for the grant of incentive stock options, nonqualified stock options and restricted stock awards to employees and consultants. A maximum of 96,495 shares of our common stock have been reserved for issuance under the plan. As of October 31, 1999, options to purchase 94,279 shares were outstanding, no options had been exercised, and 2,216 shares remained available for future grants pursuant to the plan. The plan will terminate in January 2007. Our board of directors has determined that no further options will be granted under the plan after the completion of this offering.

1999 Employee Stock Purchase Plan

  In April 1999, our board of directors and stockholders approved the 1999 Employee Stock Purchase Plan, which enables eligible employees to acquire shares of common stock through payroll deductions. The plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. The initial offering period will start on the date of this prospectus and end on August 31, 2000, with purchase dates on February 29, 2000 and August 31, 2000, unless otherwise determined by our board of directors. Each offering under the plan after the initial offering will run for one year, unless otherwise determined by the board of directors prior to the beginning of such offering. During each offering period, an eligible employee may select a rate of payroll deduction of up to 15% of compensation. The purchase price for the common stock purchased under the plan is 85% of the lesser of the fair market value of the shares on the first day or the purchase date. An aggregate of 250,000 shares of common stock have been reserved for issuance under the plan.

Employment Agreement

  With the exception of David M. Fredrick, Vice President/General Manager, none of our executive officers has an employment agreement, and each of such executive officers serves at the discretion of our board of directors. On April 12, 1999, eOn entered into an employment agreement with Mr. Fredrick. Pursuant to the terms of such agreement, Mr. Fredrick is to receive annual salary of $165,000 in 1999 and an annual salary of $175,000 in 2000. Mr. Fredrick will receive an option to purchase 70,000 shares of common stock, 60,000 shares of which vest on January 2, 2001 and 10,000 shares of which vest on January 2, 2002.

401(k) Plan

  Effective July 15, 1990, as amended on October 1, 1995, our board of directors adopted an employee savings and retirement plan covering certain of our employees. Pursuant to the 401(k) plan, eligible employees may elect to reduce their current compensation by up to the lesser of 16% of such compensation or the statutorily prescribed annual limit ($10,000 in 1999) and have the amount of such reduction contributed to the plan. eOn may make contributions equal to 50% of the first 6% of the total of an employee's elective contribution and/or their after-tax employee contribution up to a maximum of $2,000 to the plan on behalf of eligible employees. Additionally, we may make an additional non-matching contribution on a discretionary basis on behalf of all eligible employees. The plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by eOn to the plan, and income earned on the plan contributions, and so that contributions by eOn, if any, will be deductible by us when made. The trustee under the plan, at the direction of each participant, invests the plan employee salary deferrals in selected investment options. We made monthly contributions to the plan in fiscal 1999. We expect to continue to make monthly contributions at least through fiscal 2000.

Limitation of Liability and Indemnification Matters

  Our bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and agents to the fullest extent permitted by Delaware law. We are also empowered under our bylaws to enter into indemnification contracts with our directors and executive officers and to purchase insurance on behalf of any person we are required, or permitted, to indemnify. Pursuant to this provision, we expect to enter into indemnity agreements with each of our directors and executive officers.

  In addition, our certificate of incorporation provides that, to the fullest extent permitted by Delaware law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to us, acts or omissions not in good faith or involving intentional misconduct, knowing violations of law, any transaction from which the director derived an improper personal benefit, improper transactions between the director and us and improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

  We expect to enter into agreements with our directors and officers that require us to indemnify them against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of eOn or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of eOn and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

                       PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of eOn's outstanding common stock as of October 31, 1999 and as adjusted to reflect the sale of the common stock being offered hereby by:

  . each person (or group of affiliated persons) who is known by eOn to own beneficially more than 5% of the common stock;

  . each of the named executive officers;

  . each of the directors;

  . all directors and executive officers of eOn as a group; and

  . each of eOn's current stockholders who is expected to sell shares in the offering.

  Unless otherwise specified, the address of the stockholder is the address of eOn set forth in this prospectus.

  Beneficial ownership is determined in accordance with the rules of the SEC and generally means sole or shared power to vote or direct the voting or to dispose or direct the disposition of any common stock. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 9,074,826 shares of common stock
outstanding as of October 31, 1999 and    shares of common stock outstanding
after completion of this offering assuming no exercise of the underwriters' over-allotment option. If the underwriters' over-allotment option is exercised
in full,        shares of common stock will be outstanding after the completion of this offering.

                             Beneficial
                              Ownership               Beneficial Ownership
                          Prior to Offering              After Offering
                          -----------------  Number   ------------------------
                           Number           of Shares   Number
Beneficial Owner          of Shares Percent  Offered   of Shares     Percent
----------------          --------- ------- --------- -----------   ----------
David S. Lee (1)........  3,531,516  39.0%      --                              %
ChinaVest and affiliated
 entities (2)...........  1,888,457  20.8       --
Cortelco Systems Holding
 Corporation (3)........    773,643   8.6       --
CMC Industries, Inc.
 (4)....................    612,530   6.7       --
David M. Fredrick (5)...    636,518   7.0       --
Frank Naso (6)..........    616,445   6.8       --
J. Michael O'Dell (7)...     62,791     *       --
Jenny Hsui Theleen (8)..  1,888,457  20.8       --
Stephen R. Bowling (9)..    840,803   9.3       --
Robert P. Dilworth
 (10)...................     10,630     *       --
W. Frank King (11)......      9,880     *       --
Robert R. Cash..........      8,749     *       --
Sergio R. Moren.........      4,750     *       --
All directors and
 executive officers as a
 group
 (10 persons) (12) .....  6,217,655  67.4

--------
 * Represents beneficial ownership of less than 1%.

(1) Includes 2,145,343 shares held directly by David S. Lee, 773,643 shares held by Cortelco Systems Holding Corporation and 612,530 shares held by CMC prior to this offering. CMC was acquired by ACT Manufacturing, Inc. on July 29, 1999. David S. Lee is both Chairman and a principal stockholder of Cortelco Systems Holding Corporation and a director and principal stockholder of ACT Manufacturing. David S. Lee disclaims beneficial ownership of the shares held by Cortelco Systems Holding Corporation and the shares held by CMC.
 (2) Consists entirely of 1,624,073 shares held by ChinaVest IV, L.P., 188,392 shares held by ChinaVest IV-A, L.P. and 75,992 shares held by ChinaVest IV-B, L.P. (collectively, "ChinaVest"). The address for ChinaVest is 19/F Dina House, 11 Duddell Street, Central, Hong Kong.
 (3) The address for Cortelco Systems Holding Corporation is 1703 Sawyer Road, Corinth, Mississippi.
 (4) The address for CMC Industries, Inc. is 4950 Patrick Henry Drive, Santa Clara, California. CMC was acquired by ACT Manufacturing, Inc. on July 29, 1999.
 (5) Includes 107,534 shares prior to this offering subject to purchase by certain employees of BCS pursuant to options exercisable upon this offering.

 (6) Includes 107,534 shares prior to this offering subject to purchase by certain BCS employees pursuant to options exercisable upon this offering. Frank Naso is an employee of eOn and a former principal stockholder of BCS.

 (7) Consists entirely of 62,791 shares issuable upon the exercise of options that will become exercisable within 60 days of October 31, 1999.
 (8) Consists entirely of 1,888,457 shares held by ChinaVest. ChinaVest Partners IV is a general partner of ChinaVest IV, L.P. and ChinaVest IV-A, L.P. ChinaVest Management Ltd. is a general partner of ChinaVest IV-B, L.P. Jenny Hsui Theleen is a general partner of ChinaVest Partners IV and a stockholder of ChinaVest Management Ltd. Jenny Hsui Theleen disclaims beneficial ownership of these shares except to the extent of her proportional partnership interest therein.

 (9) Includes 7,988 shares held directly by Stephen R. Bowling and 773,643 shares held by Cortelco Systems Holding Corporation prior to this offering which includes 83,165 shares of common stock held by Cortelco Systems Holding Corporation which are issuable to Stephen R. Bowling upon the exercise of options to purchase shares of Cortelco Systems Holding Corporation that will become exercisable within 60 days of October 31, 1999. Also includes 59,172 shares issuable upon the exercise of options that will become exercisable within 60 days of October 31, 1999. Stephen
     R. Bowling is the President, Chief Executive Officer and a director of Cortelco Systems Holding Corporation. Other than his option for 83,165 shares of common stock, Stephen R. Bowling disclaims beneficial ownership of the shares held by Cortelco Systems Holding Corporation.

(10) Consists entirely of 10,630 shares issuable upon the exercise of options that will become exercisable within 60 days of October 31, 1999.

(11) Consists entirely of 9,880 shares issuable upon the exercise of options that will become exercisable within 60 days of October 31, 1999.

(12) Includes 161,653 shares issuable upon the exercise of options that will become exercisable within 60 days of October 31, 1999.

                              CERTAIN TRANSACTIONS

  Prior to April 1999, eOn was a subsidiary of Cortelco Systems Holding Corporation and from time to time engaged in intercompany transactions with its parent and affiliates. See note 13 to our consolidated financial statements. The eOn common stock held by our parent company was pledged to secure a debt obligation in the amount of $3,600,000 as of December 31, 1998. In order to release this stock from the pledge so that Cortelco Systems Holding Corporation could distribute it to the holders of its capital stock and facilitate the acquisition of BCS, an agreement was entered into with the lender on February 25, 1999 to repay the remaining principal of this obligation in several installments, the last of which was paid on May 28, 1999. We loaned $2,600,000 at an interest rate equal to the prime rate plus 1.5% to Cortelco Systems Holding Corporation to be used for these payments. As of November 15, 1999, the remaining principal balance of this loan was $2,450,000. At or about the time of this loan, we also declared dividends in the amount of $2,657,000, payable upon completion of this offering, a portion of which will be used to repay the remaining principal of the loan outstanding on the date the dividend is paid. Following release of the pledge, Cortelco Systems Holding Corporation distributed a total of 2,856,944 shares of our common stock to its stockholders in April 1999. In connection with this distribution, Cortelco Systems Holding Corporation distributed: 1,137,364 shares of common stock to David S. Lee, chairman of eOn; 612,530 shares to CMC; and 4,667 shares to Stephen R. Bowling, a director of eOn. David S. Lee is also Chairman and a principal stockholder of Cortelco Systems Holding Corporation. Stephen R. Bowling is also President, Chief Executive Officer and a director of Cortelco Systems Holding Corporation. CMC is affiliated with eOn through common stock ownership.

  Pursuant to a Convertible Note Purchase Agreement dated as of July 31, 1997, we sold a convertible promissory note in the aggregate principal amount of $3,000,000 to ChinaVest, a principal stockholder. The note matures on July 31, 2002 and accrues interest at the rate of 8.0%, payable on the maturity date or 60 days following the date of conversion. On April 12, 1999, in accordance with the terms of the note, ChinaVest converted $686,000 of outstanding principal into 1,463,206 shares of Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock automatically converts into 1,434,894 shares of our common stock upon completion of this offering. The remaining principal amount of $2,314,000, plus accrued interest, outstanding under the note will be paid from the net proceeds of this offering. Jenny Hsui Theleen, a director of eOn, is a managing director of ChinaVest.

  In July 1997, we loaned Cortelco Systems Holding Corporation the principal amount of $3,184,000. The note accrues interest at the rate of 8.0% per annum. In April 1999, we repurchased 250,000 shares of our common stock from Cortelco Systems Holding Corporation in exchange for the cancellation of $2,500,000 of the principal amount of the note. The remaining principal amount of $684,000, plus accrued interest, is due in November 2000.

  In October 1997, we loaned J. Michael O'Dell, our Chief Executive Officer and a director, the principal amount of $132,000 in connection with relocation expenses. J. Michael O'Dell repaid $61,000 of principal on the note in October 1998 and all of the remaining balance in November 1999.

  In April 1998, we sold a Millennium system to a public television station for $210,000. The funding for the purchase was based on a directed donation from David S. Lee through the Asia Cultural Teachings Corporation, a charitable foundation. David S. Lee is the honorary president of Asia Cultural Teachings Corporation.

  In April 1998, David S. Lee loaned eOn the principal amount of $250,000, payable on demand. The note was non-interest bearing and was repaid in full in October 1998. In February 1999, we distributed a note receivable from David S. Lee in the amount of $250,000, which had been recorded as an offset to stockholders equity, to Cortelco Systems Holding Corporation as a dividend.

  In April 1999, we declared and paid a stock dividend of 195,684 shares of common stock.

  In connection with the BCS acquisition, we issued 1,036,014 shares of our common stock to David S. Lee, 636,518 shares to David M. Fredrick, 616,445 shares to Frank Naso, 453,562 shares to ChinaVest and 3,321 shares to Stephen
R. Bowling in exchange for their stockholdings in BCS. See "Company Background." We also entered into employment agreements with David M. Fredrick and Frank Naso. See "Management--Employment Agreements."

  Since 1993, CMC Industries, Inc., a principal stockholder, has provided certain manufacturing services on a non-exclusive basis. The current agreement with CMC, dated as of August 1, 1998, expired on July 31, 1999, and is renewable annually by eOn. David S. Lee was Chairman and a principal stockholder of CMC. CMC was acquired by ACT Manufacturing Inc. on July 29, 1999. David S. Lee is a director of ACT Manufacturing, Inc.

  We purchase single line phones from, and sell Millennium related products to, Cortelco International, Inc., a wholly-owned subsidiary of Cortelco Systems Holding Corporation. David S. Lee and Stephen R. Bowling are directors of Cortelco International, Inc. In fiscal 1999, our purchases from Cortelco International, Inc. totaled $244,000 and our sales totaled $79,000.

  eOn believes that all of the transactions set forth above were made on terms no less favorable to eOn than could have been otherwise obtained from unaffiliated third parties. As a matter of policy, all future transactions between eOn and any of its officers, directors or principal stockholders will be approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board.

                          DESCRIPTION OF CAPITAL STOCK

   The following description of our capital stock and provisions of our certificate of incorporation and bylaws is a summary and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, which have been filed as exhibits to our registration statement, of which this prospectus is a part.

   Upon the closing of this offering, our authorized capital stock will consist of 50,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share. As of October 31, 1999, there were 9,074,826 shares of common stock outstanding held of record by approximately 130 stockholders.

Common Stock

   The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for dividends. In the event of our liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of the preferred stock, if any, then outstanding. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

   The board of directors has the authority, without further action by the stockholders, to issue any undesignated shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of any shares of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of eOn. We have no present plan to issue any shares of preferred stock.

Registration Rights

   After this offering, the holders of approximately           shares of common
stock will be entitled to rights to require the registration of such shares under the Securities Act. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled, subject to certain limitations, to include their shares to be registered. The holders may also require us to file a registration statement under the Securities Act with respect to their shares, and we are required to use our best efforts to effect up to two such registrations. Furthermore, the holders may require us to register their shares on Form S-3 when we become eligible to use such form. Generally, we are required to bear all registration and selling expenses incurred in connection with any registrations except for underwriting discounts and commissions. These rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration.

Delaware Anti-Takeover Law and Certain Charter Provisions

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of
Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior did own, 15% or more of the corporation's voting stock.

   Our certificate of incorporation, effective upon the closing of this offering, also requires that:

  . the terms of the board of directors will be staggered into three classes;

  . any action required or permitted to be taken by stockholders of eOn must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent;

  . the stockholders may amend our bylaws or adopt new bylaws only by the affirmative vote of 66 2/3% of the outstanding voting securities; and

  . special meetings of our stockholders may be called only by the board of directors, the Chairman of the Board or the Chief Executive Officer.

   These provisions may have the effect of delaying, deferring or preventing a change in control of eOn.

Transfer Agent and Registrar

   American Securities Transfer and Trust has been appointed as the transfer agent and registrar for our common stock. Its telephone number is (303) 298-5370.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could reduce market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could reduce the prevailing market price of our stock and our ability to raise equity capital in the future.

  Upon completion of the offering, we will have          shares of common stock
outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options and warrants and based upon the number of shares outstanding as of October 31, 1999. Of these shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by our "affiliates," as that term is defined in Rule 144 under the Securities
Act. The remaining         shares held by existing stockholders, and any shares
purchased by affiliates in this offering, will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Our affiliates will
hold          of the restricted shares. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act, which are summarized below.

  Upon completion of this offering, the holders of           shares of common
stock, or their transferees, will be entitled to rights to require the registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by our affiliates, immediately upon the effectiveness of such registration. See "Description of Capital Stock--Registration Rights."

  We, our officers, directors and stockholders holding approximately shares of common stock will agree under written lock-up agreements not to, without the prior written consent of Needham & Company, Inc., sell any shares of common stock for 180 days after the date of this prospectus. See "Underwriting."

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, stockholders who have beneficially owned restricted shares for at least one year will be entitled to sell in any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock in the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the SEC. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about eOn. A person, or person whose shares may be aggregated, who is not deemed to have been one of our affiliates at any time during the 90 days immediately preceding the sale and who has beneficially owned restricted shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

  Any of our employees, directors or consultants who purchased, or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits stockholders to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this prospectus. In addition, holders who are not affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

  We intend to file a registration statement under the Securities Act covering shares of common stock reserved for issuance under our Stock Incentive Plans and the Purchase Plan. Based on the number of options outstanding and options and shares reserved for issuance at October 31, 1999, such registration
statement will cover approximately         shares. Such registration statement
is expected to be filed and to become effective as soon as practicable after the date of this prospectus. Shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with eOn or the lock-up agreements described above.

                                  UNDERWRITING

  Subject to the terms and conditions contained in an underwriting agreement
dated     , 2000, the underwriters named below, for whom Needham & Company,
Inc., A.G. Edwards & Sons, Inc. and WR Hambrecht + Co., LLC are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have severally agreed to sell to them, an aggregate of
shares of common stock. We are selling       shares and the selling
stockholders are selling an aggregate of       shares. The number of shares of
common stock that each underwriter has agreed to purchase is set forth opposite its name below.

                                                                       Number of
                                                                        Shares
                                                                       ---------
      Needham & Company, Inc. ........................................
      A.G. Edwards & Sons, Inc. ......................................
      WR Hambrecht + Co., LLC.........................................
      Total...........................................................
                                                                          ======

  The underwriters are offering the common stock subject to their acceptance of the common stock and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to purchase shares of common stock are subject to the approval of certain legal matters by counsel and to certain other conditions. If any of the shares of common stock are purchased by the underwriters pursuant to the underwriting agreement, all of the shares, other than the shares of common stock covered by the over-allotment option described below, must be purchased.

  The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to dealers at such price less a concession not in excess of $ per share. The underwriters may allow, and such dealers may reallow, a
concession not in excess of $   per share to other dealers. After the initial
public offering of the common stock, the offering price and other selling terms may be changed from time to time by the underwriters.

  We and certain selling stockholders have granted to the underwriters an
option to purchase up to           additional shares of common stock on the
same terms and conditions solely to cover over-allotments. We have agreed to
sell up to            additional shares and the selling stockholders have
agreed to sell up to         additional shares. The option may be exercised
during the 30-day period after the date of this prospectus. If the underwriters' option is exercised in full, the total price to public would be $ , the total underwriting discounts and commissions would be $ , and total proceeds to us would be $ , before deducting $ in expenses.

  We and the selling stockholders have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in connection with such liabilities.

  We, our officers, directors and stockholders holding an aggregate of shares of common stock will agree not to, without the prior written consent of Needham & Company, Inc., (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities of eOn which are substantially similar to the common stock, including but not limited to any securities that are convertible into or exercisable or exchangeable for, or that represent the right to receive common stock or any such substantially similar securities or (2) enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock or any securities substantially similar to the common stock. We may, however, issue shares of common stock upon the exercise of stock options that are currently outstanding, and may grant additional options under our stock option plans, provided that, without the prior written consent of Needham & Company, Inc., for 180 days after the date of this prospectus, such additional options shall not be exercisable during such period.

  In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot the offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, shares of common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

  Prior to this offering, there has been no public market for our common stock. The initial public offering price for the shares of common stock offered in this offering will be determined by negotiation among eOn, the selling stockholders and the underwriters. Among the factors to be considered in determining the initial public offering price are our revenues and earnings, market valuations of other companies engaged in activities similar to ours, estimates of our business potential and prospects, the present state of our business operations, our management, the general condition of the securities markets at the time of the offering and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market at or above the initial public offering price.

  A limited number of shares allocated to WR Hambrecht + Co will be distributed in this offering through the use of the Internet. WR Hambrecht + Co will post on its Web site (www.wrhambrecht.com) a brief description of the offering which contains only the information permitted under Rule 134. Visitors to this Web site will have access to the preliminary prospectus by links on the Web site. WR Hambrecht + Co will accept conditional offers to purchase shares from account holders that are determined eligible to participate. In the event that the demand for shares exceeds the amount of shares allocated to it, WR Hambrecht + Co will, at the request of eOn, first allocate shares to persons with an established relationship with eOn. If any shares remain, WR Hambrecht + Co will allocate them to individual and institutional account holders, considering the following criteria: trading history of the account with respect to initial public offerings, post-offering activity in previous offerings and tenure of the account.

                                 LEGAL MATTERS

  The validity of the shares of common stock offered hereby will be passed upon for eOn by Cooley Godward LLP, Palo Alto, California and Baker, Donelson, Bearman and Caldwell, a Professional Corporation. Certain legal matters in connection with this offering will be passed upon for the underwriters by Heller Ehrman White & McAuliffe, Los Angeles, California.

                                    EXPERTS

  The consolidated financial statements of eOn Communications Corporation (formerly Cortelco Systems, Inc.) as of July 31, 1998 and 1999 and for each of the three years in the period ended July 31, 1999, included in this prospectus and the related financial statement schedule included elsewhere in this registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in the report of Deloitte & Touche appearing herein and elsewhere in this registration statement and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of BCS Technologies, Inc. as of July 31, 1997 and 1998 and for the year ended July 31, 1998 and the eleven months ended July 31, 1997 included in this prospectus have been audited by Brock and Company, CPAs, P.C., independent auditors, as stated in their report appearing in this prospectus and have been included in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

  A registration statement on Form S-1 relating to the common stock offered has been filed by eOn with the SEC. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. If a contract of document has been filed as an exhibit to the registration statement, we refer you to the copy of such contract or other document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. For further information with respect to our company and the common stock offered by this prospectus, we refer you to the registration statement, exhibits and schedules that we have filed. A copy of the registration statement may be inspected by anyone without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and copies of material filed may be obtained from the SEC upon the payment of certain fees prescribed by the SEC. The SEC also maintains a Web site that contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically. The address of the site is www.sec.gov.

  Following this offering, we will become subject to the information and reporting requirements of the SEC and will be required to file periodic reports, proxy statements and other information with the SEC. We intend to furnish to our stockholders annual reports containing audited financial statements and quarterly reports containing unaudited interim financial information for the first three quarters of each fiscal year.

                      eOn Communications Corporation

                       Index To Financial Statements

                                                                            Page
                                                                            ----
Unaudited Pro Forma Consolidated Financial Information:
Unaudited Pro Forma Consolidated Financial Information....................   F-2
Pro Forma Consolidated Statement of Operations for the Year Ended July 31,
 1999 (Unaudited).........................................................   F-3
Notes to Pro Forma Consolidated Financial Statements (Unaudited)..........   F-4
eOn Communications Corporation and Subsidiaries:
Independent Auditors' Report..............................................   F-6
Consolidated Balance Sheets at July 31, 1998 and 1999.....................   F-7
Consolidated Statements of Operations for the Years Ended July 31, 1997,
 1998 and 1999............................................................   F-8
Consolidated Statements of Cash Flows for the Years Ended July 31, 1997,
 1998 and 1999............................................................   F-9
Consolidated Statements of Stockholders' Equity (Deficit) for the Years
 Ended July 31, 1997, 1998 and 1999.......................................  F-11
Notes to Consolidated Financial Statements for the Years Ended July 31,
 1997, 1998 and 1999......................................................  F-12
BCS Technologies, Inc.:
Independent Auditors' Report..............................................  F-28
Balance Sheets at July 31, 1997 and 1998 and April 12, 1999 (Unaudited)...  F-29
Statements of Operations for the Eleven Months Ended July 31, 1997, the
 Year Ended July 31, 1998 and the Period from August 1, 1998 through April
 12, 1999 (Unaudited).....................................................  F-30
Statements of Cash Flows for the Eleven Months Ended July 31, 1997, the
 Year Ended July 31, 1998 and the Period from August 1, 1998 through April
 12, 1999 (Unaudited).....................................................  F-31
Statements of Stockholders' Equity (Deficit) for the Eleven Months Ended
 July 31, 1997, the Year Ended July 31, 1998 and the Period from August 1,
 1998 through April 12, 1999 (Unaudited)..................................  F-32
Notes to Financial Statements.............................................  F-33

             Unaudited Pro Forma Consolidated Financial Information

  The following pro forma consolidated statement of operations data for the year ended July 31, 1999 present the unaudited pro forma operating results as if the acquisition of BCS Technologies, Inc. had occurred as of August 1, 1998. The pro forma financial data reflects adjustments to the historical financial statements of eOn and BCS Technologies, Inc., that (1) reflect the purchase method of accounting for the acquisition of BCS, and (2) eliminate the results of operations related to a building and the related mortgage not acquired from the merger with Cortelco Systems Puerto Rico.

  The pro forma, as adjusted, consolidated statement of operations data gives effect to (1) the conversion of convertible preferred stock into 1,434,894 shares of common stock upon the closing of this offering, and (2) the offering and the uses of proceeds from the offering.

  The pro forma financial data does not purport to represent what the company's results of operations actually would have been had the transactions occurred on the dates indicated, or to project the company's results of operations at any future date or for any future period. The following pro forma financial data should be read in conjunction with eOn's consolidated financial statements, BCS Technologies' financial statements, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which is included elsewhere.

              Pro Forma Consolidated Statement of Operations Data

               (Dollars in thousands, except per share data)
                                  (Unaudited)

                                               Year Ended July 31, 1999
                         ------------------------------------------------------------------------
                               Historical                                 Pro Forma
                         -----------------------  Pro Forma               Offering
                                   BCS Through   Adjustments             Adjustments   Pro Forma
                           eOn    April 12, 1999  (Note 2)     Pro Forma  (Note 3)    As Adjusted
                         -------  -------------- -----------   --------- -----------  -----------
Net revenues............ $42,374     $12,263       $ (987)(a)   $53,650                 $53,650
Cost of revenues........  23,890       3,628         (972)(a)    26,546                  26,546
                         -------     -------       ------       -------                 -------
  Gross profit..........  18,484       8,635          (15)       27,104                  27,104
Operating expenses:
  Selling, general and                                207 (d)
   administrative.......  13,056       3,626          (68)(f)    16,821                  16,821
  Research and
   development..........   2,334         823                      3,157                   3,157
  Amortization of
   goodwill.............     177         --           409 (b)       586                     586
                         -------     -------       ------       -------                 -------
    Total operating
     expenses...........  15,567       4,449          548        20,564                  20,564
                         -------     -------       ------       -------                 -------
Income (loss) from
 operations.............   2,917       4,186         (563)        6,540                   6,540
Interest expense........     687         --          (276)(e)       411     $(411)(a)       --
Other (income) expense,
 net....................      (8)        (50)         359 (c)       301                     301
                         -------     -------       ------       -------     -----       -------
  Income (loss) before
   income taxes.........   2,238       4,236         (646)        5,828       411         6,239
Income tax expense......      83       1,430          --          1,513       140 (b)     1,653
                         -------     -------       ------       -------     -----       -------
  Net income (loss)..... $ 2,155     $ 2,806       $ (646)      $ 4,315     $ 271       $ 4,586
                         =======     =======       ======       =======     =====       =======
Net income (loss) per
 common share:
  Basic................. $  0.43                                $  0.55
                         =======                                =======                 =======
  Diluted............... $  0.33                                $  0.46
                         =======                                =======                 =======

    See notes to unaudited pro forma consolidated financial information

       Notes to Pro Forma Consolidated Financial Information (Unaudited)

1. Basis of Presentation

The pro forma consolidated statement of operations data for the year ended July 31, 1999 present the unaudited pro forma operating results as if the acquisition of BCS Technologies, Inc. had occurred as of August 1, 1998. The pro forma financial data reflects adjustments to the historical financial statements of eOn (the "Company") and BCS, that (1) reflect the purchase method of accounting for the acquisition of BCS, and (2) eliminate the results of operations related to a building and related mortgage not acquired from the merger with Cortelco Systems Puerto Rico.

The pro forma, as adjusted, consolidated statement of operations data gives effect, additionally, to (1) the conversion of convertible preferred stock debt into 1,434,894 shares of common stock upon the closing of the offering, and (2) the offering and the uses of proceeds from the offering.

The pro forma financial data does not purport to represent what the Company's results of operations actually would have been had the transactions occurred on the dates indicated, or to project the Company's results of operations at any future date or for any future period. The following pro forma financial data should be read in conjunction with eOn's consolidated financial statements, BCS's financial statements, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which is included elsewhere.

2. Pro Forma Adjustments

(a) To reflect the elimination of revenues and cost of revenues between eOn and BCS.

(b) To reflect the goodwill amortization related to the BCS acquisition. Goodwill is amortized over a 20 year period, resulting in annual amortization of $586.

(c) To reflect the elimination of rental income related to the building retained by Cortelco Puerto Rico, Inc. and not acquired by the Company.

(d) To reflect the rental expense to be incurred by the Company in connection with lease agreement negotiated by Cortelco Puerto Rico, Inc. for building space.

(e) To reflect the elimination of interest expense and amortization of deferred financing costs related to the mortgage payable not assumed from Cortelco Puerto Rico, Inc.

(f) To reflect the elimination of the depreciation for building improvements not acquired from Cortelco Puerto Rico, Inc.

3. Pro Forma Offering Adjustments

(a) To record the decrease in interest expense, including the amortization of deferred financing costs, resulting from the repayment of the subordinated note and bank debt and the conversion of debt to common stock.

(b) To record the income tax effect of the above adjustment at 34%, the Company's estimated effective tax rate.

4. Pro Forma Earnings Per Share Data

The computations of basic and diluted earnings per share were as follows:

                                                                Year Ended
                                                               July 31, 1999
                                                           ---------------------
                                                                      Pro Forma
                                                           Pro Forma As Adjusted
                                                           --------- -----------
                                                                (Dollars in
                                                           thousands, except per
                                                                share data)
Basic earnings per share:
  Income from continuing operations.......................  $4,315     $4,586
  Weighted average shares outstanding--basic:
    Historical shares outstanding.........................   5,036      5,036
    Stock issued to acquire BCS...........................   2,773      2,773
    Stock issued in offering..............................      --
    Conversion of preferred stock.........................      --      1,435
                                                            ------     ------
  Weighted average shares outstanding--basic..............   7,809
                                                            ------     ------
    Basic earnings per share..............................  $ 0.55     $
                                                            ======     ======
Diluted earnings per share:
  Income from continuing operations.......................  $4,315     $4,586
  Interest on convertible subordinated debt...............      38
                                                            ------     ------
    Income available to common shareholders...............   4,353      4,586
  Weighted average shares--basic..........................   7,809
  Assumed conversion of preferred stock...................   1,435         --
  Dilutive effect of stock options........................     215        215
                                                            ------     ------
  Weighted average shares outstanding--diluted............   9,459
                                                            ------     ------
    Diluted earnings per share............................  $ 0.46     $
                                                            ======     ======

                          Independent Auditors' Report

To the Board of Directors and Stockholders of eOn Communications Corporation.

  We have audited the accompanying consolidated balance sheets of eOn Communications Corporation and subsidiaries (formerly Cortelco Systems, Inc.) (the "Company"), as of July 31, 1998 and 1999 and the related consolidated statements of operations, cash flows, and stockholders' equity (deficit) for each of the three years in the period ended July 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of eOn Communications Corporation and its subsidiaries at July 31, 1998 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1999 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Memphis, Tennessee

September 16, 1999
              eOn Communications Corporation and Subsidiaries

                        Consolidated Balance Sheets

                          July 31, 1998 and 1999

                          (Dollars in thousands)

                                                                At July 31,
                                                              ----------------
                                                               1998     1999
                                                              -------  -------
                               ASSETS
Current assets:
  Cash and cash equivalents.................................. $   103  $ 1,874
  Trade accounts receivable, net of allowance for doubtful
   accounts of $1,880 and $1,803.............................   6,630   12,135
  Inventories................................................   5,631    8,679
  Other current assets.......................................     877    1,346
                                                              -------  -------
    Total current assets.....................................  13,241   24,034
Property and equipment, net..................................   1,250    1,419
Receivable from affiliate....................................     657        9
Other assets:
  Goodwill, net of accumulated amortization of $nil and
   $177......................................................      --   11,547
  Intangible assets, net of accumulated amortization of $4
   and $49...................................................     327      359
  Other......................................................     955    1,657
                                                              -------  -------
    Total other assets.......................................   1,282   13,563
                                                              -------  -------
    Total.................................................... $16,430  $39,025
                                                              =======  =======
                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Dividend payable........................................... $ 2,667  $ 2,667
  Note payable to related party..............................     250       --
  Current portion of debt....................................   2,771    3,137
  Trade accounts payable and checks outstanding..............   2,227    5,580
  Accounts payable to CMC Industries, Inc....................   2,205    3,278
  Accrued expenses and other.................................   1,301    2,958
  Income tax payable.........................................      --    1,939
                                                              -------  -------
    Total current liabilities................................  11,421   19,559
Payable to affiliate.........................................     359       --
Long-term debt...............................................   6,041    2,314
Commitments and contingencies................................      --       --
Stockholders' equity (deficit):
  Series A convertible preferred stock, $.001 par value,
   (10,000,000 shares authorized, 1,463,206 outstanding).....      --      660
  Common stock, $.001 par value (50,000,000 shares
   authorized, 3,920,252 and 7,639,932 shares issued and
   outstanding)..............................................       4        8
Additional paid-in capital...................................   8,324   24,148
Accumulated deficit..........................................  (6,535)  (4,380)
Note receivable from affiliate (former parent)...............  (3,184)  (3,284)
                                                              -------  -------
    Total stockholders' equity (deficit).....................  (1,391)  17,152
                                                              -------  -------
    Total.................................................... $16,430  $39,025
                                                              =======  =======

              See notes to consolidated financial statements eOn Communications Corporation and Subsidiaries

                   Consolidated Statements of Operations

                 Years Ended July 31, 1997, 1998 and 1999

               (Dollars in thousands, except per share data)


                                                        Year Ended July 31,
                                                      ------------------------
                                                       1997     1998    1999
                                                      -------  ------- -------
Net revenues......................................... $35,635  $30,172 $42,374
Cost of revenues.....................................  24,312   17,530  23,890
                                                      -------  ------- -------
  Gross profit.......................................  11,323   12,642  18,484
Operating expenses:
  Selling, general and administrative................  10,103    9,931  13,056
  Research and development...........................   1,310    1,407   2,334
  Amortization of goodwill...........................      --       --     177
                                                      -------  ------- -------
    Total operating expenses.........................  11,413   11,338  15,567
                                                      -------  ------- -------
Income (loss) from operations........................     (90)   1,304   2,917
Interest expense.....................................     915      826     687
Other (income) expense, net..........................     678      162      (8)
                                                      -------  ------- -------
  Income (loss) from continuing operations before
   income taxes .....................................  (1,683)     316   2,238
Income tax expense...................................      --       --      83
                                                      -------  ------- -------
  Income (loss) from continuing operations...........  (1,683)     316   2,155
Discontinued operations--loss from operations of
 Cortelco, Inc.......................................    (515)      --      --
                                                      -------  ------- -------
  Net income (loss) and comprehensive income (loss).. $(2,198) $   316 $ 2,155
                                                      =======  ======= =======
Net income (loss) per common share--basic
  Net income (loss) from continuing operations....... $ (0.44) $  0.08 $  0.43
  Net income (loss) from discontinued operations        (0.13)      --      --
                                                      -------  ------- -------
  Net income (loss) per common share--basic:......... $ (0.57) $  0.08 $  0.43
                                                      =======  ======= =======
Net income (loss) per common share--diluted:
  Income (loss) from continuing operations........... $ (0.44) $  0.07 $  0.33
  Income (loss) from discontinued operations.........   (0.13)      --      --
                                                      -------  ------- -------
  Net income (loss) per common share--diluted........ $ (0.57) $  0.07 $  0.33
                                                      =======  ======= =======

                 See notes to consolidated financial statements
              eOn Communications Corporation and Subsidiaries

                   Consolidated Statements of Cash Flows

                 Years Ended July 31, 1997, 1998 and 1999

                          (Dollars in thousands)

                                                        Year Ended July 31,
                                                       ------------------------
                                                        1997     1998    1999
                                                       -------  ------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)...................................  $(2,198) $  316  $ 2,155
 Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Depreciation.......................................      368     326      351
  Amortization of intangibles........................       --       4      222
  Amortization of deferred financing costs...........       --      --      148
  Provision for the allowance for doubtful accounts..      985      65      698
  Loss from discontinued operations..................      515      --       --
  Loss on sales of property and equipment............       --       2        9
  Equity in earnings of joint venture................       --     (66)       6
  Write-off of investment............................       --      --       67
  Change in deferred income taxes....................       --      --     (445)
  Changes in net assets and liabilities (net of
   effects of acquisition):
   Trade accounts receivable.........................      976   1,600   (3,775)
   Accounts receivable from/payable to affiliates....     (465)   (474)    (132)
   Inventories.......................................      726     218   (1,039)
   Other current assets..............................      461    (226)      75
   Trade accounts payable............................      606    (122)   2,444
   Accounts payable to CMC Industries, Inc...........     (903)   (731)   1,073
   Accrued expenses and other........................       78      31      755
   Income taxes payable..............................       --      --      528
                                                       -------  ------  -------
     Net cash provided by operating activities.......    1,149     943    3,140
CASH FLOWS FROM INVESTING ACTIVITIES:
 Cash acquired from business acquisition.............       --      --    3,126
 Purchases of property and equipment.................     (537)   (256)    (891)
 Purchase of patents, trademarks and software
  technology.........................................     (315)    (15)     (77)
 Maturities of certificates of deposit...............       (6)    174       --
 Net repayments (advances) under notes receivable
  from employees.....................................       --    (138)      65
                                                       -------  ------  -------
     Net cash provided by (used in) investing
      activities.....................................     (858)   (235)   2,223
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net borrowings (repayments) under revolving line of
  credit.............................................   (3,232)   (202)     398
 Increase (decrease) in checks outstanding...........    1,615  (1,560)     100
 Net borrowings (repayments) of long-term debt.......   (1,120)  1,073      (21)
 Proceeds from issuance (repayment) of note payable
  to related party...................................       --     250     (250)
 Proceeds from issuance of subordinated note.........    3,000      --       --
 Repayment of note payable to parent company.........       --    (391)    (100)
 Debt issuance costs.................................     (417)    (95)      --
 Loan to affiliate/former parent.....................       --      --   (2,600)
 Deferred offering costs.............................       --      --   (1,119)
                                                       -------  ------  -------
     Net cash used in financing activities...........     (154)   (925)  (3,592)
                                                       -------  ------  -------
Net increase (decrease) in cash and cash
 equivalents.........................................      137    (217)   1,771
Cash and cash equivalents, beginning of year.........      183     320      103
                                                       -------  ------  -------
Cash and cash equivalents, end of year...............  $   320  $  103  $ 1,874
                                                       =======  ======  =======
Supplemental cash flow information:
  Interest paid......................................  $   923  $  585  $   635
  Income taxes paid..................................      Nil      86      110

                 See notes to consolidated financial statements
              eOn Communications Corporation and Subsidiaries

                 Years Ended July 31, 1997, 1998 and 1999

  Noncash activity:

    1997:

    All noncash transactions, primarily transfers of assets to/from companies affiliated through common ownership, are discussed in the accompanying notes.

    1998:

    The Company issued 95,343 shares of common stock in exchange for a 55% interest in a joint venture in mainland China.

    Additionally, the Company entered into a barter transaction whereby they exchanged inventory and installation services valued at approximately $135,000 for advertising and promotional services.

    1999:
    The Company issued 1,463,206 shares of preferred stock in connection with the conversion of $686,000 of subordinated debt.

    On February 24, 1999, the Company's Board of Directors declared a dividend of $2,216,514 payable to the stockholders of record on February 26, 1999. Approximately $1,957,000 of the dividend is payable upon certain events occurring in the future. The remaining amount of the dividend declaration relates to the distribution of a non-interest bearing note receivable from an officer/director to Cortelco Systems Holding Corporation ("CSHC"). On April 8, 1999, previous to the merger discussed in Note 1, Cortelco Systems Puerto Rico ("CSPR") declared a dividend of $700,000 payable to the stockholder (CSHC) of record on April 8, 1999. The dividends have been reflected in the financial statements as if declared on July 31, 1998.

    On April 5, 1999, the Company received 250,000 shares of its common stock from CSHC in exchange for a $2,500,000 reduction of the outstanding note receivable balance.

                 See notes to consolidated financial statements
              eOn Communications Corporation and Subsidiaries

         Consolidated Statements of Stockholders' Equity (Deficit)

                 Years Ended July 31, 1997, 1998 and 1999

                          (Dollars in thousands)

                                                                                           Note
                          Preferred Stock    Common Stock                             Receivable From
                          ---------------- -----------------                        -------------------     Total
                                                             Additional                      Affiliate/ Stockholders'
                                                              Paid-In   Accumulated Officer/   Former      Equity
                           Shares   Amount  Shares    Amount  Capital     Deficit   Director   Parent     (Deficit)
                          --------- ------ ---------  ------ ---------- ----------- -------- ---------- -------------
Balance at July 31,
 1996...................                   3,629,224   $ 4    $ 9,217     $(1,446)   $(250)   $(3,184)     $ 4,341
Distribution of eOn
 common stock...........                          --    --         --      (1,250)      --         --       (1,250)
Net loss and
 comprehensive loss.....                          --    --         --      (2,198)      --         --       (2,198)
                                           ---------   ---    -------     -------    -----    -------      -------
Balance at July 31,
 1997...................                   3,629,224     4      9,217      (4,894)    (250)    (3,184)         893
Issuance of common stock
 to acquire interest in
 joint venture..........                      95,343    --         67          --       --         --           67
Net income and
 comprehensive income...                          --    --         --         316       --         --          316
Stock dividend..........                     195,685    --      1,957      (1,957)      --         --           --
Dividend declaration
 (eOn)..................                          --    --     (2,217)         --      250         --       (1,967)
Dividend declaration
 (CSPR).................                          --    --       (700)         --       --         --         (700)
                                           ---------   ---    -------     -------    -----    -------      -------
Balance at July 31,
 1998...................                   3,920,252     4      8,324      (6,535)     NIL     (3,184)      (1,391)
Issuance of common stock
 to acquire business....                   3,969,680     4     16,796          --       --         --       16,800
Capital contribution
 from Parent............                          --    --      1,528          --       --         --        1,528
Conversion of debt to
 preferred stock........  1,463,206 $ 660         --    --         --          --       --         --          660
Shares exchanged for
 note retirement........         --    --   (250,000)   --     (2,500)         --       --      2,500           --
Loan to affiliate
 (former parent)........         --    --         --    --         --          --       --     (2,600)      (2,600)
Net income and
 comprehensive income...         --    --         --    --         --       2,155       --         --        2,155
                          --------- -----  ---------   ---    -------     -------    -----    -------      -------
Balance at July 31,
 1999...................  1,463,206 $ 660  7,639,932   $ 8    $24,148     $(4,380)   $ NIL    $(3,284)     $17,152
                          ========= =====  =========   ===    =======     =======    =====    =======      =======

              See notes to consolidated financial statements eOn Communications Corporation and Subsidiaries

                Notes to Consolidated Financial Statements

                 Years Ended July 31, 1997, 1998, and 1999

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

  Description of Business--eOn Communications Corporation (formerly Cortelco Systems, Inc.) (the "Company" or "eOn") designs, develops and markets communications products that include next-generation Linux Communications servers and software which integrate and manage voice, e-mail and Internet communications for customer contact centers and other applications. The Company also offers a traditional voice switching platform which addresses the voice communication needs of small and medium-sized installations. The Company also resells cellular airtime, cellular telephones, and third-party voice communications systems in Puerto Rico.

  Basis of Presentation--The consolidated financial statements of eOn include the accounts of its wholly-owned subsidiaries, Cortelco Systems Puerto Rico, Inc. for all periods presented and BCS Technologies, Inc. which was acquired April 12, 1999, for the period April 12 through July 31, 1999. The financial statements also included its subsidiary, Cortelco, Inc. through March 31, 1997 (see Note 4). All significant intercompany balances and transactions have been eliminated.

  The Company is also affiliated with the following entities through common stockholder ownership:

    Cortelco Systems Holding Corporation ("CSHC")

    Cortelco International, Inc. ("CII," subsidiary of CSHC)

    Cortelco Puerto Rico, Inc. ("CPR," subsidiary of CSHC)

    Cortelco Canada ("CC," subsidiary of CSHC)
    CMC Industries, Inc.

  In April 1999 a series of transactions occurred whereby CSHC distributed the common stock of the Company to the CSHC stockholders and CPR formed a new wholly-owned subsidiary in the Commonwealth of Puerto Rico, Cortelco Systems Puerto Rico, Inc. ("CSPR"), in contemplation of a merger between the Company and the newly formed subsidiary. Previous to the merger, CPR contributed substantially all of the operations and certain assets and liabilities to the newly formed CSPR. Cortelco Puerto Rico, Inc. retained certain real estate assets and the related mortgage note payable resulting in a capital contribution to the Company of $1,528,000. In April 1999, CPR transferred all issued and outstanding stock of CSPR to CSHC, the Company issued 553,880 shares of common stock to CSHC in exchange for an 100% interest in CSPR, and CSPR assumed the CPR Credit Facility described in Note 9. The business combination was between entities under common control as CSHC owned 100% of CSPR and 97% of the Company, therefore, the merger has been accounted for in a manner similar to a pooling of interests and accordingly, all periods presented in the accompanying financial statements reflect the results of operations on an "as if pooled" basis. The common stock issued to effect the business combination has been reflected as outstanding for all periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents--All highly liquid investments with a maturity of three months or less are considered to be cash equivalents.

              eOn Communications Corporation and Subsidiaries

                 Years Ended July 31, 1997, 1998 and 1999

  Inventories--Inventories are valued at the lower of cost or market. Cost is determined by the last-in, first-out ("LIFO") method for approximately 81% and 38% of the inventories at July 31, 1998 and 1999, respectively. The first-in, first-out ("FIFO") method is principally used for the remainder.

  Property and Equipment--Property and equipment are stated at cost. Depreciation is provided using the straight-line method for financial reporting purposes and accelerated method for income tax reporting purposes over the estimated useful lives of the assets, generally five to thirty years.

  Goodwill--Goodwill represents the cost in excess of the fair value of net assets acquired. These costs are being amortized on a straight-line basis over twenty years. The Company reviews the carrying value for impairment based on undiscounted cash flows whenever events or changes in circumstances occur which might indicate that the amount might not be recoverable.

  Investments--Investments in affiliates and corporate joint ventures which represent greater than a 20% equity interest but which the Company does not exercise control are accounted for under the equity method. Investments representing less than a 20% interest are carried at the lower of cost or net realizable value.

  Intangible Assets--Intangible assets primarily represent costs incurred to acquire and/or establish patents, trademarks, and software technology. These costs are being amortized on a straight-line basis over the estimated useful lives of the assets, generally five years. The amortization period begins with the initial introduction of the underlying product to the market in order to properly match revenue and expense. The Company reviews the carrying value of intangible assets for impairment based on undiscounted cash flows whenever events or changes in circumstances occur which might indicate that the carrying amount might not be recoverable.

  Deferred Financing Costs--Deferred financing costs represent costs associated with the issuance of debt. These costs are being amortized using the effective interest method over the life of the related debt issue.

  Product Warranties--The Company provides the customer with a warranty from the date of purchase. Estimated warranty obligations are recorded based on actual claims experience.

  Income Taxes--Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Previous to the distribution of the Company's common stock to the CSHC stockholders, the Company's results were included in the consolidated U.S. income tax return of CSHC. The consolidated provision or benefit was allocated proportionately between the subsidiaries of CSHC based on the contribution of each company in the consolidated federal tax return as if each company calculated its tax on a separate return basis. Income taxes are not provided on the unremitted earnings of the Company's foreign subsidiaries and foreign joint ventures since it is the Company's intention to continue to reinvest these earnings.

              eOn Communications Corporation and Subsidiaries

                 Years Ended July 31, 1997, 1998 and 1999

  Revenue Recognition--Revenues are recognized at the time products are shipped or when title passes. Net sales is comprised of sales reduced by related sales allowances. Revenues from cellular airtime are recognized when earned based on cellular airtime contracts.

  Medical Care and Disability Benefit Plans--The Company is self-insured with respect to certain medical and disability benefits offered to substantially all employees through participation in an insurance plan with an affiliated company. These costs are charged against earnings in the period in which claims are incurred. The Company does not provide benefits to retired employees.

  Earnings Per Share--The Company follows Statement of Financial Accounting Standard ("SFAS") No. 128, "Earnings Per Share," which requires disclosure of basic and diluted earnings per share ("EPS"). Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted EPS is similar to basic EPS except that the weighted average number of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares, such as options, had been issued.

  Reverse Stock Split--On February 24, 1999, the Company's board of directors authorized a 1-for-10 reverse stock split of its common and preferred stock effective for stockholders of record on March 1, 1999. The Company's board of directors also approved an amendment to the Company's certificate of incorporation to decrease the authorized common and preferred shares to 50,000,000 and 10,000,000, respectively, and to increase the par value per common share from $.0001 to $.001. Shares outstanding and all per share amounts in the accompanying financial statements have been restated to give effect to the reverse stock split.

  Fair Value of Financial Instruments--The carrying amounts of financial instruments such as cash, accounts receivable, accounts payable, and the outstanding borrowings under the revolving credit agreement approximate their fair value due to the short term nature of the instruments. Additionally, the carrying value of the Company's investment in the foreign joint venture approximates fair value. The fair value of the Company's subordinated debt was estimated to be $2,176,000 at July 31, 1999 and was based on available market information.

  Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications--Certain amounts in the 1997 financial statements have been reclassified to conform with the 1998 and 1999 presentation.

  Comprehensive Income--In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS 130, "Reporting Comprehensive Income," which established standards for reporting and display of comprehensive income and its components and requires a separate statement to report
              eOn Communications Corporation and Subsidiaries

                 Years Ended July 31, 1997, 1998 and 1999

the components of comprehensive income for each period reported. For the years ended July 31, 1997, 1998 and 1999, net income (loss) equaled comprehensive income (loss).

  New Accounting Standards--In June 1998, FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging," which established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The provisions of this statement are effective for fiscal years beginning after June 15, 2000. Management has not evaluated what impact, if any, the adoption of this statement will have on the disclosures in the Company's financial statements.

3. ACQUISITION OF BCS TECHNOLOGIES, INC.

  On April 12, 1999, the Company acquired BCS Technologies, Inc. ("BCS") in exchange for 3,969,680 common shares. The purchase price was determined based on the fair value of the BCS equity. The parties agreed to the merger and the purchase price was determined in November 1998. The acquisition was accounted for using the purchase method and, accordingly, the operating results of BCS have been included in the Company's consolidated financial statements since the date of acquisition, April 12, 1999. The purchase price, including direct costs of acquisition, was $17,089,000 and it exceeded the fair value of the net assets acquired by $11,724,000, which is being amortized on a straight-line basis over twenty years.

  The following summarized unaudited pro forma consolidated results of operations for the years ended July 31, 1998 and 1999 assumes the acquisition had occurred as of August 1 of each year:

                                                                 1998     1999
                                                                -------  -------
                                                                (In thousands,
                                                                  except per
                                                                  share data)
Pro forma information:
  Net revenues................................................. $36,618  $53,650
  Net income (loss)............................................     (98)   4,315
  Earnings per share:
    Basic...................................................... $ (0.01) $  0.55
    Diluted.................................................... $ (0.01) $  0.46

  The pro forma results do not necessarily represent results which would have occurred if the acquisition had taken place as of the beginning of each of the periods presented nor are they necessarily indicative of future results.

              eOn Communications Corporation and Subsidiaries

                 Years Ended July 31, 1997, 1998 and 1999

4. DISCONTINUED OPERATIONS

  Effective March 31, 1997 the Company distributed all of the outstanding common stock of its subsidiary, Cortelco, Inc., to the CSHC stockholders. The net assets, results of operations, and cash flows of Cortelco, Inc. have been reported as discontinued operations in the accompanying financial statements. Summarized financial information of the discontinued operations is presented as follows:

                                                                   Eight Months
                                                                      Ended
                                                                  March 31, 1997
                                                                  --------------
                                                                  (In thousands)
Net revenues.....................................................     $2,512
Loss from discontinued operations................................       (515)

  As of the date of the spin-off, the net assets of Cortelco, Inc. totalled $1,250,000, and this amount was charged against retained earnings in 1997 to reflect the distribution of the subsidiary's stock.

5. MAJOR CUSTOMERS AND CONCENTRATIONS OF CREDIT RISK

  Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of cash, trade accounts receivable, and notes receivable. The Company maintains its cash balances with large regional or national financial institutions and has not experienced losses. The Company's products are sold principally to dealers, value added resellers, national accounts, and the U.S. government. Approximately 36% of the Company's revenues in 1999 were generated within the Commonwealth of Puerto Rico. The Company's credit risk is limited principally to trade accounts receivable. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. No additional risk beyond amounts provided for collection losses is believed inherent in the Company's trade accounts receivable.

6. INVENTORIES

  Inventories consist of the following:

                                                                  1998    1999
                                                                 ------  ------
                                                                      (In
                                                                  thousands)
Raw materials and purchased components.......................... $  819  $  531
Finished goods..................................................  4,926   8,222
LIFO reserve....................................................   (114)    (74)
                                                                 ------  ------
  Total inventories............................................. $5,631  $8,679
                                                                 ======  ======

  In 1997, the liquidation of LIFO inventories decreased cost of revenues and therefore decreased net loss from continuing operations before taxes by $200,000.

  In 1998 and 1999, the liquidation of LIFO inventories decreased cost of revenues and therefore increased the net income from continuing operations before taxes by $84,000 and $40,000, respectively.

              eOn Communications Corporation and Subsidiaries

                 Years Ended July 31, 1997, 1998 and 1999

7. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                                1998     1999
                                                               -------  -------
                                                               (In thousands)
Building improvements......................................... $ 1,000    $ 134
Machinery, equipment and automobiles..........................   1,349    2,101
Furniture, fixtures and leasehold improvements................     342      577
                                                               -------  -------
  Total.......................................................   2,691    2,812
Less accumulated depreciation.................................  (1,441)  (1,393)
                                                               -------  -------
  Property and equipment, net................................. $ 1,250  $ 1,419
                                                               =======  =======

8. ACCRUED EXPENSES AND OTHER

  Accrued expenses and other consists of the following:

                                                                  1998    1999
                                                                 ------- -------
                                                                 (In thousands)
Employee Compensation........................................... $   152 $   344
Commissions.....................................................      85     242
Vacation........................................................     259     523
Warranty........................................................     250     450
Interest........................................................     263     395
Deferred income.................................................      --     404
Other...........................................................     292     600
                                                                 ------- -------
  Total......................................................... $ 1,301 $ 2,958
                                                                 ======= =======

              eOn Communications Corporation and Subsidiaries

                 Years Ended July 31, 1997, 1998 and 1999

9. LONG-TERM DEBT AND REVOLVING CREDIT FACILITIES

  Debt consists of the following:

                                                               1998     1999
                                                              -------  -------
                                                              (In thousands)
eOn revolving credit facility expiring July 2001, interest
 rate of 8.375% (prime rate plus .375%) at July 31, 1999,
 collateralized by substantially all the assets of eOn
 including the common stock of CSPR.........................  $ 2,353  $ 2,825
CSPR revolving credit facility expiring August 27, 2001,
 interest rate of 9.25% (prime plus 1.25%) at July 31, 1999, collateralized by accounts receivable and inventories as
 well as a pledge of CSPR's common stock....................      386      312
8% subordinated note due July 31, 2002......................    3,000    2,314
10% note payable to bank due in monthly installments of
 principal and interest totalling $28,000 through September
 2002, collateralized by certain property (CPR retained this
 note in connection with the merger discussed in Note 1)....    3,073       --
                                                              -------  -------
  Total.....................................................    8,812    5,451
Less current portion........................................   (2,771)  (3,137)
                                                              -------  -------
  Long-term debt, less current portion......................  $ 6,041  $ 2,314
                                                              =======  =======

  The eOn and CSPR credit facilities provide for borrowings up to a maximum of $7,500,000 and $1,500,000, respectively. The eOn credit facility provides for borrowings based upon an asset formula involving accounts receivable and inventories, including letters of credit. The borrowings under these facilities are classified as current liabilities. The Company had no outstanding letters of credit at July 31, 1999. The weighted average interest rate on the credit facilities was 9% and 8.51% as of July 31, 1998 and 1999, respectively. At July 31, 1999 available borrowings under the eOn credit facility were approximately $980,000.

  The eOn and CSPR credit facilities also contain covenants which, among other matters, limit the ability of the Company to incur indebtedness; merge, consolidate, or acquire or sell assets; pay dividends; or redeem or exchange capital stock. Additionally, under the provisions of the CSPR credit facility, net assets totalling $2,529,000 are restricted from payment of dividends.

  The subordinated note agreement also contains covenants which, among other matters, limit the ability of the Company to merge, consolidate, acquire, or sell assets. During 1999 the holder converted $686,000 of principal to 1,463,206 shares of the Company's Series A Convertible Preferred Stock.

  Maturities of debt are as follows:

Year Ending                                                       (In thousands)
-----------                                                       -------------
2000.............................................................    $3,137
2001.............................................................       Nil
2002.............................................................     2,314
                                                                     ------
    Total........................................................    $5,451
                                                                     ======

              eOn Communications Corporation and Subsidiaries

                 Years Ended July 31, 1997, 1998 and 1999

10. LEASE COMMITMENTS

  The Company leases its primary warehouse and office facilities, as well as certain office equipment, under operating leases.

  The following is a schedule of future minimum lease payments required under operating leases that have remaining initial or remaining noncancellable lease terms in excess of one year as of July 31, 1999:

Year Ending                                                       (In thousands)
-----------                                                       --------------
2000.............................................................     $  678
2001.............................................................        923
2002.............................................................        825
2003.............................................................        740
2004 and thereafter..............................................      6,444
                                                                      ------
    Total........................................................     $9,610
                                                                      ======

  Rent expense for the years ended July 31, 1997, 1998, and 1999 totalled $526,000, $446,000, and $568,000, respectively, which included $137,000,
$137,000, and 137,000, respectively, rent charged by CII for the sharing of warehouse space.

11. INCOME TAXES

  The components of income tax expense attributable to continuing operations for 1999 are as follows:

                                                                  (In thousands)
                                                                  --------------
Current:
  Federal........................................................     $ 415
  State..........................................................        22
  Puerto Rico....................................................        91
                                                                      -----
    Total current................................................       528
Deferred:
  Federal........................................................      (423)
  State..........................................................      ( 22)
  Puerto Rico....................................................        --
                                                                      -----
    Total deferred...............................................      (445)
                                                                      -----
    Total income tax expense.....................................     $  83
                                                                      =====

  The financial statements of the Company do not include a provision (benefit) for income taxes for 1997 and 1998 due to cumulative net operating losses.

  A reconciliation between the income tax expense from continuing operations recognized in the Company's consolidated statement of operations and the income tax expense computed by applying
              eOn Communications Corporation and Subsidiaries

                 Years Ended July 31, 1997, 1998 and 1999

the domestic federal statutory income tax rate to income from continuing operations before income taxes is as follows:

                                                             1997   1998  1999
                                                             -----  ----  -----
                                                              (In thousands)
Income tax at Federal statutory rate (34%).................. $(572) $107  $ 761
State income taxes, net of federal benefit .................    --    13     22
Change in valuation allowance...............................   580  (169)  (808)
Amortization of goodwill....................................    --    --     62
Other, net .................................................    (8)   49     46
                                                             -----  ----  -----
  Total income tax expense.................................. $ NIL  $NIL  $  83
                                                             =====  ====  =====

  Income taxes are not provided for the undistributed earnings of the foreign joint venture as such earnings are intended to be permanently reinvested. Such earnings would become taxable upon the sale or liquidation or upon the remittance of dividends. Accumulated undistributed earnings on which U.S. taxes have not been provided are approximately $66,000.

  The deferred tax effects of the Company's principal temporary differences at July 31, 1998 and 1999 are as follows:

1998                                               Assets   Liabilities  Total
----                                               -------  ----------- -------
                                                         (In thousands)
Allowance for doubtful receivables................ $   574        --    $   574
Inventories.......................................     350     $ (78)       272
Basis difference in property and equipment........     157        --        157
Accrued warranty costs............................      54        --         54
Accrued expenses and other........................      47        --         47
Other.............................................      88        --         88
Net operating loss carryforwards..................     392        --        392
Minimum tax credits...............................     154        --        154
Valuation allowance...............................  (1,738)       --     (1,738)
                                                   -------     -----    -------
  Total deferred asset (liability)................ $    78     $ (78)   $   NIL
                                                   =======     =====    =======
1999                                               Assets   Liabilities  Total
----                                               -------  ----------- -------
                                                         (In thousands)
Allowance for doubtful receivables................ $   697        --    $   697
Inventories.......................................     332     $ (45)       287
Basis difference in property and equipment........      --       (26)       (26)
Accrued warranty costs............................     174        --        174
Accrued expenses and other........................     251        --        251
Net operating loss carryforwards..................     103        --        103
Minimum tax credits...............................     154        --        154
Valuation allowance...............................    (930)       --       (930)
                                                   -------     -----    -------
  Total deferred asset (liability)................ $   781     $ (71)   $   710
                                                   =======     =====    =======

              eOn Communications Corporation and Subsidiaries

                 Years Ended July 31, 1997, 1998 and 1999

  At July 31, 1999, net operating loss carryforwards of approximately $296,000, which expire at various dates through July 2012, are available to reduce future taxable income. During the year ended July 31, 1999, the Company utilized approximately $1,033,000 of net operating loss carryforwards.

12. STOCK OPTIONS

  The status of the Company's stock option plans is summarized below:

                                                                        Weighted
                                                                        Average
                                                              Number of Exercise
                                                               Shares    Price
                                                              --------- --------
Outstanding at July 31, 1997.................................        --  $   --
  Granted....................................................   139,311   0.885
  Exercised..................................................        --      --
  Cancelled..................................................        --      --
                                                              ---------  ------
Outstanding at July 31, 1998.................................   139,311   0.885
  Granted.................................................... 1,277,716   9.105
  Exercised .................................................        --      --
  Cancelled..................................................     8,934   8.169
                                                              ---------  ------
Outstanding at July 31, 1999................................. 1,408,093  $8.297
                                                              =========  ======
Options exercisable at July 31, 1998.........................     7,904  $0.945
                                                              =========  ======
Options exercisable at July 31, 1999.........................    85,368  $ 2.62
                                                              =========  ======

  The options outstanding at July 31, 1999 are exercisable at prices ranging from $.70 to $10.38 per share. The weighted average remaining contractual life of all outstanding options was 9.54 years at July 31, 1999. The weighted average fair value, using the Black-Scholes method, of options granted was $.74 in 1998 and $7.61 in 1999.

  During 1999 the board of directors approved the adoption of the 1999 Equity Incentive Plan (the "1999 Plan") which permits the granting of incentive stock options, supplemental stock options, stock bonuses, and restricted stock purchase agreements to officers, directors, and key employees of the Company and to non-employee consultants. At July 31, 1999, 2,000,000 shares of the Company's common stock were reserved for issuance under the terms of the Plan. Incentive stock options are granted only to employees and are issued at prices not less than 100% of the fair market value of the stock at the date of grant. The options vest over a four-year period and the term of any option shall not be greater than ten years from the date of grant. Stock bonuses and restricted stock purchase agreements are granted only to directors, officers, or employees of or consultants to the Company and are issued at prices not less than 85% of the fair market value of the stock at the date of grant. During 1999 the Company issued 989,314 options with exercise prices ranging from $9.44 to $10.38.

              eOn Communications Corporation and Subsidiaries

                 Years Ended July 31, 1997, 1998 and 1999

  At July 31, 1999, 450,000 shares of the Company's common stock were reserved for issuance under the terms of the 1997 Equity Incentive Plan (the "1997 Plan"). The provisions of the 1997 Plan are similar to the 1999 Plan discussed above. During 1998 and 1999, 139,311 and 288,402 options, respectively, were granted with exercise prices ranging from $.70 to $6.50 per share.

  Additionally, during 1999, the board of directors' adopted an Employee Stock Purchase Plan which permits the granting of up to 250,000 shares of the Company's common stock. The plan qualifies as a noncompensatory plan under Accounting Principles' Board Opinion No. 25, "Accounting for Stock Issued to Employees." No shares have been granted under this plan as of July 31, 1999.

  The Company accounts for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," under which no compensation cost for stock options is recognized for options granted at or above fair market value. No compensation expense related to stock option grants was recorded during 1998 or 1999 as the option exercise prices were equal to or greater than fair market value on the date of the grant. Had compensation expense been determined based upon fair values at the grant dates in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been as follows:

                                                                   1998   1999
                                                                  --------------
                                                                  (In thousands,
                                                                    except per
                                                                   share data)
Net income:
  As reported.................................................... $  316 $ 2,155
  Pro forma......................................................    306   1,724
Earnings per share:
  As reported--basic............................................. $ 0.08 $  0.43
  Pro forma--basic............................................... $ 0.07 $  0.34
  As reported--diluted........................................... $ 0.07 $  0.33
  Pro forma--diluted............................................. $ 0.07 $  0.26

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                                     1998  1999
                                                                     ----  ----
Risk-free interest rate............................................. 6.25% 6.25%
Dividend yield......................................................   --    --
Expected volatility.................................................   75%   75%
Expected option life in years.......................................   10    10

13. RELATED PARTIES

  The accompanying financial statements include the assets, liabilities, revenues, and expenses specifically identifiable with the Company as well as certain allocated expenses for services provided
              eOn Communications Corporation and Subsidiaries

                 Years Ended July 31, 1997, 1998 and 1999

by CSHC and CII. The costs have been allocated using formulas including estimates of effort expended and sales and management believes the allocation method to be reasonable. The financial statements may not necessarily reflect the assets and liabilities and results of operations of the Company had it been operated as a stand-alone entity. These allocations include insurance, computer maintenance, warehousing expenses, and sales expenses. Additionally, eOn has incurred certain administrative costs on behalf of CSHC and the consolidated group.

  The management fees are summarized as follows:

                                                                 Year Ended
                                                                  July 31,
                                                               ---------------
                                                               1997 1998  1999
                                                               ---- ----  ----
                                                               (In thousands)
Management fee (income) expense incurred by eOn............... $300 $(80) $(53)
Management fee expense incurred by CSPR.......................  106  265    40
                                                               ---- ----  ----
Net management fee (income) expense........................... $406 $185  $(13)
                                                               ==== ====  ====

  Management estimates that the costs that would have been incurred on a stand-alone basis would have approximated $390,000, $100,000, and $NIL for the years ended July 31, 1997, 1998, and 1999, respectively.

  The following represent additional related party transactions:

                                                           Year Ended July 31,
                                                          ---------------------
                                                           1997    1998   1999
                                                          ------- ------ ------
                                                             (In thousands)
Purchases from CMC, affiliate through common ownership... $10,663 $9,351 $8,835
Sales to CMC.............................................     128    154    161
Sales to BCS prior to acquisition........................     392    353    985
Purchases from CII.......................................     692    188    244
Sales to CII.............................................      65     85     79
Rental expense to CPR....................................      --     --     94

  The following represent related party balances:

                                                                1998    1999
                                                               ------- -------
                                                               (In thousands)
Receivable from CSHC.......................................... $   656 $   37
Receivable from (payable to) CII..............................       1    (28)
Demand note payable to CSHC...................................     359     --
Non-interest bearing demand note payable to a stockholder of
 CSHC.........................................................     250     --
Trade accounts receivable from BCS............................      95     --
Receivable from officers/employees (included in other
 assets)......................................................     138     65

              eOn Communications Corporation and Subsidiaries

                 Years Ended July 31, 1997, 1998 and 1999

  Additionally, at July 31, 1998 the Company had a $3,184,000 note receivable from CSHC that was reflected as a reduction of stockholders' equity in the accompanying balance sheet. The note matures on or before December 31, 2002. During 1999, the Company received 250,000 shares of its common stock from CSHC in exchange for a $2,500,000 reduction of the outstanding note balance. Additionally, the Company loaned the former parent $2,600,000. The loan is due and payable on demand and provides for interest at a rate equal to prime plus 1.5% (9.5% at July 31, 1999).

14. EMPLOYEE SAVINGS PLAN

  Substantially all employees of the Company can participate in the Cortelco International, Inc. Profit Sharing Plan, which is qualified under Section 401 of the Internal Revenue Code. Under the provisions of the plan, all participants may contribute up to 16% of their compensation, subject to limitations established by the Internal Revenue Service. The Company may contribute a matching contribution of not less than 50% of the employee contributions up to 6% of the employee's compensation. The Company may also provide special discretionary contributions equal to a percentage of an employee's annual compensation and/or an amount determined by management. During 1997, 1998, and 1999 contributions allocated to the Company totalled $119,000, $110,000, and $144,000, respectively.

15. SEGMENT INFORMATION

  The Company's reportable segments are communications systems, communication systems--Caribbean/Latin American and cellular airtime services, each of which offers different products and services. Each segment requires different technology and marketing strategies. The communication systems segments offer communications solutions that address voice, data, and video network switching. The Company's cellular airtime services segment offers cellular airtime and cellular telephones through CSPR. The other category includes the Company's investment in a China joint venture, which is accounted for on the equity method.

              eOn Communications Corporation and Subsidiaries

                 Years Ended July 31, 1997, 1998 and 1999


  The accounting policies of the segments are those described in the summary of significant accounting policies.

                                         Communications
                                            Systems-     Cellular
                          Communications Caribbean/Latin Airtime                         Consolidated
1997                         Systems         America     Services Other  Reconciliations    Total
----                      -------------- --------------- -------- ------ --------------- ------------
                                                        (In thousands)
Revenues................     $21,216         $4,622       $9,797                           $35,635
Operating income
 (loss).................         311             --         (401)                              (90)
Interest expense........         758            105           52                               915
Income tax expense......          --             --           --                                --
Income from continuing
 operations.............      (1,213)          (169)        (301)                           (1,683)
Total assets............      14,224            757        2,718                            17,699
Capital expenditures ...          77            293          167                               537
Depreciation and
 amortization...........         251            103           14                               368
                                         Communications
                                            Systems-     Cellular
                          Communications Caribbean/Latin Airtime                         Consolidated
1998                         Systems         America     Services Other  Reconciliations    Total
----                      -------------- --------------- -------- ------ --------------- ------------
                                                        (In thousands)
Revenues................     $18,346         $5,118       $6,708  $  771     $ (771)       $30,172
Operating income .......         751            293          260     138       (138)         1,304
Interest expense........         524            142          160      --         --            826
Income tax expense......          --             --           --      --         --             --
Income (loss) from
 continuing operations..         226             49          (25)    120        (54)           316
Total assets ...........      13,880            819        1,731   1,269     (1,269)        16,430
Capital expenditures ...         185             65            6       8         (8)           256
Depreciation and
 amortization...........         154            128           48      24        (24)           330

              eOn Communications Corporation and Subsidiaries

                 Years Ended July 31, 1997, 1998 and 1999


                                        Communications
                                           Systems-     Cellular
                         Communications Caribbean/Latin Airtime                         Consolidated
1999                        Systems         America     Services Other  Reconciliations    Total
----                     -------------- --------------- -------- ------ --------------- ------------
                                                       (In thousands)
Revenues................    $27,186         $9,881       $5,307  $  557     $  (557)      $42,374
Operating income
 (loss).................      1,372            903          642    (28)          28         2,917
Interest expense........        616             33           38      --          --           687
Income tax expense......         --             48           35      --          --            83
Income from continuing
 operations ............        754            822          585    (11)           5         2,155
Total assets............     36,490            601        1,934   1,142      (1,142)       39,025
Capital expenditures ...        844             43            4      32         (32)          891
Depreciation and
 amortization...........        436             87           50      22         (22)          573

  Financial information relating to the Company's revenues by geographic area was as follows:

                                                          1997    1998    1999
                                                         ------- ------- -------
                                                             (In thousands)
United States........................................... $34,994 $29,404 $41,353
Central America and South America.......................     492     440     547
Europe, Middle East, and Africa.........................     148     214     468
Asia....................................................       1     114       6
                                                         ------- ------- -------
  Consolidated.......................................... $35,635 $30,172 $42,374
                                                         ======= ======= =======

16. COMMITMENTS AND CONTINGENCIES

  At July 31, 1999 the Company had outstanding commitments for inventory purchases under open purchase orders of approximately $4,920,000.

  The Company is involved in various matters of litigation, claims, and assessments arising in the ordinary course of business. In the opinion of management, the eventual disposition of these matters will not have a material adverse effect on the financial statements.

              eOn Communications Corporation and Subsidiaries

                 Years Ended July 31, 1997, 1998 and 1999

17.  EARNINGS PER SHARE

  The computations of basic and diluted earnings per share for each year were as follows:

                                                          1997     1998   1999
                                                         -------  ------ ------
                                                            (In thousands,
                                                           except per share
                                                                 data)
Basic earnings per share:
  Income (loss) from continuing operations.............. $(1,683) $  316 $2,155
  Income (loss) from discontinued operations............    (515)     --     --
                                                         -------  ------ ------
    Income (loss) available to common shareholders......  (2,198)    316  2,155
  Weighted average shares outstanding--basic............   3,825   3,918  5,036
                                                         -------  ------ ------
    Basic earnings per share............................ $ (0.57) $ 0.08 $ 0.43
                                                         =======  ====== ======
Diluted earnings per share:
  Income:
    Income (loss) available to common shareholders...... $(2,198) $  316 $2,155
    Interest on 8% convertible subordinated debt........      --      55     38
                                                         -------  ------ ------
        Income (loss) available to common shareholders..  (2,198)    371  2,193
  Weighted average shares:
    Outstanding.........................................   3,825   3,918  5,036
    Assumed conversion of convertible debt/preferred
     stock..............................................      --   1,435  1,435
                                                         -------  ------ ------
        Weighted average shares outstanding--diluted....   3,825   5,353  6,686
                                                         -------  ------ ------
        Diluted earnings per share...................... $ (0.57) $ 0.07 $ 0.33
                                                         =======  ====== ======

  Options to purchase 139,311 shares of common stock were outstanding at July 31, 1998 but were not included in the computation of the diluted earnings per share because the options' exercise price was equal to or greater than the average market price of the common shares. Additionally, at July 31, 1997 and 1998, $686,000 of convertible subordinated debt was convertible into 1,463,206 shares of convertible preferred stock which was convertible into 1,434,894 shares of common stock. These potential common shares were excluded from the computation of diluted earnings per share for 1997 because their inclusion would have had an antidilutive effect on earnings per share.

                          Independent Auditors' Report

Board of Directors and Stockholders
BCS Technologies, Inc.
Englewood, Colorado

  We have audited the accompanying balance sheets of BCS Technologies, Inc. as of July 31, 1997 and 1998, and the related statements of operations, changes in stockholders' equity and cash flows for the eleven months ended July 31, 1997 and the year ended July 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BCS Technologies, Inc. as of July 31, 1997 and 1998, and the results of its operations and its cash flows for the eleven months ended July 31, 1997 and the year ended July 31, 1998 in conformity with generally accepted accounting principles.

                                          Brock and Company, CPAs, P.C.
                                          Certified Public Accountants

Littleton, Colorado
March 5, 1999

                          BCS Technologies, Inc.

                              Balance Sheets

                          (Dollars in thousands)

                                                     At July 31,        At
                                                    --------------   April 12,
                                                     1997    1998      1999
                                                    ------  ------  -----------
                                                                    (Unaudited)
                                   ASSETS
Current assets:
  Cash and cash equivalents........................ $  927  $  406    $3,126
  Accounts receivable--trade.......................    865   2,073     2,428
  Inventories......................................  1,134   1,257     2,009
  Prepaid expenses and other current assets........    104      90       238
  Deferred income tax asset........................     --      69       260
                                                    ------  ------    ------
    Total current assets...........................  3,030   3,895     8,061
Property and equipment, at cost:
  Machinery, equipment and Computer software.......    457     536       631
  Furniture and fixtures, and Leasehold
   improvements....................................     93     116       134
                                                    ------  ------    ------
                                                       550     652       765
  Less accumulated depreciation....................   (310)   (396)     (502)
                                                    ------  ------    ------
    Net property and equipment.....................    240     256       263
                                                    ------  ------    ------
    Total assets................................... $3,270  $4,151    $8,324
                                                    ======  ======    ======
                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt.................................. $  107  $   28    $   16
  Accounts payable.................................    202     328       632
  Accounts payable--affiliates.....................    137     183        --
  Prepaid maintenance contracts....................    254     296       368
  Income taxes payable--current....................     17     223     1,409
  Accrued liabilities:
    Compensation...................................    101     256       349
  Other............................................     94      75       185
                                                    ------  ------    ------
    Total current liabilities......................    912   1,389     2,959
                                                    ------  ------    ------
Stockholders' Equity:
  Common stock, par value $.000001, 24,386,775
   shares authorized, 23,814,706 shares issued and
   outstanding in 1997 and 1998 and 23,534,075
   shares issued and outstanding in 1999...........     --      --        --
  Treasury stock, at cost..........................     --      --      (203)
  Additional paid-in capital.......................  2,298   2,298     2,298
  Retained earnings................................     60     464     3,270
                                                    ------  ------    ------
    Total stockholders' equity.....................  2,358   2,762     5,365
                                                    ------  ------    ------
    Total liabilities and stockholders' equity..... $3,270  $4,151    $8,324
                                                    ======  ======    ======

    The accompanying notes are an integral part of the financial statements.

                          BCS Technologies, Inc.

                         Statements of Operations

               (Dollars in thousands, except per share data)

                                                                    Period from
                                                                     August 1,
                                                                       1998
                                           Eleven Months Year Ended   through
                                               Ended      July 31,   April 12,
                                           July 31, 1997    1998       1999
                                           ------------- ---------- -----------
                                                                    (unaudited)
Revenues..................................   $   3,924   $    6,799 $   12,263
Cost of revenues..........................       1,455        2,242      3,628
                                             ---------   ---------- ----------
  Gross profit............................       2,469        4,557      8,635
Operating expenses:
  Selling, general and administrative.....       1,893        3,318      3,626
  Research and development................         235          704        823
                                             ---------   ---------- ----------
    Total operating expenses..............       2,128        4,022      4,449
                                             ---------   ---------- ----------
Income from operations....................         341          535      4,186
Other Income:
  Interest income.........................          14           26         50
  Gain on sale of equipment...............          63           --         --
                                             ---------   ---------- ----------
    Total other income....................          77           26         50
                                             ---------   ---------- ----------
Income before income taxes................         418          561      4,236
Income tax expense........................          17          157      1,430
                                             ---------   ---------- ----------
  Net income..............................   $     401   $      404 $    2,806
                                             =========   ========== ==========
Pro forma information:
  Net income before income taxes..........   $     418
  Income tax expense......................         152
                                             ---------
  Pro forma net income....................   $     266
                                             =========
Earnings per common share:
  Basic:
    Net income............................   $    0.03   $     0.02 $     0.12
    Weighted average number of common
     shares...............................   8,701,076   23,814,706 23,716,554
Diluted:
    Net income............................   $    0.03   $     0.02 $     0.12
    Weighted average number of common
     shares...............................   8,763,810   24,046,252 24,071,554

 The accompanying notes are an integral part of the financial statements.

                             BCS Technologies, Inc.

                            Statements of Cash Flows
                Increase (Decrease) in Cash and Cash Equivalents

                          (Dollars in thousands)

                                        Eleven                Period from
                                     Months Ended Year Ended August 1, 1998
                                       July 31,    July 31,  Through April
                                         1997        1998       12, 1999
                                     ------------ ---------- --------------
                                                                (unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
Net income.........................     $ 401      $   404       $2,806
Adjustments to reconcile net income
 to net cash provided (used) by
 operating activities:
  Depreciation.....................        44           87          105
  Gain on sale of equipment........       (63)          --           --
Increase (decrease) from changes in
 assets and liabilities, net of
 effects from acquisition:
  Accounts receivable..............        14       (1,208)        (355)
  Inventories......................       134         (123)        (752)
  Prepaid expenses and other
   current assets..................        (1)          14         (148)
  Deferred income tax asset........        --          (69)        (191)
  Accounts payable.................      (204)         126          304
  Accounts payable--affiliates.....       137           46         (183)
  Prepaid maintenance contracts....        74           42           72
  Income taxes payable--current....        17          206        1,186
  Accrued liabilities..............       (99)         136          203
                                        -----      -------       ------
  Net cash provided (used) by
   operating activities............       454         (339)       3,047
                                        -----      -------       ------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Cash received from acquisition...       500           --           --
  Proceeds from sale of equipment..        75            2            1
  Purchases of property and
   equipment.......................       (73)        (105)        (113)
                                        -----      -------       ------
    Net cash provided (used) by
     investing activities..........       502         (103)        (112)
                                        -----      -------       ------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Subchapter S dividend............      (412)          --           --
  Loan principal payments..........        --          (79)         (12)
  Proceeds from exercise of stock
   options.........................        19           --           --
  Repurchase of common stock.......        --           --         (203)
                                        -----      -------       ------
    Net cash used by financing
     activities....................      (393)         (79)        (215)
                                        -----      -------       ------
Net increase (decrease) in cash and
 cash equivalents..................       563         (521)       2,720
Cash and cash equivalents,
 beginning of period...............       364          927          406
                                        -----      -------       ------
Cash and cash equivalents, end of
 period............................     $ 927      $   406       $3,126
                                        =====      =======       ======
Supplemental Information:
  Cash paid for income taxes.......        --      $    17       $  382
                                        =====      =======       ======

    The accompanying notes are an integral part of the financial statements.

                             BCS Technologies, Inc.

               Statements of Changes in Stockholders' Equity

                  Dollars in thousands, except share data

                            Common Stock      Treasury Stock    Additional
                          ------------------  ----------------   Paid-In   Retained
                            Shares    Amount   Shares   Amount   Capital   Earnings Total
                          ----------  ------  --------  ------  ---------- -------- ------
Balance, September 1,
 1996...................      74,900  $   51        --  $  --     $   --    $  597  $  648
Dividends...............          --      --        --     --         --      (460)   (460)
Recapitalization of
 common stock,
 conversion Of
 Subchapter S retained
 earnings to additional
 paid-in capital and
 change in par value of
 common stock...........  12,850,090     (51)       --     --        529      (478)     --
Issuance of common stock
 in connection with
 merger.................  10,675,850      --        --     --      1,750        --   1,750
Exercise of common stock
 purchase options.......     213,866      --        --     --         19        --      19
Net income for the
 eleven months ended
 July 31, 1997..........          --      --        --     --         --       401     401
                          ----------  ------  --------  -----     ------    ------  ------
Balances, July 31,
 1997...................  23,814,706      --        --     --      2,298        60   2,358
                          ==========  ======  ========  =====     ======    ======  ======
Net income for the year
 ended July 31, 1998....          --      --        --     --         --       404     404
                          ----------  ------  --------  -----     ------    ------  ------
Balances, July 31,
 1998...................  23,814,706      --        --     --      2,298       464   2,762
                          ==========  ======  ========  =====     ======    ======  ======
Treasury stock purchased
 (unaudited)............    (280,631)     --  (280,631)  (203)        --        --    (203)
Net income for the
 period August 1, 1998
 to April 12, 1999
 (unaudited)............          --      --        --     --         --     2,806   2,806
                          ----------  ------  --------  -----     ------    ------  ------
Balances, April 12, 1999
 (unaudited)............  23,534,075  $   --  (280,631) $(203)    $2,298    $3,270  $5,365
                          ==========  ======  ========  =====     ======    ======  ======

    The accompanying notes are an integral part of the financial statements.

                          BCS Technologies, Inc.

                       Notes to Financial Statements

               Periods Ended July 31, 1997 and July 31, 1998

                     Information related to the period

            August 1, 1998 through April 12, 1999 is unaudited

1. Description of Business

  The Company was originally founded in 1985 and operates from offices in Englewood, Colorado and a 23,000 square foot facility located in Georgia. The Company is engaged in the development, sales, manufacturing and distribution of electronic communication devices throughout the United States. BCS Technologies is a corporation organized under the laws of the State of Delaware for the purpose of the sale and servicing of electronic communication devices throughout the United States.

2. Basis of Presentation

Organization

  Organization--BCS Technologies, Inc. is an organization formed by a series of transactions between the following entities:

  Cortelco Holding Corporation (CHC)
  Cortelco Systems Holding Corporation (CSHC)
  Cortelco, Inc. (CI)
  Cortelco Systems, Inc. (CSI)
  Business Communication Systems, Inc. (BCS)

  CHC, CSHC, CI and CSI are all entities related through common stockholder ownership. BCS was a closely held corporation not related to CHC, CSHC, CI and CSI. The culmination of the series of transactions was a merger of BCS and CI with BCS being the accounting acquirer. BCS then changed its name to BCS Technologies, Inc. (the Company). The stockholders of BCS own 53% of the common stock of the Company after the merger.

  Before the merger of BCS and CI, CI was a wholly-owned subsidiary of CHC, which was a wholly-owned subsidiary of CSI. CHC had no active operations. CSI was a wholly-owned subsidiary of CSHC. At the time the merger agreement was signed, CSHC owned 100% of CSI, which owned 100% of CI. Before the merger agreement was signed, CSI owned 100% of CHC which owned 100% of CI. On March 27, 1997 CHC was merged into CI. On April 1, 1997, CI was spun off by CSHC to its stockholders. Immediately following the spin off of CI, on April 2, 1997, CI was merged into BCS with BCS as the accounting acquirer. BCS changed its name to BCS Technologies, Inc.

3. Summary of Significant Accounting Policies

Use of Estimates in Preparing Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial

                             BCS Technologies, Inc.

statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and temporary cash investments. At times, cash balances held at financial institutions were in excess of FDIC insurance limits. The Company limits the amount of credit exposure to any one financial institution. The Company believes no significant concentration of credit risk exists with respect to these cash investments.

Revenue Recognition

  The Company recognizes revenues from system and product sales when title passes to the customer. Revenues from prepaid maintenance contracts are recognized ratably over the terms of the contracts. Revenues from the sales of systems accounted for approximately 32%, 53%, and 78% for the eleven months ended July 31, 1997, the year ended July 31, 1998, and the period August 1, 1998 through April 12, 1999. The Company generates the remainder of its revenue from parts sales and system maintenance.

Accounts Receivable

  The Company charges off all known uncollectible accounts on a current basis. No reserve for uncollectible accounts is required, as any accounts which are considered doubtful are not considered material to the financial statements.

Inventories

  The Company uses the lower of first-in, first-out ("FIFO") cost or market in valuing inventories.

Depreciation

  The Company provides for depreciation of property and equipment using straight-line and accelerated methods for financial and income tax reporting purposes over the estimated useful lives of the assets, which is generally fifteen years for leasehold improvements, five years for machinery and equipment, five to seven years for furniture and fixtures and vehicles and three years for computer software.

Product Warranties

  The Company provides the customer with a warranty from the date of purchase. Estimated warranty obligations are recorded based on actual claims experience.

                             BCS Technologies, Inc.

Income Taxes

  Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the temporary difference between assets and liabilities recognized for financial reporting and such amounts recognized for tax purposes which requires recognition of deferred income tax assets and liabilities. Deferred income tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recognized if it is anticipated that some or all of a deferred income tax asset may not be realized.

Advertising

  Advertising costs are charged to operations in the year incurred. The Company expended $170,426 for the eleven months ended July 31, 1997, $117,912 for the year ended July 31, 1998, and $97,271 for the period August 1, 1998 through April 12, 1999.

Interim Financial Statements

  The financial statements for the period August 1, 1998 through April 12, 1999 are unaudited, but in the opinion of management, include all adjustments necessary to fairly state the results therein, such adjustments being of a normal, recurring nature. Operating results for the period August 1, 1998 through April 12, 1999 are not necessarily indicative of the results that may be expected for the fiscal year ending July 31, 1999. All April 12, 1999 data presented in these footnotes are unaudited.

Stock Option Plans

  The Company utilizes Statement of Financial Accounting Standards No. 123 (FAS
123), "Accounting for Stock-Based Compensation." The Statement defines a fair value based method of accounting for stock options or similar equity instrument. FAS 123 allows an entity to continue to measure compensation cost for employee stock option plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion (APB) No. 25, which was elected by the Company. Accordingly, the Company must make certain pro forma disclosures as if the fair value based method had been applied.

Earnings Per Common Share

  Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Dilutive earnings per share reflects the potential dilution that could occur if dilutive securities, stock options, were exercised.

4. Business Acquisition

  On April 2, 1997, the Company acquired the net assets of Cortelco, Inc., which had a fair value of $1,750,000, in exchange for 10,675,850 shares of common stock. The acquisition was accounted for as a reverse acquisition using the purchase method of accounting, and the results of CI's operations were included in the Company's financial statements from the date of acquisition.

                             BCS Technologies, Inc.

  The Company acquired cash of $500,000, accounts receivable of $509,523, inventory of $1,054,028, prepaid expenses of $70,185, property and equipment of $183,333, and current liabilities of $567,069 in the purchase of Cortelco, Inc.

  The following unaudited pro forma information presents the results of operations as if the acquisition had occurred at September 1, 1996 and the Company had revoked its subchapter S election on such date and was taxed as a Subchapter C corporation for the entire period.

                                                              Eleven months
                                                                  ended
                                                              July 31, 1997
                                                          ----------------------
                                                          (Dollars in thousands,
                                                          except per share data)
Revenues.................................................        $ 5,761
Net income...............................................             89
Earnings per common share:
Basic and diluted........................................        $  0.00

  The unaudited pro forma information is not necessarily indicative of the combined results that would have occurred had the acquisition been effected on the assumed date, nor is it indicative of the results that may occur in the future.

5. Inventories

  Inventories consist of the following:

                                                         At July  31,
                                                         ------------- April 12,
                                                          1997   1998    1999
                                                         ------ ------ ---------
                                                         (Dollars in thousands)
Raw materials and purchased components.................. $  223 $  225  $  502
Finished goods..........................................    911  1,032   1,507
                                                         ------ ------  ------
    Total inventories................................... $1,134 $1,257  $2,009
                                                         ====== ======  ======

6. Short-Term Debt

Short-term debt consists of following:

                                                        At July  31,
                                                        ------------- April 12,
                                                         1997   1998    1999
                                                        ------ ------ ---------
                                                        (Dollars in thousands)
Amount payable to affiliate--excess of net worth of CI
 for the merger with BCS. To be reduced by any
 uncollectible receivables, or other items that would
 reduce the net worth of CI at the date of merger...... $   54 $  28     $16
Notes payable to stockholder, unsecured and due on
 demand................................................     48   --      --
Current portion of capital lease obligations...........      5   --      --
                                                        ------ -----     ---
    Total.............................................. $  107 $  28     $16
                                                        ====== =====     ===

                             BCS Technologies, Inc.

7. Operating Leases and Rent Expense

  The Company leases its office facilities in Englewood, Colorado and Dallas, Texas under noncancellable lease agreements which expire in July 2001 and December 1999, respectively. Additionally, the Company leases its primary warehouse facility in Kennesaw, Georgia and certain office equipment under noncancellable leases.

  At July 31, 1998, future minimum lease payments required under the noncancellable operating leases are as follows:

Year Ending July 31,                                                    Amount
--------------------                                                  ----------
                                                                       (Dollars
                                                                          in
                                                                      thousands)
1999.................................................................    $178
2000.................................................................     100
2001.................................................................      98
                                                                         ----
    Total............................................................    $376
                                                                         ====

  Rent expense under all operating leases in effect during the eleven months ended July 31, 1997 was $148,246, during the year ended July 31, 1998 was $308,164, and during the period August 1, 1998 through April 12, 1999 was $236,788.

8. Related Party Transactions

  During the eleven months ended July 31, 1997, the year ended July 31, 1998, and the period August 1, 1998 through April 12, 1999, the Company purchased inventory from affiliates totaling $391,568, $353,023, and $1,130,065, respectively.

  During the year ended July 31, 1998 the Company, through a related party, was awarded a GSA contract. The contract is invoiced through the related party who remits the amount collected to the Company when received from the government. At July 31, 1998 and April 12, 1999 the Company was due $856,259 and $1,991,360, respectively, from the related party for amounts invoiced on the contract. These amounts are included in trade accounts receivable at July 31, 1998 and April 12, 1999.

  The Company's payable to affiliated companies' stockholders consists of:

                                                     July 31, July 31, April 12,
                                                       1997     1998     1999
                                                     -------- -------- ---------
                                                       (Dollars in thousands)
Payable to CSHC.....................................   $ 16     $105     $ --
Payable to CSI......................................    120       78       --
Payable to stockholders.............................      1      --        --
                                                       ----     ----     -----
Net accounts payable--affiliates....................   $137     $183     $ --
                                                       ====     ====     =====

9. Employee Savings Plan

  Substantially all employees of the Company can participate in the Dean Witter Reynolds, Inc. Savings Incentive Match Plan, which is qualified under Section 408(p) of the Internal Revenue Code.

                          BCS Technologies, Inc.

Under the provisions of the plan, all participants may contribute the lesser of 100% of their compensation or $6,000. The Company may contribute a matching contribution equal to the lesser of the employee contributions or 3% of the employee's compensation. During the eleven months ended July 31, 1997, the year ended July 31, 1998, and the period August 1, 1998 through April 12, 1999, the Company contributed $7,265, $48,602, and $56,458 to the plan, respectively.

10. Stock Option Plans

  The Company currently has three stock option plans. Under the terms of the first plan, certain employees may purchase common stock of the Company at prices ranging from $.04 to $.34 per share. The number of options outstanding under this plan and the number of common shares reserved for issuance upon the exercise of those options is 558,928.

  The other two plans grant certain employees options to purchase common stock of the Company held by two major stockholders for prices ranging from nominal amounts to $.65 per share. These options are exercisable upon the achievement of certain conditions or a lapse of ten years. The number of shares subject to option under these plans are 1,355,306. The following is a summary of transactions:

                                                   Number of  Weighted Average
                                                    Shares     Exercise Price
                                                   ---------  ----------------
Outstanding, September 1, 1996 (None vested)......     7,490      $8.01
  Granted (weighted average of fair value of $0.03
   per share)..................................... 2,223,162       0.22
  Canceled........................................  (174,964)      0.47
  Exercised.......................................  (213,866)      0.09
                                                   ---------
Outstanding, July 31, 1997 (402,072 vested at a
 weighted average price of $0.23 per share)....... 1,841,822       0.24
  Canceled........................................   (83,144)      0.48
                                                   ---------
Outstanding, July 31, 1998 (393,928 vested at a
 weighted average price of $0.23 per share)....... 1,758,678       0.23
  Granted (weighted average of fair value of $0.09
   per share).....................................   290,000       0.37
  Canceled........................................  (134,444)      0.0001
                                                   ---------
Outstanding, April 12, 1999 (393,928 vested at a
 weighted average price of $0.13 per share)....... 1,914,234      $0.27
                                                   =========

                          BCS Technologies, Inc.

  Additional information regarding options outstanding at April 12, 1999 is as follows:

                          Options Outstanding                    Vested Options
                 -------------------------------------------   ----------------------
                                   Weighted
                                   Average        Weighted                 Weighted
                                  Remaining       Average                  Average
  Exercise         Number        Contractual      Exercise     Number      Exercise
   Prices        Outstanding     Life (Years)      Price       Vested       Price
-------------    -----------     ------------     --------     -------     --------
   $0.0001          480,306          7.9          $0.0001           --      $  --
    0.04             81,499          2.4           0.04         81,499       0.04
    0.14            293,637          2.4           0.14        293,637       0.14
    0.25            400,000          8.2           0.25             --         --
    0.34            183,792          8.6           0.34         18,792       0.34
    0.65            475,000          8.1           0.65             --         --
-------------     ---------          ---          -------      -------      -----
$0.0001-$0.65     1,914,234          7.0          $0.27        383,928      $0.13
=============     =========          ===          =======      =======      =====

  Additional Stock Plan Information. Since the Company continues to account for its stock-based awards to employees using the intrinsic value method in accordance with APB No. 25, FAS 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method as of the beginning of 1995. Under FAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's fair value calculations on stock-based awards under the stock plans were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 5 years from the date of grant in 1997 and 10 years from the date of grant in 1999; stock volatility, 0% in 1997 and in 1999; risk-free interest rate, 6.75% in 1997 and 5.0% in 1999 and no dividends during the expected term. The Company's calculations are based on a single option award valuation approach, and forfeitures are recognized as they occur. If the computed fair values of the 1997 and 1999 awards had been amortized to expense over the vesting period of the awards, the effect on pro forma net income would have been insignificant.

                          BCS Technologies, Inc.

11. Income Taxes

  The provision for income taxes consists of the following at July 31:

                                                                   1997   1998
                                                                   -----  -----
                                                                   (Dollars in
                                                                   thousands)
Current
  Federal......................................................... $  13  $ 219
  State...........................................................     4      7
Deferred
  Federal.........................................................   (34)   (23)
  State...........................................................    (7)    (5)
  Valuation allowance.............................................    41    (41)
                                                                   -----  -----
                                                                   $  17  $ 157
                                                                   =====  =====

  Income tax effects of deferred income tax assets are comprised of the following future deductible amounts at July 31:

                                                                    1997   1998
                                                                    -----  -----
                                                                    (Dollars in
                                                                    thousands)
Allowance for warranties and sales returns......................... $  23  $ 19
Accrued compensated absences.......................................    18    27
Uniform inventory capitalization...................................    --    23
                                                                    -----  ----
                                                                       41    69
Valuation allowance................................................   (41)   --
                                                                    -----  ----
  Deferred income tax asset........................................ $  --  $ 69
                                                                    =====  ====

  Prior to April 2, 1997, the Company had elected under Subchapter S of the Internal Revenue Code to have its income taxed directly to its stockholders. The 1997 provision for income taxes includes only the taxable income from April 2, 1997 through July 31, 1997. Pro forma net income and earnings per share have been determined assuming the Company had been taxed under Subchapter C of the Internal Revenue Code for federal and state purposes for 1997.

  The following table reconciles the provision for income taxes at the U.S. Statutory rate to that in the financial statements for 1998:

Income taxes at statutory rate...........................................  34.0%
State income taxes, net of federal benefit...............................   0.1
Uniform inventory capitalization.........................................   4.6
Change in valuation allowance and other.................................. (10.7)
                                                                          -----
                                                                           28.0%
                                                                          =====

                          BCS Technologies, Inc.

  As a result of the merger, the Company has a net operating loss carryforward of approximately $8,250,000 available to effect Georgia state income taxes. The financial statements and disclosures do not include recognition of approximately $495,000 of deferred income tax benefit due to the significant uncertainty of its future realization.

12. Earnings Per Common Share

  Outstanding stock options to purchase 1,383,542, 1,384,750, and 1,489,750 shares of common stock were not included in the computation of diluted earnings per common share for the eleven months ended July 31, 1997, the year ended July 31, 1998, and the period August 1, 1998 through April 12, 1999. The effect of including the stock options would be antidilutive or the stock options were exercisable from shares owned by existing stockholders.

  A summary of the diluted weighted average number of common shares is as follows:

                                            Eleven
                                            Months               Period from
                                             Ended   Year Ended August 1, 1998
                                           July 31,   July 31,        to
                                             1997       1998    April 12, 1999
                                           --------- ---------- --------------
Weighted average number of common shares
 outstanding.............................. 8,701,076 23,814,706   23,716,554
Dilutive effect of stock options..........    62,734    231,546      355,000
                                           --------- ----------   ----------
Diluted weighted average number of common
 shares outstanding....................... 8,763,810 24,046,252   24,071,554
                                           ========= ==========   ==========

                                     [LOGO]

                                    Part II

Item 13. Other Expenses of Issuance and Distribution.

  The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by eOn in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee and the NASD filing fee.

   Registration fee.........................................................
   NASD filing fee..........................................................
   Nasdaq application fee...................................................
   Blue sky qualification fee and expenses..................................
   Printing and engraving expenses..........................................
   Legal fees and expenses..................................................
   Accounting fees and expenses.............................................
   Directors' and officers' insurance.......................................
   Transfer agent and registrar fees........................................
   Miscellaneous............................................................
   Total....................................................................

Item 14. Indemnification of Officers and Directors.

  Under Section 145 of the Delaware General Corporation Law, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

  Our certificate of incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to eOn and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to eOn, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

  We expect to enter into agreements with our directors and officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of eOn or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of eOn and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

  The Underwriting Agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of eOn and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities.

  Since April 1996, we have sold and issued the following unregistered securities:

  (1) In July 1997, we issued a convertible promissory note in the aggregate principal amount of $3,000,000 to ChinaVest IV, L.P.

  (2) In August 1997, we issued 95,343 shares of common stock to an investor in exchange for an interest in the Longhai joint venture.

  (3) In April 1999, we issued 3,969,680 shares of common stock to stockholders of BCS Technologies, Inc. and assumed options covering 94,279 shares of common stock under the BCS 1997 Incentive Plan in connection with the acquisition of BCS. We issued 553,880 shares of common stock to Cortelco Systems Holding Corporation in connection with the merger with Cortelco Systems Puerto Rico.

  (4) Since April 1998, we have granted incentive stock options to employees, directors and consultants under our 1997 Equity Incentive Plan covering an aggregate of 334,407 shares of common stock, at an average exercise price of $3.76. No options have been exercised under the 1997 Equity Incentive Plan.

  (5) Since April 1999, we have granted incentive stock options to employees, directors and consultants under our 1999 Equity Incentive Plan covering an aggregate of 1,078,307 shares of common stock, at an average exercise price of $9.73. No options have been exercised under the 1999 Equity Incentive Plan.

  The sales and issuances of securities in the transactions described in paragraphs (1) through (3) were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D promulgated under the Securities Act. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about eOn or had access, through employment or other relationships, to such information.

  The sales and issuance of securities in the transaction described in paragraphs (4) and (5) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

Item 16. Exhibits.

(a)

 Exhibit
 Number                          Description of Document
 ------- ----------------------------------------------------------------------
  1.1*   Form of Underwriting Agreement.
  3.1+   Amended and Restated Certificate of Incorporation of eOn as currently in effect.
  3.1(a) Certificate of Amendment of Amended and Restated Certificate of
         Incorporation of eOn, as filed with the Secretary of State of Delaware on November 16, 1999.
  3.2+   Amended and Restated Certificate of Incorporation of eOn to be in
         effect immediately following the closing of the offering.
  3.3+   Bylaws of eOn as currently in effect.
  3.4+   Amended and Restated Bylaws of eOn to be in effect immediately following the closing of the offering.
  4.1    Reference is made to Exhibits 3.1, 3.1(a), 3.2, 3.3 and 3.4.
  4.2+   Investor Rights Agreement between eOn, Cortelco Systems Holding
         Corporation and ChinaVest, dated as of July 31, 1997.
  4.3+   Registration Rights Agreement between CMC Industries, Inc. and eOn, dated as of March 15, 1999.
  5.1*   Opinion of Cooley Godward LLP and Baker, Donelson, Bearman and
         Caldwell, a Professional Corporation.
 10.1+   Loan and Security Agreement between eOn and Foothill Capital
         Corporation, dated as July 31, 1997.
 10.2+   Convertible Subordinated Note issued by eOn in favor of ChinaVest IV,
         L.P., dated as of July 31, 1997.
 10.3+   Promissory Note issued by Cortelco Systems Holding Corporation in favor of eOn, dated as of July 31, 1997.
 10.4+   Promissory Note issued by J. Michael O'Dell in favor of eOn, dated as of November 11, 1997.
 10.5+   Assumption Agreement between eOn and Cortelco Systems Puerto Rico, dated as of April 12, 1999, and Loan and Security Agreement between
         Cortelco Systems Puerto Rico and Foothill Capital Corporation, dated as August 28, 1997.
 10.6+   Promissory Note issued by Cortelco Systems Holding Corporation in favor of BCS Technologies, Inc., dated as of May 28, 1999.
 10.7+   Form of Indemnity Agreement to be entered into between eOn and its officers and directors.
 10.8+   Manufacturing Agreement between eOn and CMC Manufacturing, Inc., dated as of August 1, 1998.
 10.9+   Lease Agreement between eOn and Willow Lake Associates, dated as of
         July 24, 1989, as amended on April 26, 1999.
 10.10+  Industrial Lease Agreement between BCS Technologies, Inc. and
         Industrial Developments International (Georgia), L.P., dated as of
         March 1, 1999.
 10.11+  Lease Agreement between Cortelco Systems Puerto Rico, Inc. and
         Cortelco Puerto Rico, Inc. dated as of March 1, 1999.
 10.12+  Employment Agreement, dated as of April 12, 1999, by and between eOn and each of David M. Fredrick and Frank Naso.
 10.13+  eOn's 1999 Equity Incentive Plan and related documents.
 10.14+  eOn's 1999 Employee Stock Purchase Plan and related documents.

 Exhibit
 Number                      Description of Document
 ------- --------------------------------------------------------------
 21.1+   List of Subsidiaries of Registrant.
 23.1    Consent of Deloitte & Touche LLP.
 23.2    Consent of Brock and Company, CPAs, P.C.
 23.3*   Consent of Cooley Godward LLP and Baker, Donelson, Bearman and
         Caldwell, a Professional Corporation. (See Exhibit 5.1)
 24.1    Power of Attorney. (See page II-5.)
 27.1    Financial Data Schedule.

--------
+ Previously filed.

* To be filed by amendment.

(b)

  Schedule II--Valuation and Qualifying Accounts

Item 17. Undertakings.

  We undertake to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of eOn pursuant to the foregoing provisions or otherwise, eOn has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by eOn of expenses incurred or paid by a director, officer or controlling person of eOn in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, eOn will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  We hereby undertake that: (i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by eOn pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time the Commission declared it effective, and (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on 23rd day of November, 1999.

                                          eOn Communications Corporation

                                                   /s/ J. Michael O'Dell
                                          By: _________________________________
                                              J. Michael O'Dell President and
                                                  Chief Executive Officer

                             POWER OF ATTORNEY

  Each person whose signature appears below constitutes and appoints J. Michael O' Dell and Stephen N. Samp, his/her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-1, and to any registration statement filed under Securities and Exchange Commission Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  In accordance with the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates stated.

              Signature                          Title                   Date

           /s/ David S. Lee            Chairman of the Board       November 23, 1999
______________________________________
             David S. Lee

        /s/ J. Michael O'Dell          President, Chief Executive  November 23, 1999
______________________________________  Officer and Director
          J. Michael O'Dell             (Principal Executive
                                        Officer)

         /s/ Stephen N. Samp           Vice President of Finance   November 23, 1999
______________________________________  and Administration, Chief
           Stephen N. Samp              Financial Officer and
                                        Secretary (Principal
                                        Financial and Accounting
                                        Officer)

              Signature                          Title                   Date

        /s/ Stephen R. Bowling         Director                    November 23, 1999
______________________________________
          Stephen R. Bowling

        /s/ Robert P. Dilworth         Director                    November 23, 1999
______________________________________
          Robert P. Dilworth

                                       Director                            , 1999
______________________________________
            W. Frank King

        /s/ Jenny Hsui Theleen         Director                    November 23, 1999
______________________________________
          Jenny Hsui Theleen

                             Cortelco Systems, Inc.

                 Schedule II--Valuation and Qualifying Accounts

-----------------------------------------------------------------------------
Column A                 Column B                         Column D  Column E
--------                ----------       Column C        ---------- ---------
                                         Additions
                                   ---------------------
                        Balance at Charged to Charged to             Balance
                        Beginning  Costs and    Other                at End
Description             of Period   Expenses   Accounts  Deductions of Period
-----------             ---------- ---------- ---------- ---------- ---------
1997
Allowance for doubtful
 accounts and sales
 allowance              2,065,024  2,101,157     --      1,076,419  3,089,762
Warranty reserve          328,806    481,921     --        470,099    340,628
1998
Allowance for doubtful
 accounts and sales
 allowance              3,089,762      3,045     --      1,212,927  1,879,880
Warranty reserve          340,628    231,257     --        322,275    249,610
1999
Allowance for doubtful
 accounts and sales
 allowance              1,879,880    770,057     --        846,992  1,802,945
Warranty reserve          249,610    249,762     --         50,028    449,344

II. EXHIBIT INDEX

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  1.1*   Form of Underwriting Agreement.

  3.1+   Amended and Restated Certificate of Incorporation of eOn as currently in effect.
  3.1(a) Certificate of Amendment of Amended and Restated Certificate of
          Incorporation of eOn, as filed with the Secretary of State of
          Delaware on November 16, 1999.

  3.2+   Amended and Restated Certificate of Incorporation of eOn to be in
          effect immediately following the closing of the offering.

  3.3+   Bylaws of eOn as currently in effect.

  3.4+   Amended and Restated Bylaws of eOn to be in effect immediately following the closing of the offering.

  4.1    Reference is made to Exhibits 3.1, 3.1(a), 3.2, 3.3 and 3.4.

  4.2+   Investor Rights Agreement between eOn, Cortelco Systems Holding
          Corporation and ChinaVest, dated as of July 31, 1997.

  4.3+   Registration Rights Agreement between CMC Industries, Inc. and eOn, dated as of March 15, 1999.

  5.1*   Opinion of Cooley Godward LLP and Baker, Donelson, Bearman and
          Caldwell, a Professional Corporation.

 10.1+   Loan and Security Agreement between eOn and Foothill Capital
          Corporation, dated as July 31, 1997.

 10.2+   Convertible Subordinated Note issued by eOn in favor of ChinaVest IV,
          L.P., dated as of July 31, 1997.

 10.3+   Promissory Note issued by Cortelco Systems Holding Corporation in favor of eOn, dated as of July 31, 1997.

 10.4+   Promissory Note issued by J. Michael O'Dell in favor of eOn, dated as of November 11, 1997.

 10.5+   Assumption Agreement between eOn and Cortelco Systems Puerto Rico, dated as of April 12, 1999, and Loan and Security Agreement between
          Cortelco Systems Puerto Rico and Foothill Capital Corporation, dated as August 28, 1997.

 10.6+   Promissory Note issued by Cortelco Systems Holding Corporation in favor of BCS Technologies, Inc., dated as of May 28, 1999.

 10.7+   Form of Indemnity Agreement to be entered into between eOn and its officers and directors.

 10.8+   Manufacturing Agreement between eOn and CMC Manufacturing, Inc., dated as of August 1, 1998.

 10.9+   Lease Agreement between eOn and Willow Lake Associates, dated as of
          July 24, 1989, as amended on April 26, 1999.

 10.10+  Industrial Lease Agreement between BCS Technologies, Inc. and
          Industrial Developments International (Georgia), L.P., dated as of
          March 1, 1999.

 10.11+  Lease Agreement between Cortelco Systems Puerto Rico, Inc. and
          Cortelco Puerto Rico, Inc. dated as of March 1, 1999.

 10.12+ Employment Agreement, dated as of April 12, 1999, by and between eOn and each of David M. Fredrick and Frank Naso.


 Exhibit
 Number                      Description of Document
 -------                     -----------------------
 10.13+  eOn's 1999 Equity Incentive Plan and related documents.

 10.14+  eOn's1999 Employee Stock Purchase Plan and related documents.

 21.1+   List of Subsidiaries of Registrant.

 23.1    Consent of Deloitte & Touche LLP.

 23.2    Consent of Brock and Company, CPA's, P.C.

 23.3*   Consent of Cooley Godward LLP and Baker, Donelson, Bearman and
          Caldwell, a Professional Corporation. (See Exhibit 5.1)

 24.1    Power of Attorney. (See page II-5.)

 27.1    Financial Data Schedule.

--------
+ Previously filed.

* To be filed by amendment.